Exhibit 10.1

GROSS LEASE
(w/Base Amounts)

THIS LEASE (this “Lease”) is made by and between

“Landlord”       MEPT Seaport 13 Stillings LLC, a Delaware limited liability company

and

“Tenant”          Akcea Therapeutics, Inc., a Delaware corporation.

i

Table of Contents (continued)

ii

LIST OF EXHIBITS

Exhibit A	[Intentionally Omitted]

Exhibit B	Plan Showing Location of the Premises

Exhibit C	Tenant Improvements

Exhibit D	Form of Lease Memorandum

Exhibit E	Rules and Regulations

Exhibit F	Letter of Credit Requirements

Exhibit G	Right of First Offer

Exhibit H	Renewal Option

Exhibit I	Janitorial Specifications

Exhibit J	HVAC Specifications

Exhibit K	Mandatory Tenant LEED Design, Construction and Performance Requirements

iii

SECTION 1: DEFINITIONS

Access Laws:  The Americans With Disabilities Act of 1990 (including the Americans with Disabilities Act Accessibility Guidelines for Building and Facilities) and all other Governmental Requirements relating to the foregoing.

Additional Rent:  Defined in the Section entitled “Additional Rent”.

Affiliate:  An entity controlling, controlled by, or under common control with Tenant (control being defined as ownership of more than fifty percent (50%) of the beneficial ownership of the entity in question).

Base Amount Allocable to the Premises:  Defined in Section entitled “Additional Rent”.

Base Rent:  Subject to Section 3.3 hereof, the monthly amount of Base Rent and the portion of the Lease Term during which such monthly amount of Base Rent is payable shall be determined from the following table.  For convenience and ease of reference, the annual rental rate for the computation of Base Rent and the annual Base Rent are also set forth in tabular form with the annual Base Rent equaling the monthly Base Rent installment multiplied by twelve.  In the case of any conflict or inconsistency between the monthly Base Rent installment and the other illustrative figures set forth in tabular form or in any computations utilizing such figures, the monthly Base Rent installment so specified shall be controlling and conclusive.

Applicable Portion of Lease Term
Beginning	Ending	Per/Rentable Sq. Ft./ Annum	Annual Base Rent	Monthly Base Rent
Month 1	Month 12	$74.00	$2,232,950.00	$186,079.16
Month 13	Month 24	$75.00	$2,263,125.00	$188,593.75
Month 25	Month 36	$76.00	$2,293,300.00	$191,108.33
Month 37	Month 48	$77.00	$2,323,475.00	$193,622.92
Month 49	Month 60	$78.00	$2,353,650.00	$196,137.50
Month 61	Month 72	$79.00	$2,383,825.00	$198,652.08
Month 73	Month 84	$80.00	$2,414,000.00	$201,166.67
Month 85	Month 96	$81.00	$2,444,175.00	$203,681.25
Month 97	Month 108	$82.00	$2,474,350.00	$206,195.83
Month 109	Month 120	$83.00	$2,504,525.00	$208,710.42
Month 121	Month 123	$84.00	$2,534,700.00	$211,225.00

The above rent schedule begins on the first day of the first full month of the Lease Term beginning on or after the Commencement Date.  If the Commencement Date is a date other than the first day of a calendar month, then, subject to Section 3.3 hereof, Base Rent for the partial month in which the Commencement Date occurs shall be at the same rate as months 1 through 12, but shall be prorated as provided in Section 3.2 hereof.

Brokers:  Tenant was represented in this transaction by JLL Boston (“Tenant’s Broker”), a licensed real estate broker.  Landlord was represented in this transaction by CB Richard Ellis N.E. Partners, L.P. (“Landlord’s Broker”), a licensed real estate broker.

Building:  The building located on the Land at 22 Boston Wharf Road, Boston, Massachusetts, containing approximately 120,143 rentable square feet.

Business Day:  Calendar days, except for Saturdays, Sundays and Holidays.

Claims:  An individual and collective reference to any and all claims, demands, damages, injuries, losses, liens, liabilities, penalties, fines, lawsuits, actions, other proceedings and expenses (including attorneys’ fees and expenses incurred in connection with the proceeding whether at trial or on appeal).

Commencement Date:  The earliest of (a) the date on which Tenant occupies any portion of the Premises and begins conducting business therein, (b) the date on which the Tenant Improvements (as defined in Exhibit C attached hereto) in the Premises are Substantially Completed (as defined in Exhibit C attached hereto), (c) the date on which the Tenant Improvements in the Premises would have been Substantially Completed but for the occurrence of any Tenant Delay Days (as defined in Exhibit C attached hereto), or (d) August 15, 2018.

Effective Date:  The date of this Lease set forth on the signature page hereof.

ERISA:  The Employee Retirement Income Security Act of 1974, as now or hereafter amended, and the regulations promulgated under it.

Estimated Operating Costs Allocable to the Premises:  Defined in the Section entitled “Additional Rent”.

Events of Default:  One or more of those events or states of facts defined in the Section entitled “Events of Default”.

Governmental Agency:  The United States of America, the state in which the Land is located, any county, city, district, municipality or other governmental subdivision, court or agency or quasi-governmental agency having jurisdiction over the Land and any board, agency or authority associated with any such governmental entity, including the fire department having jurisdiction over the Land.

Governmental Requirements:  Any and all statutes, ordinances, codes, laws, rules, regulations, orders, directives and requirements of any Governmental Agency as now or later enacted, promulgated or amended and all permits and approvals now or later issued by any Governmental Agency with respect to the Premises, the Building or the use thereof.

Green Agency Ratings:  Any one or more of the following ratings, as same may be in effect or amended or supplemented from time to time: The U.S. EPA’s Energy Star® rating and/or Design to Earn Energy Star, the Green Building Initiative’s Green GlobesTM for Continual Improvement of Existing Buildings (Green GlobesTM-CIEB), the U.S. Green Building Council’s Leadership in Energy and Environmental Design (LEED) rating system, LEED EBOM (existing buildings operations and maintenance) and any applicable substitute third party or governmental mandated rating systems.

Hazardous Substance(s):  Asbestos, PCBs, petroleum or petroleum-based chemicals or substances, urea formaldehyde or any chemical, material, element, compound, solution, mixture, sub-stance or other matter of any kind whatsoever which is now or later defined, classified, listed, designated or regulated as hazardous, toxic or radioactive by any Governmental Agency.

Holiday:  New Year’s Day, Martin Luther King, Jr.’s Birthday, Presidents’ Day, Memorial Day, Independence Day, Labor Day, Columbus Day, Veteran’s Day, Thanksgiving Day, Christmas Day, any other holidays designated by an executive order of the President of the United States or by Act of Congress and any other days commonly recognized as holidays by other first-class office buildings in the Boston, Massachusetts metropolitan area.

Land:  The land upon which the Building is located in Boston, Suffolk County, Commonwealth of Massachusetts.

Landlord:  The limited liability company named on the first page of this Lease, or its successors and assigns as provided in the Section entitled “Assignment by Landlord”.

Landlord’s Agents:  The managers, officers and employees of Landlord and the consultants and advisors to the Landlord and employees of the foregoing.

Lease Memorandum:  Defined in the Section entitled “Lease Memorandum”.

Lease Term or Term:  The period commencing on the Commencement Date and ending on the last day of that calendar month which is one hundred twenty-three (123) months after the month that the Commencement Date occurs in, provided that, if the Commencement Date is the first day of a calendar month, the Lease Term shall end on the last day of the one hundred twenty-third (123rd) calendar month of the Lease Term, including the calendar month in which the Commencement Date occurs.

Lender:  Defined in the Section entitled “Landlord’s Default”.

Manager:  CB Richard Ellis - N.E. Partners, LP, or its replacement as specified by written notice from Landlord to Tenant.

Manager’s Address: John F. Sullivan, RPA, CCIM, Vice President/General Manager, CBRE/New England, Asset Services, 101 Seaport Boulevard, 6th Floor, Boston, Massachusetts 02210, which address may be changed by written notice from Landlord to Tenant.

Operating Costs:  Defined in the Section entitled “Additional Rent”.

Operating Costs Allocable to the Premises:  Defined in the Section entitled “Additional Rent”.

Permitted Use:  General business office use, so long as such use is consistent with Governmental Requirements and with first-class buildings of the same or similar use as the Building located in the metropolitan area in which the Building is located.

Person: A natural person, a partnership, a corporation or any other form of business or legal association or entity.

Prepaid Rent.  One Hundred Eighty-Six Thousand Seventy-Nine and 16/100 Dollars ($186,079.16), to be applied toward Base Rent for the first full calendar month of the Lease Term or to the first full calendar month for which Base Rent is due.

Premises:  Subject to Section 2.1.1, the entire ninth (9th) floor of the Building, depicted on the plan attached hereto as Exhibit B and agreed by Landlord and Tenant for all purposes under this Lease to consist of approximately thirty thousand one hundred seventy-five (30,175) rentable square feet.  The number of rentable square feet recited above shall be final, conclusive and controlling.

Prime Rate:  Defined in the Section entitled “Default Rate”.

Property Taxes:  (a) Any form of ad valorem real or personal property tax or assessment imposed by any Governmental Agency on the Land, Building, related improvements or any personal property owned by Landlord associated with such Land, Building or improvements; (b) any other form of tax or assessment, license fee, license tax, tax or excise on rent or any other levy, charge, expense or imposition made or required by any Governmental Agency on any interest of Landlord in such Land, Building, related improvements or personal property; (c) any fee for services charged by any Governmental Agency for any services such as fire protection, street, sidewalk and road maintenance, refuse collection, school systems or other services provided or formerly provided to property owners and residents within the general area of the Land; (d) any governmental impositions allocable to or measured by the area of any or all of such Land, Building, related improvements or personal property or the amount of any base rent, additional rent or other sums payable under any lease for any or all of such Land, Building, related improvements or personal property, (e) any gross receipts or other excise tax allocable to,  measured by or a function of any one or more of the matters referred to in clause (d); (f) any impositions by any Governmental Agency on any transaction evidenced by a lease of any or all of such Land, Building, related improvements or personal property or charge with respect to any document to which Landlord is a party creating or transferring an interest or an estate in any or all of such Land, Building, related improvements or personal property; (g) any increase in any of the foregoing based upon construction of improvements or change of ownership of any or all of such Land, Building, related improvements or personal property, and (h) tax consultant fees and expenses and costs of appeals of any Property Taxes.  Property Taxes shall not include taxes on Landlord’s net income, nor estate, succession, inheritance, gift, franchise, corporation and transfer taxes.  Notwithstanding the foregoing, for purposes of Section 3.4 hereof, “Property Taxes” shall not include any Property Taxes, as defined above, assessed against or properly allocable to the Garage (as hereinafter defined).

Rent Commencement Date:  The date that is three (3) months after the Commencement Date.

Rent Payment Address:	MEPT Seaport 13 Stillings LLC
BLDG ID: 3521
P.O. Box 209265
Austin, Texas 78720-9265

Restrictions:  Any covenants, conditions and restrictions applicable to and encumbering the Land as of the effective date of this Lease or which are thereafter placed upon the Land provided that they do not materially, adversely affect use of the Premises for the Permitted Use in accordance with the terms hereof.

Specialty Alterations:  Any Tenant Improvements or Tenant Alterations which are not standard office installations including, without limitation, any curved walls, drywall ceilings, decorative soffits, full kitchens, raised flooring including, without limitation, raised computer room flooring and raised auditorium style seating/flooring, computer room installations, supplemental HVAC equipment, Telecommunications Facilities, safe deposit boxes, vaults, libraries or file rooms requiring reinforcement of floors, internal staircases, slab penetrations, conveyors, dumbwaiters, and other Tenant Improvements or Alterations of a similar character and/or incorporating unusual architectural elements.  Specialty Alterations also shall be deemed to include all wiring and cabling installed by Tenant.

Telecommunication Facilities:  Equipment, facilities, apparatus and other materials utilized for the purpose of electronic telecommunication, including cable, switches, wires, conduit and sleeves.

Telecommunication Services:  Services associated with electronic telecommunications, whether in a wired or wireless mode, including basic voice telephone services.

Tenant:  The person or entity(ies) named on the first page of this Lease and its permitted successors and assigns as provided herein.

Tenant Alterations:  Defined in the Section entitled “Tenant Alterations”.

Tenant Improvement Allowance:  Defined in Exhibit C attached hereto.

Tenant Improvements:  Defined in Exhibit C attached hereto.

Tenant’s Agents:  Any subtenant of Tenant and any and all officers, partners, contractors, subcontractors, consultants, licensees, agents, concessionaires, servants, employees, customers, guests, invitees or visitors of Tenant, of any subtenant of Tenant.

Tenant’s Pro Rata Share:  The percentage obtained by dividing the rentable square feet of the Premises by the rentable square feet of the Building.  The rentable square feet of the Premises are 30,175 and the rentable square feet of the Building are 120,143.  Therefore, Tenant’s Pro Rata share is 30,175 /120,143 = twenty-five and 16/100 percent (25.16%).  Landlord and Tenant stipulate that the number of rentable square feet in the Premises and in the Building set forth above is conclusive and shall be binding upon them.

Year:  A calendar year commencing January 1 and ending December 31 or that portion of the calendar year within the Lease Term.

SECTION 2: PREMISES AND TERM

2.1          Lease of Premises.

2.1.1       Landlord leases the Premises to Tenant, and Tenant leases the Premises from Landlord, upon the terms and conditions set forth in this Lease.  Notwithstanding anything herein to the contrary, not included in the Premises are the roof or ceiling, the floor and all perimeter walls, except the inner surfaces thereof, and the perimeter doors (except the entry doors) and windows in or on the ninth floor of the Building.  In addition, notwithstanding anything herein to the contrary, not included in the Premises are the portions of the ninth floor of the Building used for shafts, stacks, pipes and conduits not serving the Premises, all mechanical, electrical and other utility rooms or closets located on such floor and all stairwells.

2.1.2       Subject to the Rules and Regulations (as hereinafter defined) and all other terms and conditions of this Lease, Tenant shall have, as appurtenant to the Premises, the non-exclusive right and license to use, and permit its invitees to use in common with Landlord and others, public or common lobbies, hallways, stairways, elevators and common walkways necessary for access to the Building and the Premises, and, if the portion of the Premises on any floor includes less than the entire floor, the common toilets, corridors and elevator lobby of such floor; and the loading areas, pedestrian sidewalks, landscaped areas, trash enclosures, and other areas or facilities, if any, which are located in or on the Building or the Land and designated by Landlord from time to time for the non-exclusive use of tenants and other occupants of the Building (collectively, the “Common Facilities”).

2.2          Lease Term.  The Lease Term shall be for the period stated in the definition of that term, unless earlier terminated as provided in this Lease.

2.3          Tender of Possession.  Landlord and Tenant presently anticipate that possession of the Premises will be tendered to Tenant in the condition required by this Lease on or about August 15, 2018 (the “Estimated Delivery Date”).  If Landlord is unable to tender possession of the Premises in such condition to Tenant by the Estimated Delivery Date, then, except as otherwise expressly provided in Section 2.4.2, (a) the validity of this Lease shall not be affected or impaired thereby, (b) Landlord shall not be in default hereunder or be liable for damages therefor, and (c) Tenant shall accept possession of the Premises when Landlord tenders possession thereof to Tenant.  By occupying the Premises, Tenant shall be deemed to have accepted the Premises in their condition as of the date of such occupancy, subject to the performance of punch-list items that remain to be performed by Landlord, if any

2.4          Commencement Date.

2.4.1       The Commencement Date shall be the date set forth in the definition of that term in Section 1 hereof.  Tenant acknowledges that the Premises shall be delivered in the condition required herein and that no representations or warranties as to the condition of the Premises have been made by Landlord.  The taking of possession by Tenant shall establish that the Premises are in good and satisfactory condition when possession was so taken and the Commencement Date shall occur as provided in the definition of that term in Section 1 hereof.  In no event shall Tenant’s refusal or failure to take possession of the Premises delay or postpone the occurrence of the Commencement Date.

2.4.2       Notwithstanding the foregoing, if the Tenant Improvements are not Substantially Completed by the Completion Termination Date (as hereinafter defined), Tenant may terminate this Lease by delivering to Landlord written notice thereof at any time before the earlier of (1) ten (10) days following the Completion Termination Date or (2) the date on which the Tenant Improvements are Substantially Completed.  The termination right afforded to Tenant under this Section 2.4.2 shall be Tenant’s sole remedy for Landlord’s failure to timely Substantially Complete the Tenant Improvements.  Time is of the essence for the delivery of Tenant’s termination notice under this Section 2.4.2; accordingly, if Tenant fails to timely deliver such notice, then Tenant’s right to terminate this Lease under this Section 2.4.2 shall expire.  As used herein, “Completion Termination Date” means the date that is one hundred (100) days plus the number of Tenant Delay Days plus the number of Force Majeure Delay Days (as hereinafter defined) after the Estimated Delivery Date.  As used herein, “Force Majeure Delay Days” means each day of delay in achieving Substantial Completion of the Tenant Improvements for the reasons specified in Section 6.8 of this Lease.

2.5          Early Entry.  Tenant shall be permitted entry into the Premises prior to the Commencement Date at such times designated by Landlord solely for the limited purpose of installing Tenant’s furniture and Telecommunications Facilities, but any such entry or entries shall be at the Tenant’s sole risk and subject to all of the terms and conditions of this Lease, except the obligation to pay Base Rent and escalations for Property Taxes and Operating Expenses.  Tenant, however, shall be liable for payment of any above standard services (such as after-hours HVAC service) that are provided to Tenant during the period of Tenant’s early access or possession prior to the Commencement Date).

2.6          Lease Memorandum.  Within a reasonable period of time after the Commencement Date, Landlord may prepare and submit to Tenant a Lease Memorandum in the form of Exhibit D attached hereto, and solely with respect to the matters set forth in such form, completed in good faith by Landlord, and executed by Landlord.  The information inserted on the Lease Memorandum shall be controlling and conclusive and shall prevail over any inconsistent provision in this Lease on (a) the mutual execution of the Lease Memorandum by Landlord and Tenant or (b) the lapse of seven (7) days following delivery of the Lease Memorandum to Tenant without Tenant delivering to Landlord a written objection to all or part of the information in the Lease Memorandum.  If Tenant does object in good faith to any information set forth in the Lease Memorandum, it shall execute the Lease Memorandum subject to its specifically-stated, written objections.  Tenant must explain the reasons for its objections in reasonable detail.  That portion of the Lease Memorandum to which no objection was made shall be conclusive and controlling.  Pending resolution of any dispute by agreement or a final determination by a court of competent jurisdiction in accordance with this Lease, Landlord’s information as inserted in the Lease Memorandum shall be utilized subject to any later adjustment agreed or found to be appropriate.  Tenant’s refusal or failure to execute a Lease Memorandum shall neither prevent nor delay the occurrence of the Commencement Date.  In no event shall the Lease Memorandum be recorded.  Notwithstanding anything herein to the contrary, Tenant shall only be obligated hereunder to execute and deliver to Landlord a Lease Memorandum once during the Lease Term.

2.7          Use and Conduct of Business.

2.7.1       The Premises are to be used only for the Permitted Uses and for no other business or purpose without the prior consent of Landlord.  Landlord makes no representation or warranty as to the suitability of the Premises for Tenant’s intended use.  Tenant shall, at its own cost and expense, obtain and maintain any and all licenses, permits, and approvals necessary or appropriate for its use, occupation and operation of the Premises for the Permitted Uses.  Tenant’s inability to obtain or maintain any such license, permit or approval necessary or appropriate for its use, occupation or operation of the Premises shall not relieve it of its obligations under this Lease, including the obligation to pay Base Rent and Additional Rent.  Notwithstanding the foregoing, Landlord shall ensure that the common areas, facilities and systems of the Building are in compliance with all applicable Governmental Requirements, including all Access Laws.  In the event that Tenant is unable to obtain a certificate of occupancy or otherwise access and use the Premises for the Permitted Use following completion of the Tenant Improvements because the common areas, facilities and systems of the Building are not in compliance with all applicable Governmental Requirements, including all Access Laws, Tenant shall immediately so notify Landlord in writing and Landlord shall use reasonable efforts to cause such violation to be corrected.

2.7.2       No act shall be done in or about the Premises that is unlawful or that will increase the existing rate of insurance on any or all of the Land or Building.  Tenant shall not commit or allow to be committed or exist during the Term and any period thereafter that Tenant continues to occupy all or part of the Premises: (a) any waste upon the Premises, (b) any public or private nuisance, or (c) any act or condition which unreasonably disturbs the quiet enjoyment of any other tenant in the Building, violates any of Landlord’s contracts affecting any or all of the Land or Building, creates or contributes to any work stoppage, strike, picketing, labor disruption or dispute, interferes in any material way with the business of Landlord or any other tenant in the Building or with the rights or privileges of any contractors, subcontractors, licensees, agents, concessionaires, subtenants, servants, employees, customers, guests, invitees or visitors or any other persons lawfully in and upon the Land or Building, or causes any material impairment or reduction of the good will or reputation of the Land or Building.

2.7.3       Tenant shall not, without the prior consent of Landlord, use any apparatus, machinery, device or equipment in or about the Premises which will cause any substantial noise or vibration or any material increase in the normal consumption level of electric power.  If any of Tenant’s apparatus, machinery, devices or equipment should disturb the quiet enjoyment of any other tenant in the Building and Landlord notifies Tenant thereof, then Tenant shall provide, at its sole cost and expense, adequate insulation or take such other action, including removing such apparatus, machinery, devices or equipment, as may be reasonably necessary to eliminate the disturbance.  No food or beverage dispensing machines shall be installed by Tenant in the Premises without the prior written consent of Landlord, which consent shall not be unreasonably withheld, conditioned or delayed.

2.7.4       Tenant shall not use or operate the Premises in any manner that will cause the Building or any part thereof not to conform with Landlord’s sustainability practices or the certification of the Building issued pursuant to any Green Agency Rating and the requirements set forth on Exhibit K attached hereto.

2.8          Compliance with Governmental Requirements and Rules and Regulations.  Tenant shall comply with all Governmental Requirements and all Restrictions relating to its use, occupancy and operation of the Premises and shall observe such reasonable rules and regulations as may be adopted and published by Landlord from time to time for the safety, care and cleanliness of the Premises and the Building, and for the preservation of good order in the Building and for the administration and management of the Building.  Current Rules and Regulations are attached to this Lease as Exhibit E.

2.9          Parking.  During the Term, and any Extension Term, Landlord shall make available to Tenant, at no additional cost to Tenant (other than Parking Rent (as hereinafter defined)), not to exceed one (1) monthly parking pass per 1,333 rentable square feet of the Premises (the “Maximum Number of Parking Passes”) for use in the parking garage located in the Building (the “Garage”).  Each such parking pass (a “Parking Pass”) shall permit Tenant or an Employee (as hereinafter defined) to park one (1) automobile in the Garage on an unassigned, non-reserved basis, on a 24 hour per day, 7 day per week basis, subject to conditions outside of Landlord’s control.

The number of Parking Passes made available to Tenant hereunder for each calendar month during the Lease Term shall be as designated by Tenant in accordance with the following provisions of this Section 2.9, up to a maximum of the Maximum Number of Parking Passes at any one time.  The number of Parking Passes made available to Tenant hereunder for the first full calendar month of the Lease Term (and any partial calendar month of the Lease Term preceding such first full calendar month) shall be as set forth in a notice from Tenant to Landlord no later than the date that is sixty (60) days after the Effective Date.  If Tenant fails to timely notify Landlord as aforesaid, then the number of Parking Passes made available to Tenant hereunder for the first full calendar month of the Lease Term (and any partial calendar month of the Lease Term preceding such first full calendar month) shall be the Maximum Number of Parking Passes.  Thereafter, at any time during the Lease Term, Tenant may increase or decrease the number of Parking Passes made available to Tenant hereunder (up to a maximum of the Maximum Number of Parking Passes at any one time) by giving Landlord written notice (a “Change Notice”) of such increase(s) or decrease(s).  Commencing on the first day of the second full calendar month following Landlord’s receipt of a Change Notice, the number of Parking Passes made available to Tenant hereunder shall be the number designated in such Change Notice.  Thereafter, the number of Parking Passes made available to Tenant hereunder shall be the number designated in the last received Change Notice (up to a maximum of the Maximum Number of Parking Passes), subject to increase or decrease as provided herein effective on the first day of the second full calendar month after Landlord’s receipt of any subsequent Change Notice.  Notwithstanding the foregoing, if, upon receipt by Landlord of a Change Notice, the number of parking spaces available for use in the Garage on a monthly basis is less than the number of Parking Passes requested in such Change Notice, then Landlord shall not be obligated to provide to Tenant more than that number of Parking Passes equal to the number of parking spaces then available for use in the Garage on a monthly basis.

For each calendar month during the Lease Term, Tenant shall pay Landlord (or, at Landlord’s option, the Garage Operator (as hereinafter defined)) rent (the “Parking Rent”) for each Parking Pass made available to Tenant for such calendar month at the rate being charged, from time to time, by Landlord or the Garage Operator for monthly unreserved parking (the “Prevailing Rate”), plus any applicable tax imposed thereon.  The current (i.e., as of the Effective Date) Prevailing Rate for Parking Passes for monthly unreserved parking in the Garage is $440.00 per Parking Pass per month.  The current (i.e., as of the Effective Date) Prevailing Rate for Parking Passes for monthly reserved parking in the Garage is $500.00 per Parking Pass per month on the first floor of the Garage and $470.00 per Parking Pass per month on the second floor of the Garage.  The monthly Parking Rent shall be paid by Tenant to Landlord in accordance with Section 3.1 of this Lease.  If, for any reason, Tenant shall fail to timely pay the monthly Parking Rent as provided in this Section 2.9 and such failure shall continue beyond the notice and cure period applicable to payments of rent under this Lease, then Tenant shall have no further right to use the Parking Passes under this Section 2.9 unless and until Tenant has cured such failure.

Neither Landlord nor the Garage Operator shall be responsible for money, jewelry, automobiles or other personal property lost in or stolen from the Garage regardless of whether such loss or theft occurs when the Garage or other areas therein are locked or otherwise secured against entry.  Neither Landlord nor the Garage Operator shall be liable for any loss, injury or damage to persons using the Garage or automobiles or other property therein, it being agreed that, to the fullest extent permitted by applicable Governmental Requirements, the use of the Garage shall be at the sole risk of Tenant and its employees.

Landlord shall have the right from time to time to promulgate reasonable rules and regulations regarding the Garage, the parking spaces therein and the use thereof, including, but not limited to, rules and regulations controlling the flow of traffic to and from various parking areas, the angle and direction of parking and the like.  Tenant shall comply with and shall cause its employees to comply with all such rules and regulations as well as all reasonable additions and amendments thereto.

Tenant shall not store (beyond normal daily or multi-day but short term (e.g., vacation) parking) or permit its employees to store (beyond normal daily or multi-day but short term (e.g., vacation) parking) any automobiles in the Garage without the prior written consent of Landlord.  Except for emergency repairs, Tenant shall not perform any work, or permits its employees to perform any work, on any automobiles while located in the Garage.  If it is necessary for Tenant or its employees to leave an automobile in the Garage overnight, Tenant or such Employee shall provide Landlord with prior notice thereof identifying the license plate number and model of such automobile.

Landlord shall have the right to temporarily close the Garage or certain areas therein in order to perform necessary repairs, maintenance and improvements to the Garage.  Landlord shall use reasonable efforts to minimize the number, extent and duration of such closures.

Tenant shall have no right to sublet, assign, or otherwise transfer the Parking Passes (or any of them), and shall not permit any Parking Pass to be sublet, assigned or otherwise transferred, except (i) to its employees or (ii) in connection with an assignment or subletting permitted under the terms of this Lease (in the case of such a subletting, in reasonably proportionate numbers given the size of the subleased space).  Landlord shall have the right to terminate Tenant’s parking rights with respect to any Parking Pass that is sublet or assigned in violation of the preceding sentence.

Landlord may elect to provide parking cards or keys to control access to the Garage.  In such event, Landlord shall provide Tenant with one card or key for each Parking Pass that Tenant has the right to use under this Section 2.9, provided that Landlord shall have the right to require Tenant to place a reasonable deposit on such access cards or keys and to pay a reasonable fee for any lost or damaged cards or keys.

Landlord hereby reserves the right to enter into a management agreement or lease with a Person for the operation of the Garage (the “Garage Operator”).  In such event, Tenant, upon request of Landlord, shall enter into a commercially reasonable parking agreement with the Garage Operator and pay to the Garage Operator (rather than Landlord) the Parking Rent required to be paid under this Section 2.9.  Notwithstanding the foregoing, no such parking agreement shall reduce the Maximum Number of Parking Passes.  Landlord shall not have any liability for claims arising through acts or omissions of the Garage Operator.  It is understood and agreed that the identity of the Garage Operator may change from time to time during the Term.  In connection therewith, any parking lease or agreement entered into between Tenant and a Garage Operator shall be freely assignable by such Garage Operator or any successors thereto.

2.10        Sustainable Building Operations.

2.10.1     This Building is or may become in the future certified under certain Green Agency Ratings or operated pursuant to Landlord’s sustainable building practices, as same may be in effect or modified from time to time.  Landlord’s sustainability practices address, without limitation, whole-building operations and maintenance issues including chemical use; indoor air quality; energy efficiency; water efficiency; recycling programs; exterior maintenance programs; and systems upgrades to meet green building energy, water, Indoor Air Quality, and lighting performance standards.  Tenant shall endeavor to cause all of Tenant’s construction and maintenance methods and procedures, material purchases, and disposal of waste to be in compliance with minimum standards and specifications as outlined by the Green Agency Ratings, and Tenant shall cause all such methods, procedures, purchases and disposal to be in compliance with all Governmental Requirements.

2.10.2     Tenant shall use reasonable efforts to: utilize proven energy and carbon reduction measures, including energy efficient bulbs in task lighting; use lighting controls; implement daylighting measures to avoid overlighting interior spaces; close shades on the south side of the Building to avoid over-heating the Premises; turn off lights and equipment at the end of the work day; purchase ENERGY STAR® qualified equipment, including but not limited to, lighting, office equipment, commercial and residential quality kitchen equipment, vending and ice machines; and purchase products certified by the U.S. EPA’s Water Sense® program.

2.11        Recycling and Waste Management.  Tenant covenants and agrees, at its sole cost and expense:  (a) to comply with all present and future Governmental Requirements regarding the collection, sorting, separation, and recycling of garbage, trash, rubbish and other refuse generated by the users and occupants of the Premises  (collectively, “trash”); (b) to use reasonable efforts to comply with Landlord’s recycling policy, as stated in the Rules and Regulations (as such policy may be amended or supplemented from time to time), as part of Landlord’s sustainability practices where it may be more stringent than applicable Governmental Requirements, including without limitation, recycling such categories of items designated by Landlord and transporting such items to any recycling areas designated by Landlord; (c) to sort and separate its trash and recycling into such categories as are provided by Governmental Requirements or Landlord’s then-current sustainability practices; (d) place each separately sorted category of trash and recycling in separate receptacles as reasonably directed by Landlord; (e) that Landlord reserves the right to refuse to collect or accept from Tenant any trash or recycling that is not separated and sorted as required by Governmental Requirements, and to require Tenant to arrange for such collection at Tenant’s sole cost and expense, utilizing a contractor reasonably satisfactory to Landlord; and (f) that Tenant shall pay all costs, expenses, fines, penalties or damages that may be imposed on Landlord or Tenant by any Governmental Agency by reason of Tenant’s failure to comply with the provisions of this Section 2.11.

SECTION 3: BASE RENT, ADDITIONAL RENT AND
OTHER SUMS PAYABLE UNDER LEASE

3.1          Payment of Rental.  Except for and to the extent of any rent abatement expressly provided for hereunder, Tenant agrees to pay Base Rent, Additional Rent and any other sum due under this Lease to Landlord without demand, deduction, credit, adjustment or offset of any kind or nature, in lawful money of the United States when due under this Lease, at the Rent Payment Address, or to such other party or at such other place as Landlord may from time to time designate in writing.

3.2          Base Rent.  Simultaneously with the execution and delivery of this Lease by Tenant, Tenant shall pay to Landlord the amount specified in the definition of Prepaid Rent for the month specified in the definition of that term.  Tenant agrees to pay the monthly installments of Base Rent to Landlord, without demand and in advance, on or before the first day of each calendar month of the Lease Term.  The monthly Base Rent installment payable hereunder for any partial month at the beginning or end of the Lease Term shall be prorated.  Base Rent payable hereunder for any partial month at the beginning of the Lease Term shall be paid by Tenant on the Commencement Date.

3.3          Base Rent Abatement.  The “Rent Abatement Period” shall mean the period commencing on the Commencement Date and ending on the day prior to the Rent Commencement Date.  Notwithstanding anything herein to the contrary, Landlord agrees not to demand or collect, and Tenant shall have no obligation to pay, monthly Base Rent or Additional Rent payable under Section 3.4 below for the Rent Abatement Period.

3.4          Additional Rent.  Definitions of certain terms used in this Section 3.4 are set forth in subsection 3.4.6.  Tenant agrees to pay to Landlord additional rent as computed in this Section 3.4 (individually and collectively, “Additional Rent”):

3.4.1       Estimated Operating Costs.  For each Year during the Lease Term, Tenant shall pay to Landlord, as Additional Rent, one-twelfth (1/12) of the amount, if any, by which the Estimated Operating Costs Allocable to the Premises for such Year exceeds the Base Amount Allocable to the Premises.  This amount for each Year (the “Monthly Estimated Amount”) shall be paid in advance on or before the first day of each calendar month of such Year.  Landlord shall furnish Tenant a written statement of Estimated Operating Costs Allocable to the Premises for each Year in advance of the commencement of such Year.  However, if Landlord fails to furnish Tenant such written statement for a Year prior to the commencement of such Year, then Tenant shall continue to pay Landlord in advance on or before the first day of each calendar month of such Year the Monthly Estimated Amount for the prior Year until Landlord furnishes Tenant such written statement for such Year.  Notwithstanding the foregoing, Landlord reserves the right, from time to time during each Year, to reasonably revise the Estimated Operating Costs Allocable to the Premises, and, upon notice to Tenant of such revision, Tenant shall adjust its payment to Landlord under this subsection 3.4.1 accordingly.

3.4.2       Actual Costs.  After the close of each Year, Landlord shall deliver to Tenant a written statement setting forth in reasonable line item detail the Operating Costs Allocable to the Premises during the preceding Year.  Landlord shall exercise commercially reasonable efforts to deliver such statement to Tenant within one hundred twenty (120) days after the close of each Year, but the failure to do so shall not affect Tenant’s obligations hereunder.  If such Operating Costs Allocable to the Premises for any Year exceed the Estimated Operating Costs Allocable to the Premises paid by Tenant to Landlord pursuant to subsection 3.4.1 for such Year, Tenant shall pay the amount of such excess to Landlord within twenty (20) Business Days after receipt of such statement by Tenant.  If such statement shows the Operating Costs Allocable to the Premises to be less than the Estimated Operating Costs Allocable to the Premises paid by Tenant to Landlord pursuant to subsection 3.4.1, then the amount of such overpayment shall be paid by Landlord to Tenant within twenty (20) Business Days following the date of such statement or, at Landlord’s option, shall be credited towards the installment(s) of Additional Rent next coming due from Tenant.

3.4.3       Determination.  The determination of Operating Costs Allocable to the Premises (as hereinafter defined) shall be made in good faith by Landlord.

3.4.4       End of Term.  If this Lease shall terminate on a day other than the last day of a Year, (a) Landlord shall estimate the Operating Costs Allocable to the Premises and Property Taxes Allocable to the Premises for such Year predicated on the most recent reliable information available to Landlord; (b) the amount determined under clause (a) of this sentence shall be prorated by multiplying such amount by a fraction, the numerator of which is the number of days within the Lease Term in such Year and the denominator of which is 365; (c) the Operating Costs Base Amount Allocable to the Premises shall be prorated in the manner described in clause (b); (d) the clause (c) amount (i.e., the prorated Operating Costs Base Amount Allocable to the Premises) shall be deducted from the clause (b) amount (i.e., the prorated Operating Costs Allocable to the Premises); (e) if the clause (d) amount exceeds the Estimated Operating Costs Allocable to the Premises paid by Tenant for the last Year in the Lease Term, then Tenant shall pay the excess to Landlord within twenty (20) Business Days after Landlord’s delivery to Tenant of a statement for such excess; and (f) if the Estimated Operating Costs Allocable to the Premises paid by Tenant for the last Year in the Lease Term exceeds the clause (d) amount, then Landlord shall refund to Tenant the excess (less any amounts then owed by Tenant to Landlord) within the twenty (20) Business Day period described in clause (e).  Landlord’s and Tenant’s obligations under this Section 3.4 shall survive the expiration or other termination of this Lease.

3.4.5       Definitions.  Each underlined term in this subsection 3.4.5 shall have the meaning set forth next to that underlined term:

Operating Costs Base Amount Allocable to the Premises:  The Operating Costs Allocable to the Premises for the Base Year.  For the initial Lease Term, the “Base Year” is the year beginning January 1, 2018 and ending December 31, 2018.

Estimated Operating Costs Allocable to the Premises:  Landlord’s reasonable estimate of Operating Costs Allocable to the Premises for a Year to be given by Landlord to Tenant pursuant to subsection 3.4.1.

Operating Costs:  All expenses paid or incurred by Landlord for maintaining, operating, owning and repairing any or all of the Land, Building, Premises, related improvements, and the personal property used in conjunction with such Land, Building, Premises and related improvements, except for Property Taxes.  Included are all expenses paid or incurred by Landlord for: (a) utilities, including electricity, water, gas, sewers, fire sprinkler charges, refuse collection, Telecommunication Services, cable television, steam, heat, cooling or any other similar service and which are not payable directly by tenants in the Building; (b) supplies; (c) cleaning, painting and janitorial services (including window washing), landscaping and landscaping maintenance (including irrigating, trimming, mowing, fertilizing, seeding and replacing plants), snow removal and other services; (d) security services, if any; (e) insurance premiums and applicable insurance deductible payments by Landlord; (f) commercially reasonable management fees; (g) compensation (including employment taxes and fringe benefits) of all persons (at or below the level of property manager or building supervisor) and business organizations who perform duties in connection with any service, repair, maintenance, replacement or improvement or other work included in this subsection; (h) license, permit and inspection fees; (i) assessments and special assessments due to deed restrictions, declarations or owners associations or other means of allocating costs of a larger tract of which the Land is a part; (j) rental of any machinery or equipment; (k) accounting services related to the Building, and charges for the computation of the rents and charges payable by tenants in the Building (but only to the extent the cost of such fees and services are in addition to the cost of the management fee); (l) the cost of repairs or replacements; (m) charges under maintenance and service contracts; (n) legal fees and other expenses of legal or other dispute resolution proceedings that benefit Building tenants generally; (o) maintenance and repair of the roof and roof membranes, (p) costs incurred by Landlord for compliance with any and all Governmental Requirements, including Access Laws, and to increase the efficiency of any electrical, mechanical or other system servicing the Building or the Land; (q) elevator service and repair, if any; (r) business taxes and license fees; (s) any other expense or charge which in accordance with generally accepted accounting and management principles would be considered an expense of maintaining, operating, owning or repairing the Building; (t) insurance endorsements or insurance policies purchased in order to repair, replace and re-commission the Building for re-certification pursuant to any Green Agency Rating (or, in the event the Building has not achieved any certification under any Green Agency Rating, such insurance that is purchased in order to facilitate rebuilding the building upon a casualty so as to achieve such certification) or support achieving energy and carbon reduction targets; (u) all costs of maintaining, managing, reporting, commissioning, and recommissioning the Building or any part thereof that was designed and/or built to be sustainable and conform with any commissioning the Building or any part thereof to seek certification under any Green Agency Rating (the costs and expenses described in this item (t) are collectively referred to herein as the “Green Agency Rating Costs” and such Green Agency Rating Costs shall in no event exceed five percent (5%) of the total Operating Costs (net of Property Taxes) in any Year); and (u) the amortization of Includable Capital Costs in accordance with the next sentence.  “Includable Capital Costs” means and refers to any costs which are required to be capitalized under generally accepted accounting principles to the extent such costs are for (1) reducing or avoiding increases in Operating Costs in Landlord’s good faith estimate, (2) replacing, modifying and/or adding improvements or equipment mandated by any Governmental Requirement either enacted or which takes effect after the date of this Lease or as a result of any new interpretation adopted by governmental authorities after the Commencement Date and any repairs, disposals or removals necessitated thereby (including, but not limited to, the cost of complying with Access Laws), or (3) any other items necessary to carry out Landlord’s maintenance, repair, replacement and other obligations under this Lease.  Includable Capital Costs shall be amortized with interest return at the Prime Rate plus two (2) percentage points over the estimated useful life of the capital improvement as determined by Landlord and the annual amortization of principal and interest attributable to the Lease Term shall be an Operating Cost.

Exclusions from Operating Costs:  Operating Costs shall not include any of the following:

(i)            ground rent;

(ii)           capital expenditures required to be capitalized in accordance with generally accepting accounting principles, other than Includable Capital Costs (the amortization of which shall be included in Operating Costs as provided above):

(iii)          interest and amortization of funds borrowed by Landlord for items other than Includable Capital Costs;

(iv)          leasing commissions and advertising and space planning and improvement expenses incurred in procuring tenants;

(v)           salaries, wages, or other compensation paid to officers or executives of Landlord in their capacities as officers and executives;

(vi)          costs incurred in connection with the making of repairs or replacements which are the obligation of another tenant or occupant of the Building;

(vii)         costs of any item which is reimbursed to Landlord by other tenants or third parties;

(viii)        any utility or other service used or consumed in the premises leased or leasable to any tenant or occupant, including, without limitation, gas, electricity, water, and sewer, if Tenant’s use or consumption of such utility or other services is separately metered or sub-metered at the Premises or Tenant is charged a separate amount therefor;

(ix)          costs incurred in connection with Landlord’s preparation, negotiation, dispute resolution and/or enforcement of leases;

(x)           costs of any additions to or expansions of the Building to the extent such costs and expenses are for the construction of additional leasable area;

(xi)          costs of repairs, restoration or replacements occasioned by Casualty (excluding Landlord’s deductibles) or caused by the exercise of the right of eminent domain to the extent Landlord is actually paid or reimbursed by insurance or condemnation proceeds;

(xii)          the cost to make improvements, alterations and additions to the Building which are incurred by Landlord because the Building or common areas violate any valid, applicable Governmental Requirement in effect and as interpreted by governmental authorities as of the Commencement Date;

(xiii)        costs incurred to comply with Governmental Requirements relating to the investigation, monitoring and/or removal of Hazardous Substances which (i) were in existence in the Building or on the Land prior to the date hereof (but specifically excluding Permitted Hazmat Costs, as defined below), and were of such a nature that a federal, state or municipal governmental authority, if it had then had knowledge of the presence of such Hazardous Substances, in the state, and under the conditions that they then existed in the Building or on the Land, would have then required the removal of such Hazardous Substances or other remedial or containment action with respect thereto, or (ii) were caused by Landlord or Landlord’s Agents (but specifically excluding Permitted Hazmat Costs), or (iii) are actually recovered by Landlord from a third party who was responsible for introducing any such Hazardous Substances to the Building or the Land.  Landlord shall use commercially reasonable efforts to recover the foregoing described costs related to Hazardous Substances from any identified third party that caused same, provided that in no event shall Landlord be required to initiate litigation against such party.  As used herein, “Permitted Hazmat Costs” means and refers to all costs and expenses incurred by Landlord in connection with the acquisition, storage, handling, removal and disposal of any Hazardous Substances used by Landlord in the ordinary course of business and in compliance with applicable Governmental Requirements in maintaining, operating, servicing, repairing and replacing any equipment at the Building or on the Land, all of which shall be included in Operating Costs;

(xiv)        any costs in the nature of fees, fines or penalties arising out of Landlord’s breach of any obligation (contractual or at law, and including, without limitation, costs, fines, interest, penalties and costs of litigation incurred as a result of late payment of taxes and/or utility bills), including attorneys’ fees related thereto;

(xv)         amounts paid to subsidiaries or affiliates of Landlord for services rendered to the Building or the Land to the extent such amounts exceed the competitive costs for delivery of such services were they not provided by such related parties;

(xvi)        the cost of installing, operating and maintaining any commercial concession operated by Landlord for profit, such as an observatory, broadcasting facility, luncheon club, theater, cafeteria, convenience store, or exercise facility, except to the extent such concessions are subsidized by Landlord for the benefit of all tenants;

(xvii)       any rental of equipment which, if purchased, would not be includable in Operating Costs;

(xviii)      costs incurred in connection with the initial construction and development of the Building, parking areas or other improvements, or repair of defects in such initial construction;

(xix)        costs of selling, syndicating, financing, mortgaging or hypothecating any of Landlord’s interest in the Building or the Land;

(xx)         costs of any disputes between Landlord and its employees, or outside fees paid in connection with disputes with adjacent property owners which are not intended to benefit tenants of the Building generally;

(xxi)        Landlord’s general corporate overhead and general administrative expenses, which would not be chargeable to operating expenses of the Building, determined in accordance with generally accepted accounting principles, consistently applied; and all costs related to maintaining Landlord’s existence as a corporation, limited liability company or other entity;

(xxii)       contributions to political or charitable organizations;

(xxiii)      costs properly attributable to the maintenance and repair of the Garage; and

(xxiv)      the cost of any special service provided to a particular tenant of the Building but not to tenants of the Building generally.

Gross-Up Provision:  If less than ninety-five percent (95%) of the net rentable area of the Building is occupied by tenants at all times during any Year (including the Base Year), then Operating Costs for such Year which vary with occupancy of the Building shall, for purposes of this Section 3.4, be increased to the amount which would have been incurred had ninety-five percent (95%) of the Building been occupied at all times during such Year by tenants.

Operating Costs Allocable to the Premises:  The product of Tenant’s Pro Rata Share times Operating Costs (net of Property Taxes).

Property Tax Base Amount:  Tenant’s Pro Rata Share of Property Taxes payable for the Tax Base Year.  For the initial Lease Term, the “Tax Base Year” is the fiscal tax year 2019 (beginning July 1, 2018 and ending June 30, 2019).

Property Taxes Allocable to the Premises:  Tenant’s Pro Rata Share of Property Taxes.

Qualified Person:  This means an accountant or other person experienced in accounting for income and expenses of office projects, who is engaged solely by Tenant on terms which do not entail any compensation based or measured in any way upon any savings in Additional Rent or reduction in Operating Costs Allocable to the Premises achieved through the inspection process described in this subsection.

3.4.6       Property Tax Escalation.  In addition to the payments required by the foregoing provisions of this Section 3.4, Tenant shall pay as Additional Rent to Landlord one-twelfth (1/12) of the amount, if any, by which (a) Landlord’s estimate of the Property Taxes Allocable to the Premises for the current tax year exceeds the Property Tax Base Amount.  This sum shall be paid in advance on or before the first day of each calendar month of the Lease Term.  Notwithstanding the foregoing, Tenant shall have no obligation to pay Additional Rent required under this Section 3.4.7 prior to the date that is twelve (12) months after the Commencement Date.  After the close of each tax year during the Lease Term, Landlord shall deliver to Tenant a written statement setting forth (1) the actual Property Taxes Allocable to the Premises for the preceding tax year, (2) the difference between the amount referred to in clause (1) and the Property Tax Base Amount and (3) the differential between the amount referred to in clause (2) and the sum of the tentative monthly payments toward such amount made by Tenant.  If the differential referred to in clause (3) of the previous sentence represents an underpayment by Tenant, such differential shall be paid to Landlord within twenty (20) Business Days after delivery of Landlord’s written statement to Tenant. If such differential represents an overpayment by Tenant, Landlord shall, at its option, either credit such overpayment to the installment(s) of Additional Rent next coming due from Tenant or refund such overpayment to Tenant within twenty (20) Business Days after Tenant’s concurrence in the amount due as a refund.  If the Lease Term begins or ends on a day other than the beginning or end of a tax year, the amount due as described in clause (2) of this subsection shall be prorated on a per diem basis with reference to the tax year.  The provisions of this subsection shall survive the expiration or other termination of this Lease.

3.4.7       Tenant’s Costs.  Tenant agrees to reimburse or pay Landlord within twenty (20) Business Days after invoice from Landlord for (a) any expenses incurred by Landlord for janitorial services, including, without limitation, carpet cleaning, garbage and trash removal, over and above the normal janitorial services provided by Landlord pursuant to Section 4.1.3, (b) any expense incurred by Landlord for usage in the Premises of heating, ventilating and air conditioning services, elevator services, electricity, water, janitorial services, or any other services or utilities over and above the normal usage for the Premises, (c) any expense incurred by Landlord relating to or arising out of the usage by Tenant or Tenant’s Agents of the public or common areas of the Building or Land, or any of the equipment contained therein, which usage is over and above the normal usage for such public or common areas or equipment, and (d) any other direct expense incurred by Landlord on Tenant’s behalf.  Landlord reserves the right to install and activate separate metering of electricity, water or other utilities to the Premises, and Tenant agrees to reimburse or pay Landlord within twenty (20) Business Days after invoice from Landlord for all costs of such separate metering, in which case the Operating Costs Base Amount Allocable to the Premises and Operating Costs shall be adjusted accordingly.

3.4.8       Operating Cost Audit.  Landlord shall maintain records concerning estimated and actual Operating Costs Allocable to the Premises for no less than eighteen (18) months following the period covered by the statement or statements furnished Tenant, after which time Landlord may dispose of such records.  Provided that no Event of Default has occurred and is continuing, Tenant may, at Tenant’s sole cost and expense, cause a Qualified Person (defined above) to inspect Landlord’s records for the prior Year.  Such inspection, if any, shall be conducted no more than once each Year, during Landlord’s normal business hours within one hundred twenty (120) calendar days after receipt of Landlord’s written statement of Operating Costs Allocable to the Premises for the previous Year, upon first furnishing Landlord at least twenty (20) Business Days prior written notice.  In no event shall Tenant be permitted to inspect Landlord’s records for any particular Year more than once.  As a condition to Tenant’s right to conduct such inspection, Tenant agrees (i) to promptly furnish Landlord (at Tenant’s cost) with a copy of the report of Tenant’s inspection of Landlord’s records, and (ii) except as required by applicable Governmental Requirements, that neither Tenant nor any of Tenant’s Agents shall divulge the contents of Landlord’s records or the results of its inspection to any third party.  Any errors disclosed by the inspection shall be promptly corrected by Landlord; provided, however, that if Landlord disagrees with any such claimed errors, Landlord shall have the right to cause another inspection to be made by an auditor of Landlord’s choice.  In the event the results of the inspection (taking into account, if applicable, the results of any additional inspection caused by Landlord) reveal that Tenant has overpaid obligations for a preceding period, the amount of such overpayment shall be paid by Landlord to Tenant within thirty (30) days following such inspection or, at Landlord’s option (except after the expiration of the Lease Term), credited against Tenant’s subsequent installment(s) of Operating Costs Allocable to the Premises due to Landlord under the Lease.  In the event that such results show that Tenant has underpaid its obligations for a preceding period, the amount of such underpayment shall be paid by Tenant to Landlord with the next succeeding installment obligation of estimated Operating Costs Allocable to the Premises (except after the expiration of the Lease Term, in which case Tenant shall pay Landlord the amount of such underpayment within thirty (30) days following such examination).  Tenant shall pay the cost of such inspection, unless the total Operating Costs Allocable to the Premises for the Year in question is determined to be in error by more than ten percent (10%) in the aggregate, and, as a result thereof, Tenant paid to Landlord more than the actual Operating Costs Allocable to the Premises due for such Year, in which case Landlord shall pay the cost of such inspection not to exceed the amount Tenant was overcharged for the Year in question).

3.4.9       Payments Deemed Additional Rent.  Any sums payable under this Lease pursuant to this Section 3.4 or otherwise shall be Additional Rent and, in the event of nonpayment of such sums, Landlord shall have the same rights and remedies with respect to such nonpayment as it has with respect to nonpayment of the Base Rent due under this Lease.

3.5          Utilities

3.5.1       Landlord shall have the right from time to time to select the company or companies providing electricity, gas, fuel, one or more categories of Telecommunication Services and any other utility services to the Building.  Landlord reserves the right to change electricity providers for the Building at any time and to purchase green or renewable energy.  At Landlord’s option, electricity service for lights, plugs and to power HVAC equipment shall either be (a) separately metered to the Premises and separately accounted for and billed to Tenant by the utility provider or (b) measured by a check meter and separately accounted for and billed to Tenant by Landlord, in which case Tenant shall pay Landlord for such electricity as and when billed by Landlord.  The direct meter or check meter for such electricity, as applicable, shall be installed by Landlord, at Landlord’s expense.  With the exception of water and sewer and HVAC service (and electricity if Landlord elects to measure Tenant’s electricity consumption by check meter as provided above), Tenant shall contract directly and pay for all utilities used on or from the Premises together with any taxes, penalties, surcharges or similar charges relating to such utilities.  If any such service other than electricity (electricity being billed as provided above) is not separately metered to the Premises or is not otherwise separately accounted for and billed to Tenant by the utility provider, then, at Landlord’s option, the cost therefor shall either be (a) paid by Tenant to Landlord or (b) included as an Operating Cost under this Lease.

3.5.2       Tenant acknowledges that space on the Building rooftop and in Building risers, equipment rooms and equipment closets is limited.  If Tenant requires Telecommunication Services for the Premises other than from the provider or providers of Telecommunication Services selected by Landlord and whose Telecommunication Facilities are installed in or about the Building or on the rooftop of the Building, provision for alternate or supplemental Telecommunication Services or Telecommunication Facilities has been made in a license agreement accompanying and made part of this Lease.  Unless otherwise required by applicable Governmental Requirements, neither Tenant, nor a provider of Telecommunication Services to Tenant, in the future shall be entitled to locate or install Telecommunication Facilities in, on or about the Building without (a) first obtaining Landlord’s advance, written consent (given in its absolute discretion) and (b) the advance execution by Landlord and Tenant of a satisfactory agreement granting a license to Tenant for such purposes and setting forth the scope, the additional rent, if any, royalties and the other terms and conditions of that license, and (c) Tenant negotiating and obtaining the right, if any is required, to bring such Telecommunication Facilities across public or private property to an approved entry point to the Building.  The agreement referred to in clause (b) of the previous sentence shall be incorporated in and become part of this Lease.  Any future application by Tenant for permission to locate or install Telecommunication Facilities shall (1) be in such form and shall be accompanied by such supporting information as the Landlord may require, (2) be subject to such procedures, regulations and controls as the Landlord may specify and (3) be accompanied by such payment as the Landlord may reasonably request to reimburse Landlord for its costs of evaluating and processing the application and in negotiating and preparing the agreement described earlier in this subsection.

3.5.3       Landlord shall in no case be liable or in any way be responsible for damages or loss to Tenant arising from the failure of, diminution of or interruption in electrical power, natural gas, fuel, Telecommunication Services, sewer, water, or garbage collection services, other utility service or building service of any kind to the Premises, unless such interruption in, deprivation of or reduction of any such service was caused by the negligence or willful misconduct of Landlord, its agents or contractors or by a failure in facilities, equipment or systems in the Landlord’s ownership.  To the extent that Landlord bears any responsibility hereunder for any such interruption, deprivation or reduction in utility or building services to the Premises, Landlord’s responsibility and Tenant’s remedy shall be limited to an abatement in Base Rent and Additional Rent on account of Operating Costs and Property Taxes for the period beginning with (a) the day which is four (4) consecutive Business Days after the date on which Tenant delivers notice to Landlord of such interruption, deprivation or reduction, provided that such interruption, deprivation or reduction deprives Tenant of reasonable use of a substantial portion of the Premises, and ending on (b) the date that such interruption, deprivation or reduction which is Landlord’s responsibility hereunder is no longer causing Tenant to be deprived of reasonable use of a substantial portion of the Premises.

3.5.4       HVAC service shall be provided to the Premises Mondays through Fridays, except Holidays, from 8:00 am. to 6:00 p.m.(“Building Standard Hours”), in accordance with the specifications attached hereto as Exhibit J.  Landlord shall provide HVAC service at times in addition to Building Standard Hours (“After-Hours HVAC”); provided, however, Tenant gives Landlord notice prior to 1:00 p.m. on the same day such After-Hours HVAC is required with respect to service on Business Days and prior to 1:00 p.m. on the immediately preceding Business Day with respect After-Hours HVAC on non-Business Days.  The charge to Tenant for After-Hours HVAC shall be at Landlord’s then-standard hourly rate in effect from time to time for After-Hours HVAC (which rate is currently $35.00 per hour per floor and is subject to change from time to time); provided, however there will be no charge for After-Hours HVAC on Saturdays, except Holidays, between 9:00 AM and 1:00 PM (although Tenant must request same as set forth in the preceding sentence).  Any HVAC service on Holidays shall be considered After-Hours HVAC.

3.5.5       Tenant shall not install any supplemental HVAC, space heaters or other utilities or energy-intensive equipment (“Supplemental Utilities Equipment”) in the Premises without Landlord’s prior written consent.  In the event that Landlord consents in writing to such installation, Tenant shall be responsible, all at its sole cost and expense, for the installation, maintenance, and repair of any of Supplemental Utilities Equipment, and, at Landlord’s election, shall remove same from the Premises upon the expiration or termination of the Lease Term at Tenant’s sole cost and expense.  Tenant agrees that it will maintain and repair any Supplemental Utilities Equipment, and major components thereof, in first-class condition, and any such equipment will be operated on sensors or timers that limit the operation of such Supplemental Utilities Equipment to hours of occupancy in the areas immediately adjacent to the occupying personnel.  Tenant shall, at its sole cost and expense, enter into a regularly scheduled preventative maintenance/service contract with a maintenance contractor or the seller of any such Supplemental Utilities Equipment, and upon Landlord’s reasonable request, Tenant will provide Landlord with reasonable evidence of such maintenance and repair.  Upon Landlord’s request, at reasonable times and upon prior notice to Tenant (except in the event of an emergency, where no notice is required), Landlord shall have the right to inspect the aforementioned Supplemental Utilities Equipment and major components provided Landlord shall use commercially reasonable efforts to minimize Landlord’s interference with Tenant’s business, Tenant shall not permit any Supplemental Utilities Equipment to disturb or interfere with any of the Building’s systems or any other tenant in the Building, and Tenant will remove, at Tenant’s sole cost and expense, any such Supplemental Utilities Equipment at Landlord’s direction in the event of such disturbance or interference.  Landlord reserves the right to separately submeter (or cause Tenant to separately submeter) any Supplemental Utilities Equipment, all at Tenant’s sole cost and expense.  In the event that any Supplemental Utilities Equipment is required to be removed from the Premises by Tenant pursuant to the terms of this subsection 3.5.5, Tenant shall be responsible to Landlord for any damage caused to the Premises or Building in connection therewith.

3.5.6       Tenant shall be required to submit to Landlord any electricity consumption data and costs in a format available to Tenant without additional cost.

3.5.7       Landlord’s failure to furnish, or any interruption, termination or suspension of, services required to be furnished by Landlord under this Lease (a “Service Failure”) shall not render Landlord liable to Tenant, constitute a constructive eviction of Tenant, give rise to an abatement of rent, except as expressly provided below, nor relieve Tenant from the obligation to fulfill any covenant or agreement.  If the Premises, or a material portion of the Premises, is made untenantable for a period in excess of four (4) consecutive Business Days as a result of a Service Failure not caused by Tenant or any Tenant’s Agent, then Tenant, as its sole remedy, shall be entitled to receive an abatement of Base Rent payable hereunder during the period beginning on the fifth consecutive Business Day of the Service Failure and ending on the day the applicable service has been restored.  However, if the entire Premises has not been rendered untenantable by the Service Failure, the amount of abatement that Tenant is entitled to receive hereunder shall be prorated based upon the percentage of the Premises rendered untenantable and not used by Tenant.

3.6          Holdover.  Tenant is not authorized to hold over beyond the expiration or earlier termination of the Lease Term.  If Tenant holds over, Tenant shall be a tenant at sufferance.  During such holding over, Tenant shall pay to Landlord Base Rent equal to the greater of (i) one hundred fifty percent (150%) of the rate of Base Rent in effect on the expiration or termination of the Lease Term and (ii) one hundred fifty percent (150%) of the prevailing rental rate in the Building for similar space, plus all Additional Rent and other sums payable under this Lease.  Tenant also shall be bound by all of the other covenants and conditions specified in this Lease, so far as applicable.  If Landlord does not consent to the Tenant’s remaining in possession, Landlord shall have all the rights and remedies provided for by law and this Lease, including the right to recover consequential damages suffered by Landlord in the event of Tenant’s wrongful refusal to relinquish possession of the Premises.  Notwithstanding the foregoing, Tenant shall have no liability under this Section 3.6 for consequential damages if Tenant vacates and surrenders possession of the Premises in accordance with Section 4 hereof within forty-five (45) days after the expiration or earlier termination of the Lease Term.

3.7          Late Charge.  If Tenant fails to make any payment of Base Rent, Additional Rent or other amount when due under this Lease, a late charge is immediately due and payable by Tenant equal to five percent (5%) of the amount of any such payment.  Landlord and Tenant agree that this charge compensates Landlord for the administrative costs caused by the delinquency.  The parties agree that Landlord’s damage would be difficult to compute and the amount stated in this Section 3.7 represents a reasonable estimate of such damage.  Assessment or payment of the late charge contemplated in this Section 3.7 shall not excuse or cure any Event of Default or breach by Tenant under this Lease or impair any other right or remedy provided under this Lease or under law.  Notwithstanding the foregoing, no late charge shall be due or payable with respect to the first late payment in any twelve (12) month period during the Lease Term provided that Tenant makes payment within three (3) Business Days after receipt of written notice from Landlord.

3.8          Default Rate.  Any Base Rent, Additional Rent or other sum payable under this Lease which is not paid when due shall bear interest at a rate equal to the lesser of: (a) the published prime or reference rate then in effect at a national banking institution designated by Landlord (the “Prime Rate”), plus four (4) percentage points, or (b) the maximum rate of interest per annum permitted by applicable law (the “Default Rate”), but the payment of such interest shall not excuse or cure any Event of Default or breach by Tenant under this Lease or impair any other right or remedy provided under this Lease or under law.

SECTION 4: MANAGEMENT AND LEASING PROVISIONS

4.1          Maintenance and Repair by Landlord.

4.1.1       Subject to the Sections entitled “Damage or Destruction” and “Condemnation”, Landlord shall maintain the roof, structural elements, common building systems and equipment and the public and common areas of the Building in reasonably good order and condition subject to reasonable wear and tear.  Landlord shall make such repairs thereto as become necessary after obtaining actual knowledge of the need for such repairs.  All repair costs shall be included in Operating Costs unless expressly excluded in subsection 3.4.5 hereof, except for damage occasioned by the act or omission of Tenant or Tenant’s Agents which shall be paid for entirely by Tenant upon demand by Landlord.  In the event any or all of the Premises becomes in need of maintenance or repair which Landlord is required to make under this Lease, Tenant shall promptly give written notice to Landlord, and Landlord shall not be obligated in any way to commence such maintenance or repairs until a reasonable time elapses after Landlord’s receipt of such notice.

4.1.2       Landlord shall not be liable by reason of any injury to or interference with Tenant’s business arising from the making of any repairs, alterations, additions or improvements in or to the Premises or the Building or to any appurtenances or equipment therein.  Subject to the foregoing, Landlord shall use commercially reasonable efforts to minimize any such injury or interference.  Except as and to the extent expressly provided in subsection 3.5.3 hereof, there shall be no abatement of rent because of such repairs, alterations, additions or improvements or because of any delay by Landlord in making the same.

4.1.3       During the Lease Term, Landlord shall furnish janitorial services to the Premises on weekdays, other than Holidays, in accordance with the specifications attached hereto as Exhibit I or such other specifications established by Landlord from time to time, provided that the janitorial services provided for under such other specifications are comparable to the janitorial services then being provided by landlords to tenants in similar office buildings in Boston, Massachusetts.

4.2          Maintenance and Repair by Tenant.

4.2.1       Except as is expressly set forth as Landlord’s responsibility pursuant to the Section entitled “Maintenance and Repair by Landlord,” Tenant shall, at Tenant’s sole cost and expense, keep clean and maintain the Premises in good condition and repair, including interior painting, plumbing and utility fixtures and installations located in the Premises, carpets and floor coverings, all interior wall surfaces and coverings (including tile and paneling), window replacement (excluding exterior windows), entry and interior doors, roof penetrations and membranes in connection with any Tenant installations on the roof, light bulb replacement (which lighting purchases must comply with Landlord’s sustainability practices and shall be reported to Landlord in a format suitable to Landlord) and interior preventative maintenance.  All maintenance and repairs made by Tenant must comply with Landlord’s sustainability practices and any applicable Green Agency Rating, as the same may change from time to time.  If Tenant fails to maintain or repair the Premises in accordance with this Section 4.2, then Landlord may, but shall not be required to, enter the Premises upon five (5) Business Days prior written notice to Tenant (or immediately without any notice in the case of an emergency) to perform such maintenance or repair at Tenant’s sole cost and expense.  Tenant shall pay to Landlord the cost of such maintenance or repair plus a fifteen percent (15%) administration fee within ten (10) Business Days of written demand from Landlord.

4.2.2        Without limiting the generality of subsections 3.5.5 or 4.2.1 hereof, Tenant shall be responsible at Tenant’s sole cost and expense for the maintenance, repair and/or replacement of any special heating, ventilating, air conditioning, plumbing, electrical or other systems and fixtures installed solely to service the Premises, whether installed or paid for by Landlord or Tenant.

4.3          Common Areas/Security; Access.

4.3.1       The common areas of the Building shall be subject to Landlord’s sole management and control.  Without limiting the generality of the immediately preceding sentence, Landlord reserves the exclusive right as it deems necessary or desirable to install, construct, remove, maintain and operate lighting systems, facilities, improvements, equipment, Telecommunication Facilities and signs on, in or to all parts of the common areas; change the number, size, height, layout, or locations of walks, driveways and truckways or parking areas now or later forming a part of the Land or Building; make alterations or additions to the Building or common area; close temporarily all or any portion of the common areas to make repairs,  changes or to avoid public dedication; grant easements to which the Land will be subject; replat, subdivide, or make other changes to the Land; place or relocate or cause to be placed or relocated utility lines and Telecommunication Facilities through, over or under the Land and Building; and use or permit the use of all or any portion of the roof of the Building.  Landlord reserves the right to relocate parking areas and driveways (if any) and to build additional improvements in the common areas.  Except in the case of an emergency or as required by Governmental Requirements, Landlord shall use commercially reasonable efforts to minimize interference with Tenant’s access to or permitted use of the Premises in connection with the exercise by Landlord of the rights reserved in this subsection 4.3.1.

4.3.2       Landlord has no duty or obligation to provide any security services in, on or around the Premises, Land or Building, and Tenant recognizes that security services, if any, provided by Landlord will be for the sole benefit of Landlord and the protection of Landlord’s property and under no circumstances shall Landlord be responsible for, and Tenant waives any rights with respect to, Landlord providing security or other protection for Tenant or Tenant’s Agents or property in, on or about the Premises, Land or Building.  Subject to Landlord’s prior approval, Tenant may, at its sole cost and expense, install, establish and maintain security services within the Premises; provided that, such security services (including any apparatus, facilities, equipment or people utilized in connection with the provision of such security services) comply with the Governmental Requirements and shall not cause the Building to be out of compliance with the Governmental Requirements.  Notwithstanding the foregoing, any such security services installed, established or maintained by Tenant must not affect or impact any portion of the Building or the Land other than the Premises and shall not in any way limit or interfere with Landlord’s ability to exercise its rights as provided in the Section entitled “Access”.  Tenant’s rights under this subsection are subject to all the obligations, limitations and requirements as set forth in the Sections entitled “Tenant Alterations” and “Tenant’s Work Performance”.

4.3.3       Tenant shall have the right to use the freight elevator and loading dock for the Building on a non-discriminatory, first-come, first served basis, it being understood that the use of the freight elevator and loading dock must be scheduled reasonably in advance with Landlord and shall be subject to the payment of Landlord’s then standard, reasonable fee for any such usage after Building Standard Hours.  Such use shall be subject to the Building’s rules and regulations in effect from time to time.

4.3.4       Tenant shall have access to the Building and the Premises for Tenant and its employees and business invitees 24 hours per day/7 days per week, subject to the terms of this Lease and such security or monitoring systems as Landlord may reasonably impose, including, without limitation, sign-in procedures and/or presentation of identification cards.

4.4          Tenant Alterations.  Tenant shall not make any alterations, additions or improvements in or to the Premises, or make changes to locks on doors, or add, disturb or in any way change any floor covering, wall covering, fixtures, plumbing, wiring or Telecommunication Facilities (individually and collectively, “Tenant Alterations”), without first obtaining the consent of Landlord, which consent Landlord may withhold in its sole discretion.  Notwithstanding the foregoing, Landlord’s consent to any Tenant Alterations that are entirely within the Premises and do not impact any structural components of the Building or any Building systems shall not be unreasonably withheld, conditioned or delayed.  For all purposes hereof, the phrase “Tenant Alterations” shall include any signs installed or proposed to be installed by Tenant pursuant to Section 4.23.  Tenant shall deliver to Landlord full and complete plans and specifications for any proposed Tenant Alterations and, if consent by Landlord is given, all such work shall be performed at Tenant’s expense by Tenant.  Tenant shall pay to Landlord all reasonable out-of-pocket costs incurred by Landlord for any architecture, engineering, supervisory and/or legal services in connection with any Tenant Alterations, including, without limitation, Landlord’s review of any plans and specifications.  Without limiting the generality of the foregoing, Landlord may require Tenant, at Tenant’s sole cost and expense, to obtain and provide Landlord with proof of insurance coverage, in forms, amounts and by companies reasonably acceptable to Landlord.  Should Tenant make any Tenant Alterations without Landlord’s prior written consent, or without satisfaction of any conditions established by Landlord, Landlord shall have the right, in addition to and without limitation of any right or remedy Landlord may have under this Lease, at law or in equity, to require Tenant to remove some or all of Tenant Alterations, or at Landlord’s election, Landlord may remove such Tenant Alterations and restore the Premises at Tenant’s expense.  Nothing contained in this Section 4.4 or the Section entitled “Tenant’s Work Performance” shall be deemed a waiver of the provisions of the Section entitled “Mechanic’s Liens”.    Notwithstanding the foregoing, Tenant shall not be required to obtain Landlord’s consent for redecorating, repainting, recarpeting, or other alterations, tenant improvements or physical additions to the Premises which are cosmetic in nature totaling less than Fifty Thousand Dollars ($50,000.00) in any single instance or series of related alterations performed within a twelve (12) month period (provided that Tenant shall not perform any improvements, alterations or additions to the Premises in stages as a means to subvert this provision), in each case provided that (A) Tenant delivers to Landlord written notice thereof, a list of contractors and subcontractors to perform the work (and certificates of insurance for each such contractor and subcontractor) and, if and only if plans and/or specifications are prepared for the work, copies of such plans and/or specifications, prior to commencing any such alterations, additions or improvements (for informational purposes only so long as no consent is required by Landlord as required by this Lease), (B) the installation thereof does not require the issuance of any building permit or other governmental approval, or involve any core drilling or the configuration or location of any exterior or interior walls of the Building, and (C) such alterations, additions and improvements will not affect (i) the Building’s structure or the Building’s systems, (ii) the provision of services to other Building tenants, or (iii) the appearance of the Building’s common areas or the exterior of the Building.

4.5          Tenant’s Work Performance.  If Landlord consents to any Tenant Alterations, Landlord may, in its absolute discretion, require that Tenant provide a payment and performance bond to cover the entire work to be performed, which bond must be in form, amount and by a company acceptable to Landlord.  Notwithstanding the foregoing, Landlord shall not require Tenant to obtain a payment and performance bond if (a) at the time of such Tenant Alterations, Tenant has a tangible net worth at least equal to or greater than the tangible net worth of Tenant as of the date of this Lease, and (b) the aggregate cost of the Tenant Alterations (including all related Tenant Alterations which may be part of a larger project or a series of related projects) is less than Seventy-five Thousand Dollars ($75,000.00).  Any Tenant Alterations to be performed under this Section 4.5 shall be performed by contractors approved by Landlord (which approval shall not be unreasonably withheld or delayed) and employed by Tenant under one or more construction contracts, in form and content approved in advance in writing by Landlord.  Approval shall be subject to Landlord’s discretion and shall include a requirement that the prime contractor and the respective subcontractors of any tier performing the Tenant Alterations: (a) be parties to, and bound by, a collective bargaining agreement with a labor organization affiliated with the Building and Construction Trades Council of the AFL-CIO applicable to the geographic area in which the Building is located and to the trade or trades in which the work under the contract is to be performed and (b) employ only members of such labor organizations to perform work within their respective jurisdictions.  The previous sentence shall apply whether it is Landlord or Tenant performing or contracting for any such alterations, additions, improvements or installations.  Waivers or exceptions to the requirement in the third sentence of this Section 4.5 may be given only in writing by Landlord.  With the specific, prior written approval of Landlord, which may be withheld in Landlord’s sole and absolute discretion, in clause (a) of the third sentence of this Section 4.5 the following substitutions may be made: (1) a project labor agreement in place of a collective bargaining agreement, and (2) an independent, nationally recognized labor organization in place of a labor organization affiliated with the Building and Construction Trades Council of the AFL-CIO.  Tenant’s contractors, workers and suppliers shall work in harmony with and not interfere with workers or contractors of Landlord or other tenants of Landlord.  If Tenant’s contractors, workers or suppliers do, in the opinion of Landlord, cause such disharmony or interference, Landlord’s consent to the continuation of such work may be withdrawn upon written notice to Tenant.  All Tenant Alterations shall be (1) completed in accordance with the plans and specifications approved by Landlord; (2) completed in accordance with all Governmental Requirements; (3) carried out promptly in a good and workmanlike manner; (4) of all new materials; and (5) free of defect in materials and workmanship.  In addition to the above requirements, Tenant shall use commercially reasonable efforts to contract for services to be performed in or about the Premises with companies which are a Responsible Contractor.  A “Responsible Contractor” is defined as a contractor or subcontractor who pays workers a fair wage and Fair Benefits as evidenced by payroll and employee records and who complies with a service-disabled veteran business policy.  “Fair Benefits” are defined as including employer-paid family health care coverage, pension benefits, and apprenticeship programs.  Any and all Tenant Alterations shall adhere to the design and construction requirements set forth in Exhibit K attached hereto.  Any and all Tenant Alterations that affects at least fifty percent (50%) of the Premises will be performed in accordance with Landlord’s sustainability practices (as same may be in effect or amended or supplemented from time to time), and any Green Agency Ratings, as the same may change from time to time.  Tenant further agrees to use reasonable efforts to engage a qualified third party LEED or Green Globe Accredited Professional or similarly qualified professional during the design phase through implementation of any Tenant Alterations covered by the preceding sentence, in order to review all plans, material procurement, demolition, construction and waste management procedures to ensure they are in full conformance to Landlord’s sustainability practices, as aforesaid, and Tenant agrees to use reasonable efforts to seek and maintain LEED for Commercial Interiors certification for such Tenant Alterations.  Notwithstanding the foregoing, in exercising such reasonable efforts to engage a qualified third party LEED or Green Globe Accredited Professional or to seek and maintain LEED for Commercial Interiors certification for such Tenant Alterations, Tenant shall not be required to incur, as to any material component of the Tenant Alterations, a substantial increase in the cost of such component of the Tenant Alterations.  Tenant shall pay for all damage to the Premises, Building and Land caused by Tenant or Tenant’s Agents.  Tenant shall indemnify, defend and hold harmless Landlord and Landlord’s Agents from any Claims arising as a result of the Tenant Alterations or any defect in design, material or workmanship of any Tenant Alterations.

4.6          Surrender of Possession.  Tenant shall, at the expiration or earlier termination of this Lease, surrender and deliver the Premises to Landlord in as good condition as when received by Tenant from Landlord or as later improved, reasonable use and wear and damage by Casualty excepted (but only if and to the extent Tenant is not obligated to repair such damage under Section 4.9 hereof), and free from all tenancies or occupancies by any person.

4.7          Removal of Property and Tenant Alterations.  Unless otherwise agreed to in writing by Landlord, Tenant agrees that there are and shall be no fixtures in the Premises owned by Tenant.  Upon expiration or earlier termination of this Lease, Tenant may remove its personal property, office supplies, trade fixtures and office furniture and equipment if (a) such removal is completed prior to the expiration or earlier termination of this Lease; and (b) Tenant immediately repairs all damage caused by or resulting from such removal.  All other property in the Premises and any Tenant Alterations (including, wall-to-wall carpeting, paneling, wall covering, lighting fixtures and apparatus or Telecommunication Facilities or any other article affixed to the floor, walls, ceiling or any other part of the Premises or Building) shall become the property of Landlord and shall remain upon and be surrendered with the Premises: provided, however, at Landlord’s sole election, Tenant shall be obligated, at its sole cost and expense, to remove all (or such portion as Landlord shall designate) of the Tenant Alterations constituting Specialty Alterations (including Telecommunication Facilities), repair any damages resulting from such removal and return the Premises to the same condition as existed prior to such Tenant Alterations.  Notwithstanding the foregoing, if Tenant’s submission of its plans and specifications to Landlord for approval of any Tenant Alterations is accompanied by a written request that Landlord identify any Tenant Alterations which Landlord considers Specialty Alterations (if any) that Landlord may require Tenant to remove upon the expiration or earlier termination of this Lease, Landlord shall identify such Specialty Alterations (if any) by a written notice (a “Removal Notice”) to Tenant given at the time of Landlord’s approval of such plans and specifications if, but only if, Tenant’s request for approval of such plans and specifications is submitted with a notice at the top of the page having a heading in at least 12-point type, bold and all capital letters stating “LANDLORD’S APPROVAL MUST IDENTIFY ANY SPECIALTY ALTERATIONS WHICH LANDLORD MAY REQUIRE TENANT TO REMOVE UPON THE EXPIRATION OR EARLIER TERMINATION OF THIS LEASE”.  In all events, Tenant shall be required to remove all wiring and cabling installed in the Building by or at the request of the Tenant.  Tenant waives all rights to any payment or compensation for such Tenant Alterations (including Telecommunication Facilities).  If Tenant shall fail to remove any of personal property from the Premises, Building or Land at the expiration or earlier termination of this Lease or when Landlord has the right of re-entry, Landlord may, at its option, remove and store such personal property, at Tenant’s expense, without liability for loss of or damage to such personal property, such storage to be for the account and at the expense of Tenant.  Tenant shall pay all costs incurred by Landlord within seven (7) Business Days after demand for such payment.  If Tenant fails to pay the cost of storing any such personal property, Landlord may, at its option, after it has been stored for a period of twenty (20) Business Days or more, sell or permit to be sold, any or all such personal property at public or private sale (and Landlord may become a purchaser at such sale), in such manner and at such times and places as Landlord in its sole discretion may deem proper, without notice to Tenant, and Landlord shall apply the proceeds of such sale: first, to the cost and expense of such sale, including reasonable attorney’s fees actually incurred; second, to the payment of the costs or charges for storing any such personal property; third, to the payment of any other sums of money which may then be or later become due Landlord from Tenant under this Lease; and, fourth, the balance, if any, to Tenant.  Notwithstanding anything herein to the contrary, Tenant shall not be obligated to remove from the Premises at the end of the Term any of the improvements depicted on the Space Plans (as hereinafter defined); provided, however, at Landlord’s sole election, Tenant shall be obligated, at its sole cost and expense, to remove from the Premises at the end of the Term the kitchen depicted on the Space Plans and repair any damage caused by such removal.

4.8          Landlord’s Access.  Tenant shall permit Landlord and Landlord’s Agents to enter into the Premises at any time to perform janitorial services in accordance with subsection 4.1.3 and at any time on at least one (1) Business Day’s notice (except in case of emergency in which case no notice shall be required), for the purpose of inspecting the same or for the purpose of repairing, altering or improving the Premises or the Building.  Nothing contained in this Section 4.8 shall be deemed to impose any obligation upon Landlord not expressly stated elsewhere in this Lease.  When, and for so long as, reasonably necessary, Landlord may temporarily close Building or Land entrances, Building doors or other facilities, without liability to Tenant by reason of such closure and without such action by Landlord being construed as an eviction of Tenant or as relieving Tenant from the duty of observing or performing any of the provisions of this Lease.  Landlord shall have the right to enter the Premises at any time during the last twelve (12) months of the Lease Term after at least twenty-four (24) hours’ prior written or oral notice to Tenant and at any time during the Lease Term that an Event of Default exists (with or without prior notice to Tenant) for the purpose of showing the Premises to prospective tenants.  Tenant shall give written notice to Landlord at least twenty (20) Business Days prior to vacating the Premises and shall arrange to meet with Landlord for a joint inspection of the Premises prior to vacating.  In the event of Tenant’s failure to give such notice or arrange such joint inspection, Landlord’s inspection at or after Tenant’s vacating the Premises shall be conclusively deemed correct for purposes of determining Tenant’s responsibility for repairs and restoration.  Landlord shall not be liable for the consequences of admitting by passkey, or refusing to admit to the Premises, Tenant or any of Tenant’s Agents.

4.9          Damage or Destruction.

4.9.1       If the Premises are damaged by fire, earthquake or other casualty (each a “Casualty”), Tenant shall give prompt written notice (a “Casualty Notice”) thereof to Landlord.  After Landlord’s receipt of the Casualty Notice, Landlord shall make a determination (based upon the advice of Landlord’s architect, engineer, contractor or other professional) of the time required to substantially repair such damage (“Landlord’s Estimated Restoration Period”), and Landlord shall so notify Tenant of same.  Landlord shall notify Tenant of Landlord’s Estimated Restoration Period within ninety (90) days after the applicable Casualty.  If Landlord estimates that the damage can be repaired in accordance with the then-existing Governmental Requirements within nine (9) months after Landlord’s receipt of the Casualty Notice and if there are sufficient insurance proceeds available to repair such damage, then Landlord shall proceed with reasonable diligence to restore the Premises to substantially the condition which existed prior to the damage and this Lease shall not terminate.  If, in Landlord’s estimation, the damage cannot be repaired within such nine (9) month period or if there are insufficient insurance proceeds available to repair such damage, Landlord may elect in its absolute discretion to either: (a) terminate this Lease or (b) restore the Premises to substantially the condition which existed prior to the damage and this Lease will continue.  If Landlord’s Estimated Restoration Period exceeds nine (9) months from the date of Landlord’s receipt of the Casualty Notice, Tenant also shall have the right to terminate this Lease by giving Landlord written notice of such termination within ten (10) Business Days after Landlord’s delivery to tenant of notice of the Landlord’s Estimated Restoration Period (time being of the essence).  If Landlord restores the Premises under this Section 4.9, then (1) Landlord shall use commercially reasonable efforts to proceed toward completion of the restoration and Tenant shall pay to Landlord, upon demand, Tenant’s Pro Rata Share of any applicable deductible amount specified under Landlord’s insurance and (2) notwithstanding anything to the contrary contained herein, Landlord shall not be required to repair or restore Tenant Improvements, Tenant Alterations (including Telecommunication Facilities), or any or all furniture, fixtures, equipment, inventory, improvements or other property which was in or about the Premises at the time of the damage and was not owned by Landlord.  In the case of damage to the Premises or the Building which is of a nature or extent that (a) such damage materially interferes with Tenant’s access to or use of a portion but not all of the Premises (such portion being referred to herein as the “Materially Affected Premises”), Base Rent and Additional Rent otherwise payable hereunder shall be abated by the percentage that the rentable area of the Materially Affected Premises bears to the total rentable area of the Premises, for the period beginning on the date of the Casualty Notice and ending on the earlier of (i) the date that Landlord has substantially completed its repairs to the Materially Affected Premises and (ii) the date that Tenant uses any portion of the Materially Affected Premises for the conduct of its business, or (b) such damage materially interferes with Tenant’s access to or use of the entire Premises, all Base Rent and Additional Rent otherwise payable hereunder shall be abated for the period beginning on the date of the Casualty Notice and ending on the earlier of (i) the date that Landlord has substantially completed its repairs to the Premises and (ii) the date that Tenant uses any portion of the Premises for the conduct of its business.  Except for the abatement of rent if and to the extent provided herein, Tenant agrees to look to the provider of Tenant’s insurance for coverage for the loss of Tenant’s use of the Premises and any other related losses or damages incurred by Tenant during any reconstruction period.  If this Lease has not been terminated by Landlord or Tenant as provided above, the validity and effect of this Lease shall not be impaired in any way by the failure of Landlord to complete repairs and restoration of the Premises or the Building prior to the expiration of Landlord’s Estimated Restoration Period.  Notwithstanding the foregoing, if the Premises have not been restored to the condition required by Landlord hereunder prior to the later of the expiration of Landlord’s Estimated Restoration Period or the date which is twelve (12) months after Landlord’s receipt of the Casualty Notice (which date in each case shall be extended one day for each day of delay caused by any act or omission of Tenant and for events of Force Majeure as contemplated in Section 6.8 hereof), then Tenant shall have the right to cancel this Lease upon not less than sixty (60) days prior written notice given to the Landlord within ten (10) Business Days after the expiration of such period (time being of the essence), provided such cancellation shall be void and this Lease shall continue in full force and effect in the event that substantial completion of the Premises is achieved within such sixty (60) day period (which date shall be extended one day for each day of delay caused by any act or omission of Tenant and for events of Force Majeure as contemplated in Section 6.8 hereof).

4.9.2       If the Building is damaged by Casualty and more than fifty percent (50%) of the Building is rendered untenantable, without regard to whether the Premises are affected by such damage, Landlord may, in its absolute discretion and without limiting any other options available to Landlord under this Lease or otherwise, elect to terminate this Lease by notice in writing to Tenant within forty (40) Business Days after the occurrence of such damage if Landlord is also terminating the leases of other tenants in the Building who are similarly situated to Tenant. Such termination shall be effective sixty (60) days after receipt by Tenant of such termination notice.

4.9.3       Notwithstanding anything contained in this Lease to the contrary, if there is damage to the Premises or Building and the holder of any indebtedness secured by a mortgage or deed of trust covering any such property requires that the insurance proceeds be applied to such indebtedness or if the insurance proceeds are otherwise inadequate to complete the repair of the damages to the Premises, the Building or both, then Landlord shall have the right to terminate this Lease by delivering written notice of termination to Tenant within fifteen (15) Business Days after Landlord is notified of such requirement.  Such termination shall be effective sixty (60) days after receipt by Tenant of such termination notice.

4.9.4       Notwithstanding the foregoing, if the Premises or the Building are materially damaged or destroyed within the final twelve (12) months of the Term and Landlord estimates that less than six (6) months will remain in the Lease Term on the date by which Landlord estimates completion of its restoration work, either party may, at its option, elect to terminate this Lease upon written notice to the other party within thirty (30) days following such damage or destruction.

4.10        Condemnation.  If greater than twenty-five percent (25%) of the Premises, or such portions of the Building as may be required for the Tenant’s reasonable use of the Premises, are taken by eminent domain or by conveyance in lieu thereof, this Lease shall automatically terminate as of the date the physical taking occurs, and all Base Rent, Additional Rent and other sums payable under this Lease shall be paid to that date.  In case of taking of less than twenty-five percent (25%) of the Premises or a portion of the Building not required for the Tenant’s reasonable use of the Premises, then this Lease shall continue in full force and effect and the Base Rent shall be equitably reduced based on the proportion by which the floor area of the Premises is reduced, such reduction in Base Rent to be effective as of the date the physical taking occurs.  Additional Rent and all other sums payable under this Lease shall not be abated but Tenant’s Pro Rata Share may be redetermined as equitable under the circumstances.  Landlord reserves all rights to damages or awards for any taking by eminent domain relating to the Premises, Building, Land and the unexpired term of this Lease.  Tenant assigns to Landlord any right Tenant may have to such damages or award and Tenant shall make no claim against Landlord for damages for termination of its leasehold interest or interference with Tenant’s business.  Tenant shall have the right, however, to claim and recover from the condemning authority compensation for any loss to which Tenant may be entitled for Tenant’s moving expenses or other relocation costs; provided that, such expenses or costs may be claimed only if they are awarded separately in the eminent domain proceedings and not as a part of the damages recoverable by Landlord.

4.11        Intentionally Omitted.

4.12        Indemnification.

4.12.1     Except to the extent resulting from the negligence or willful misconduct of Landlord or Landlord’s Agents or from Landlord’s or Landlord’s Agents’ violation of applicable Governmental Requirements and subject to the terms of the Section entitled “Waiver of Subrogation”, Tenant shall indemnify, defend and hold harmless Landlord and Landlord’s Agents from and against any and all Claims, arising in whole or in part out of (a) the possession, use or occupancy of the Premises or the business conducted in the Premises, (b) any act, omission or negligence of Tenant or Tenant’s Agents, or (c) any breach or default under this Lease by Tenant.  Subject to the Section entitled “Waiver of Subrogation”, Landlord shall defend, indemnify, and hold harmless Tenant and its agents from and against all claims, demands, liabilities, causes of action, suits, judgments, damages, and expenses (including reasonable attorneys’ fees) for any Claims arising from any occurrence in or on the Building’s common areas to the extent caused by the negligence or willful misconduct of Landlord or Landlord’s agents.

4.12.2     Except as specified in the next sentence or as otherwise expressly provided in this Lease, neither Landlord nor Landlord’s Agents shall, to the extent permitted by law, have any liability to Tenant, or to Tenant’s Agents, for (1) any Claims arising out of any cause whatsoever, including repair to any portion of the Premises: (2) interruption in or interference with the use of the Premises or any equipment therein; (3) any accident or damage resulting from any use or operation by Landlord, Tenant or any person or entity of heating, cooling, electrical, sewerage or plumbing equipment or apparatus or Telecommunication Facilities; (4) termination of this Lease by reason of damage to the Premises or Building; (5) fire, robbery, theft, vandalism, mysterious disappearance or a Casualty of any kind or nature; (8) actions of any other tenant of the Building or of any other person or entity; (7) inability to furnish any service required of Landlord as specified in this Lease; or (8) leakage in any part of the Premises or the Building from rain, ice or snow, or from drains, pipes or plumbing fixtures in the Premises or the Building.  Landlord shall be responsible only for Claims arising solely out of the negligence or willful misconduct of Landlord in failing to repair or maintain the Building as required by this Lease; but in no event shall Landlord’s responsibility extend to any interruption to Tenant’s business or any indirect or consequential losses suffered by Tenant or Tenant’s Agents or extend beyond Landlord’s responsibility as set forth in the Section entitled “Utilities” when that Section is applicable.  The obligations of this Section 4.12 shall be subject to the Section entitled “Waiver of Subrogation”.

4.13        Tenant Insurance.

4.13.1     Tenant shall, throughout the Lease Term, at its own expense, keep and maintain in full force and effect the following policies, each of which shall be endorsed as needed to provide that the insurance afforded by these policies is primary and that all insurance carried by Landlord is strictly excess and secondary and shall not contribute with Tenant’s liability insurance:

(a)          A policy of commercial general liability insurance, including a contractual liability endorsement covering Tenant’s obligations under the Section entitled “Indemnification”, insuring against claims of bodily injury and death or property damage or loss with a combined single limit at the Commencement Date of this Lease of not less than Five Million Dollars ($5,000,000.00), which limit shall be reasonably increased during the Lease Term at Landlord’s request to reflect both increases in liability exposure arising from inflation as well as from changing use of the Premises or changing legal liability standards, which policy shall be payable on an “occurrence” rather than a “claims made” basis, and which policy names Landlord, Bentall Kennedy (U.S.) Limited Partnership, the Manager and, at Landlord’s request, Landlord’s mortgage lender(s) and/or investment advisors, as additional insureds;

(b)          A policy of extended property insurance (which is commonly called “all risk”) covering Tenant Improvements, Tenant Alterations (including Telecommunication Facilities), and any and all furniture, fixtures, equipment, inventory, improvements and other property in or about the Premises which is not owned by Landlord, for one hundred percent (100%) of the then current replacement cost of such property;

(c)          Business interruption insurance in an amount sufficient to cover costs, damages, lost income, expenses, Base Rent, Additional Rent and all other sums payable under this Lease, should any or all of the Premises not be usable for a period of up to twelve (12) months;

(d)          A policy of worker’s compensation insurance as required by applicable Governmental Requirements and employer’s liability insurance with limits of no less than One Million Dollars ($1,000,000.00); and

(e)          If at any time during the Lease Term Tenant owns or leases any motor vehicle(s), a policy of comprehensive automobile liability insurance, including loading and unloading, and covering owned, non-owned and hired vehicles, with limits of no less than One Million Dollars ($1,000,000.00) per occurrence.

4.13.2     All insurance policies required under this Section 4.13 shall be with companies reasonably approved by Landlord and each policy shall provide that it is not subject to cancellation, lapse or reduction in coverage except after thirty (30) days’ written notice to Landlord.  Prior to the Commencement Date and from time to time thereafter, Tenant shall deliver to Landlord, Bentall Kennedy (U.S.), LP, the Manager, and, at Landlord’s request, any other parties hereunder required to be named as additional insureds, certificates evidencing the existence and amounts of all such policies.

4.13.3     If Tenant fails to acquire or maintain any insurance or provide any certificate required by this Section 4.13, Landlord may, but shall not be required to, obtain such insurance or certificates and the costs associated with obtaining such insurance or certificates shall be payable by Tenant to Landlord on demand.

4.14        Landlord’s Insurance.  Landlord shall, throughout the Lease Term, keep and maintain in full force and effect:

4.14.1     A policy of commercial general liability insurance, insuring against claims of bodily injury and death or property damage or loss with a combined single limit at the Commencement Date of not less than One Million Dollars ($1,000,000.00) per occurrence and Two Million Dollars ($2,000,000.00) in the aggregate, which policy shall be payable on an ‘occurrence” rather than a “claims made” basis;

4.14.2     A policy of extended property insurance (what is commonly called ‘all risk”) covering the Building and Landlord’s personal property, if any, located on the Land in the amount of one hundred percent (100%) of the then current replacement value of such property; and

4.14.3     Landlord may, but shall not be required to, maintain other types of insurance as Landlord deems appropriate, including but not limited to, property insurance coverage for earthquakes and floods in such amounts as Landlord deems appropriate.  Such policies may be “blanket” policies which cover other properties owned by Landlord.

4.15        Waiver of Subrogation.  Notwithstanding anything in this Lease to the contrary, Landlord and Tenant hereby each waive and release the other from any and all Claims or any loss or damage that may occur to the Land, Building, Premises, or personal property located therein, by reason of Casualty regardless of cause or origin, including the negligence or misconduct of Landlord, Tenant, Landlord’s Agents or Tenant’s Agents, but only to the extent of the insurance proceeds paid to such releasor under its policies of insurance or, if it fails to maintain the required policies, the insurance proceeds that would have been paid to such releasor if it had maintained such policies.  Each party to this Lease shall promptly give to its insurance company written notice of the mutual waivers contained in this subsection, and shall cause its insurance policies to be properly endorsed, if necessary, to prevent the invalidation of any insurance coverages by reason of the mutual waivers contained in this subsection.

4.16        Assignment and Subletting by Tenant.

4.16.1     Tenant shall not have the right to assign, transfer, mortgage or encumber this Lease in whole or in part, nor sublet the whole or any part of the Premises, nor allow the occupancy of all or any part of the Premises by another, without first obtaining Landlord’s written consent.  Landlord shall not unreasonably withhold its consent to any assignment or subletting of the Premises, provided that the proposed assignee or subtenant (1) is creditworthy, (2) has a good reputation in the business community, (3) will use the Premises for the Permitted Use, (4) will not use the Premises or Building in a manner that would materially increase the pedestrian or vehicular traffic to the Premises or Building, (5) is not a governmental entity, or subdivision or agency thereof, (6) is not another occupant of the Building, and (7) is not a person or entity with whom Landlord is then, or has been within the six-month period prior to the time Tenant seeks to enter into such assignment or subletting, negotiating to lease space in the Building or any Affiliate of any such person or entity; otherwise, Landlord may withhold its consent in its sole discretion.  Additionally, Landlord may withhold its consent in its sole discretion to any proposed assignment or subletting if any Event of Default by Tenant then exists.  Notwithstanding any permitted assignment or subletting, Tenant shall at all times remain directly, primarily and fully responsible and liable for the payment of all sums payable under this Lease and for compliance with all of its other obligations as tenant under this Lease.  Landlord’s acceptance of Base Rent, Additional Rent or any other sum from any assignee, sublessee, transferee, mortgagee or encumbrance holder shall not be deemed to be Landlord’s approval of any such conveyance.  Upon the occurrence of an Event of Default, if the Premises or any part of the Premises are then subject to an assignment or subletting.  Landlord may, at its option, collect directly from such assignee or subtenant all rents becoming due to Tenant under such assignment or sublease and apply such rents against any sums due to Landlord from Tenant under this Lease.  No such collection shall be construed to constitute a novation or release of Tenant from the further performance of Tenant’s obligations under this Lease.  Landlord’s right of direct collection shall be in addition to and not in limitation of any other rights and remedies provided for in this Lease or at law.  Tenant makes an absolute assignment to Landlord of such assignments and subleases and any rent, lease security deposits and other sums payable under such assignments and subleases as collateral to secure the performance of the obligations of Tenant under this Lease.

4.16.2     In the event Tenant desires to assign this Lease or to sublet all or any portion of the Premises, Tenant shall give written notice of such desire to Landlord setting forth the name of the proposed subtenant or assignee, the proposed term, the nature of the proposed subtenant’s or assignee’s business to be conducted on the Premises, the rental rate, and any other particulars of the proposed subletting or assignment that Landlord may reasonably request.  Without limiting the preceding sentence, Tenant shall also provide Landlord with: (a) such financial information as Landlord may reasonably  request concerning the proposed subtenant or assignee, including recent financial statements certified as accurate and complete by a certified public accountant and by the president, managing partner or other appropriate officer of the proposed subtenant or assignee: (b) proof reasonably satisfactory to Landlord that the proposed subtenant or assignee will immediately occupy and thereafter use the entire Premises (or any sublet portion of the Premises) for the remainder of the Lease Term (or for the entire term of the sublease, if shorter) in compliance with the terms of this Lease; and (c) a copy of the proposed sublease or assignment or letter of intent.  Tenant shall pay to Landlord, upon Landlord’s demand therefor, Landlord’s reasonable attorneys’ fees incurred in the review of such documentation and in documenting Landlord’s consent, not to exceed $2,500.00 for each request for Landlord’s consent.  Receipt of such fees shall not obligate Landlord to consent to the proposed assignment or sublease.

4.16.3     In determining whether to grant or withhold consent to a proposed assignment or sublease, Landlord may consider, and weigh, any factor it deems relevant, in its reasonable discretion.

4.16.4     Within fifteen (15) Business Days after Landlord’s receipt of all required information to be supplied by Tenant pursuant to this Section 4.16, Landlord shall notify Tenant of Landlord’s approval, disapproval or conditional approval of any proposed assignment or subletting or of Landlord’s election to recapture as described below.  Landlord shall have no obligation to respond unless and until all required information has been submitted.  In the event Landlord approves of any proposed assignment or subletting, Tenant and the proposed assignee or sublessee shall execute and deliver to Landlord an assignment (or subletting) and assumption agreement in form and content reasonably satisfactory to Landlord.

4.16.5     Any transfer, assignment or hypothecation of any of the stock or interest in Tenant, or the assets of Tenant, or any other transaction, merger, reorganization or event, however constituted, whether in a single transaction or series of transactions over a six (6) month period, which (a) results in fifty percent (50%) or more of such stock, interest or assets going into different ownership, or (b) is a subterfuge denying Landlord the benefits of this Section 4.16, shall be deemed to be an assignment within the meaning and provisions of this Section 4.16 and shall be subject to the provisions of this Section 4.16.  Notwithstanding the foregoing, any transfer, assignment or hypothecation of any of the publicly traded common stock in Tenant held by Ionis Pharmaceuticals as of the Effective Date shall not be subject to this Section 4.16.

4.16.6     If Landlord consents to any assignment or sublease and Tenant receives rent or any other consideration, either initially or over the term of the assignment or sublease, in excess of the Base Rent and Additional Rent (or, in the case of a sublease of a portion of the Premises, in excess of the Base Rent paid by Tenant on a square footage basis under this Lease) (such amount being referred to herein as the “Gross Profit”), Tenant shall pay to Landlord fifty percent (50%) of the Net Profit.  As used herein, the “Net Profit” means the Gross Profit less the reasonable and customary marketing and transaction expenses incurred by Tenant in making such assignment or sublease, including, without limitation, costs or allowances for leasehold improvements, reasonable legal fees and leasing commissions, provided that, for purposes of calculating the Net Profit, such expenses shall be amortized over the term of the applicable assignment or sublease.

4.16.7     Landlord shall have the right to recapture the Premises or the applicable portion thereof (a “Recapture”) by giving written notice of such Recapture to Tenant within fifteen (15) Business Days after receipt of Tenant’s written request for Landlord’s consent to such proposed assignment or subletting.  Tenant shall have no right to retract its request for Landlord’s consent to assign or sublease once such request has been made.  Such Recapture shall terminate this Lease as to the applicable space effective on the prospective effective date of assignment or subletting, which shall be the last day of a calendar month and shall not be earlier than forty-five (45) Business Days after receipt of Tenant’s request hereunder.  If less than the entire Premises are Recaptured, this Lease shall remain in full force and effect with respect to that remaining area not Recaptured by Landlord.  Tenant shall surrender that portion of the Premises Recaptured by Landlord in accordance with the terms and conditions of this Lease.  Notwithstanding the foregoing, if at any time during the Term Tenant is occupying the entre Premises and is proposing to sublease not more than 10,000 rentable square feet of floor area of the Premises, then Landlord shall not have the right to Recapture with respect to such proposed sublease.

4.16.8     Notwithstanding anything to the contrary in this Lease, provided that all amounts due under this Lease have been paid in full and further provided that no Event of Default exists, upon not less than ten (10) Business Days advance written notice to Landlord but without Landlord’s consent, Tenant may assign this Lease or sublet all or any portion of the Premises to an Affiliate of the Tenant, provided (a) that Tenant has delivered to Landlord satisfactory evidence that the assignee or subtenant is an Affiliate of the Tenant, (b) Tenant reimburses Landlord on demand for all reasonable costs and expenses incurred by Landlord in determining compliance with the terms of this Section 4.16.8, including reasonable attorneys’ fees, and (c) such entity remains an Affiliate of Tenant subsequent to the date of such assignment and for the remainder of the Lease Term.  In all events, Tenant shall remain liable for its obligations under this Lease despite any such transfer.

4.16.9     Notwithstanding anything to the contrary in this Lease, provided that all amounts due under this Lease have been paid in full and further provided that no Event of Default exists, Tenant may, without Landlord’s consent, assign this Lease in conjunction or connection with any merger, consolidation, corporate reorganization (other than pursuant to the bankruptcy laws), or the sale of all or substantially all of the assets of Tenant or the sale or other transfer of all or substantially all of the Tenant’s stock or other ownership interests (directly or indirectly), provided that the resulting or surviving entity or transferee (as applicable) (a) assumes all of the liabilities and obligations of the Tenant under this Lease in a writing in form and substance reasonably satisfactory to Landlord, and (b) has a tangible net worth immediately following such transaction certified to Landlord by an independent certified public accountant equal to or greater than the tangible net worth of Tenant as of the date of this Lease or the date immediately prior to such transaction (whichever is greater), in each case as determined in accordance with generally accepted accounting principles.  Tenant agrees (w) that Tenant shall furnish to Landlord written notice of such assignment at least ten (10) Business Days prior to the effective date of such assignment, unless, because of any confidentiality requirements applicable to such assignment, Tenant may not give to Landlord advance notice of such assignment, (x) that Tenant shall furnish to Landlord evidence of any such completed assignment within five (5) Business Days after the effective date of such assignment, (y) that Tenant shall remain liable for its obligations under this Lease, despite any such assignment, and (z) to reimburse Landlord on demand for all reasonable costs and expenses incurred by Landlord in determining compliance with the terms of this subsection, including reasonable attorneys’ fees.  The provisions of Section 4.16.7 shall not apply to an assignment pursuant to this Section 4.16.9.

4.17        Assignment by Landlord.  Landlord shall have the right to transfer and assign, in whole or in part, its rights and obligations under this Lease and in any and all of the Land or Building.  If Landlord sells or transfers any or all of the Building, including the Premises, Landlord and Landlord’s Agents shall, upon consummation of such sale or transfer, be released automatically from any liability relating to obligations or covenants under this Lease to be performed or observed after the date of such transfer, provided that the transferee assumes in writing Landlord’s obligations and covenants to be performed or observed under this Lease after the date of such transfer, and, in such event, Tenant agrees to look solely to the transferor with respect to such liability.

4.18        Estoppel Certificates and Financial Statements.  Tenant shall, from time to time, upon the written request of Landlord, execute, acknowledge and deliver to Landlord or its designee a written statement stating: (a) the date this Lease was executed and the date it expires; (b) the date Tenant entered into occupancy of the Premises; (c) the amount of monthly Base Rent and Additional Rent and the date to which such Base Rent and Additional Rent have been paid; and (d) certifying that (1) this Lease is in full force and effect and has not been assigned, modified, supplemented or amended in any way (or specifying the date of the agreement so affecting this Lease); (2) Landlord is not in breach of this Lease (or, if so, a description of each such breach) and that no event, omission or condition has occurred which would result, with the giving of notice or the passage of time, in a breach of this Lease by Landlord; (3) this Lease represents the entire agreement between the parties with respect to the Premises; (4) all required contributions by Landlord to Tenant on account of Tenant improvements have been received; (5) on the date of execution, there exist no defenses or offsets which the Tenant has against the enforcement of this Lease by the Landlord; (6) no Base Rent, Additional Rent or other sums payable under this Lease have been paid in advance except for Base Rent and Additional Rent for the then current month; (7) no security has been deposited with Landlord (or, if so, the amount of such security); (8) it is intended that any Tenant’s statement may be relied upon by a prospective purchaser or mortgagee of Landlord’s interest or an assignee of any such mortgagee; and (9) such other information as may be reasonably requested by Landlord.  If Tenant fails to respond within ten (10) days of its receipt of a written request by Landlord as provided in this Section 4.18, such shall be a breach of this Lease and Tenant shall be deemed to have admitted the accuracy of any information supplied by Landlord to a prospective purchaser, mortgagee or assignee.  In addition, Tenant shall, from time to time, upon the written request of Landlord, deliver to or cause to be delivered to Landlord or its designee then current financial statements (including a statement of operations and balance sheet and statement of cash flows) certified as accurate by a certified public accountant (or by the chief financial officer of Tenant if Tenant does not obtain financial statements certified by a certified public accountant) and prepared in conformance with generally accepted accounting principles for (i) Tenant, (ii) any successor entity to Tenant by merger or operation of law, and (iii) any guarantor of this Lease.  Landlord will not disclose any aspect of Tenant’s financial statements except (1) to Landlord’s mortgagee or prospective mortgagees or purchasers of the Building, (2) in litigation between Landlord and Tenant, and/or (3) if required by court order.  Tenant shall not be required to deliver the financial statements required under this Section 4.1.8 more than once in any 12-month period unless requested by Landlord’s mortgagee or a prospective buyer or lender of the Building or an Event of Default occurs.

4.19        Modification for Lender.  If, in connection with obtaining construction, interim or permanent financing for the Building or Land, Landlord’s lender, if any, shall request reasonable modifications to this Lease as a condition to such financing, Tenant will not unreasonably withhold or delay its consent to such modifications; provided that such modifications do not increase the obligations of Tenant under this Lease or materially adversely affect Tenant’s rights under this Lease.

4.20        Hazardous Substances.

4.20.1     Neither Tenant, any of Tenant’s Agents nor any other person shall store, place, generate, manufacture, refine, handle, or locate on, in, under or around the Land or Building any Hazardous Substance, except for storage, handling and use of reasonable quantities and types of cleaning fluids and office supplies in the Premises in the ordinary course and the prudent conduct of Tenant’s business in the Premises.  Tenant agrees that (a) the storage, handling and use of such permitted Hazardous Substances must at all times conform to all Governmental Requirements and to applicable fire, safety and insurance requirements; (b) the types and quantities of permitted Hazardous Substances which are stored in the Premises must be reasonable and appropriate to the nature and size of Tenant’s operation in the Premises and reasonable and appropriate for a first-class building of the same or similar use and in the same market area as the Building; and (c) no Hazardous Substance shall be spilled or disposed of on, in, under or around the Land or Building or otherwise discharged from the Premises or any area adjacent to the Land or Building.  In no event will Tenant be permitted to store, handle or use on, in, under or around the Premises any Hazardous Substance which will increase the rate of fire or extended coverage insurance on the Land or Building, unless: (1) such Hazardous Substance and the expected rate increase have been specifically disclosed in writing to Landlord; (2) Tenant has agreed in writing to pay any rate increase related to each such Hazardous Substance; and (3) Landlord has approved in writing each such Hazardous Substance, which approval shall be subject to Landlord’s discretion.

4.20.2     Tenant shall indemnify, defend and hold harmless Landlord and Landlord’s Agents from and against any and all Claims arising out of any breach of any provision of this Section 4.20, which expenses shall also include laboratory testing fees, personal injury claims, clean-up costs and environmental consultants’ fees.  Tenant agrees that Landlord may be irreparably harmed by Tenant’s breach of this Section 4.20 and that a specific performance action may appropriately be brought by Landlord; provided that, Landlord’s election to bring or not bring any such specific performance action shall in no way limit, waive, impair or hinder Landlord’s other remedies against Tenant.

4.20.3     As of the execution date of this Lease, Tenant represents and warrants to Landlord that, except as otherwise disclosed by Tenant to Landlord, Tenant has no intent to bring any Hazardous Substances on, in or under the Premises except for the type and quantities authorized in the first paragraph of subsection 4.20.1.

4.21        Access Laws.

4.21.1     Tenant agrees to notify Landlord promptly if Tenant receives notification or otherwise becomes aware of: (a) any condition or situation on, in, under or around the Land or Building which may constitute a violation of any Access Laws or (b) any threatened or actual lien, action or notice that the Land or Building is not in compliance with any Access Laws.  If Tenant is responsible for such condition, situation, lien, action or notice under this Section 4.21, Tenant’s notice to Landlord shall include a statement as to the actions Tenant proposes to take in response to such condition, situation, lien, action or notice.

4.21.2     Tenant shall not alter or, after the Commencement Date, permit any subtenant or any other Person to alter the Premises in any manner which would violate any Access Laws or increase Landlord’s responsibilities for compliance with Access Laws, without the prior approval of the Landlord.  In connection with any such approval, Landlord may require a certificate of compliance with Access Laws from an architect, engineer or other person acceptable to Landlord.  Tenant agrees to pay the reasonable fees incurred by such architect, engineer or other third party in connection with the issuance of such certificate of compliance.  Landlord’s consent to any proposed Tenant Alteration shall not (a) relieve Tenant of its obligations or indemnities contained in this Section 4.21or elsewhere in this Lease or (b) be construed as a warranty that such proposed alteration complies with any Access Law.

4.21.3     Tenant shall be solely responsible for all costs and expenses relating to or incurred in connection with: (a) failure of the Premises to comply with the Access Laws; and (b) bringing the Building and the common areas of the Building into compliance with Access Laws, if and to the extent such noncompliance arises out of or relates to: (1) Tenant’s use of the Premises, including the hiring of employees; (2) any Tenant Alterations to the Premises; or (3) any Tenant Improvements constructed in the Premises at the request of Tenant, regardless of whether such improvements are constructed prior to or after the Commencement Date.

4.21.4     Landlord shall be responsible for all costs and expenses relating to or incurred in connection with bringing the common areas of the Building into compliance with Access Laws, unless such costs and expenses are Tenant’s responsibility as provided in the preceding subsection.

4.21.5     Tenant agrees to indemnify, defend and hold harmless Landlord and Landlord’s Agents from and against any and all Claims arising out of or relating to any failure of Tenant or Tenant’s Agents to comply with Tenant’s obligations under this Section 4.21.

4.21.6     The provisions of this Section 4.21 shall supersede any other provisions in this Lease regarding Access Laws, to the extent inconsistent with the provisions of any other Sections hereof.

4.22        Quiet Enjoyment.  Landlord covenants that, provided no Event of Default has occurred, Tenant shall and may peacefully have, hold and enjoy the Premises without hindrance or molestation by Landlord subject to the provisions of this Lease.

4.23        Signs.

4.23.1     Tenant shall be permitted to have its entity name listed on the main directory sign for the Building situated in the main lobby of the Building at Landlord’s expense.

4.23.2     After the Commencement Date, Tenant shall have the right, at Tenant’s cost, to install, maintain, repair and replace identification signage in the elevator lobby on each full floor of the Premises (i.e., each floor of the Building that is entirely leased by Tenant).  Any identification signage (or replacement thereof) installed in the elevator lobby on any full floor of the Premises (i.e., any floor of the Building that is entirely leased by Tenant) may be Tenant’s then current logo design; provided such signage shall be subject to Landlord’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed.

4.24        Subordination.

4.24.1     Tenant subordinates this Lease and all rights of Tenant under this Lease to any mortgage, deed of trust, ground lease or similar instrument which may from time to time be placed upon the Premises (and all renewals, modifications, replacements and extensions of such encumbrances), and each such mortgage, deed of trust, ground lease or other instrument shall be superior to and prior to this Lease.  Notwithstanding the foregoing, the holder or beneficiary of such mortgage, deed of trust, ground lease, vendor’s lien or similar instrument shall have the right to subordinate or cause to be subordinated any such mortgage, deed of trust, ground lease, vendor’s lien or similar instrument to this Lease or to execute a non-disturbance agreement in favor of Tenant on the standard form utilized by such lender or ground lessor.  At the request of Landlord, the holder of such mortgage or deed of trust or any ground lessor, Tenant shall execute, acknowledge and deliver promptly in recordable form any instrument or subordination agreement that Landlord or such holder may request.  Tenant further covenants and agrees that if the lender or ground lessor acquires the Premises as a purchaser at any foreclosure sale or otherwise, Tenant shall recognize and attorn to such party as landlord under this Lease, and shall make all payments required hereunder to such new landlord without deduction or set-off and, upon the request of such purchaser or other successor, execute, deliver and acknowledge documents confirming such attornment.  Tenant waives the provisions of any law or regulation, now or hereafter in effect, which may give or purport to give Tenant any right to terminate or otherwise adversely affect this Lease or the obligations of Tenant hereunder in the event that any such foreclosure or termination or other proceeding is prosecuted or completed.

4.24.2     If at any time during the Lease Term the Building is encumbered by a mortgage, then, upon Tenant’s written request, Landlord shall use commercially reasonable efforts to obtain for Tenant, at no cost to Landlord, a subordination, non-disturbance and attornment agreement from the holder of such mortgage, in the standard form customarily employed by such holder, provided that Landlord shall have no liability to Tenant, and the effectiveness of this Lease and the subordination of this Lease to any mortgage shall not be affected, in the event that it is unable to obtain any such agreement. Tenant shall reimburse Landlord, within ten (10) Business Days after demand therefor, for Landlord’s out-of-pocket costs, including fees charged by the holder(s) of any mortgage(s) and its or their counsel and other reasonable attorney’s fees and disbursements, incurred in connection with such efforts.

4.24.3     As of the date of this Lease, there are no mortgages encumbering the Building.  If at any time during the Lease Term the Building is encumbered by a mortgage, then upon Tenant’s written request, Landlord shall use commercially reasonable efforts to obtain for Tenant, at no cost to Landlord, a subordination, non-disturbance and attornment agreement from the holder of such mortgage, in the standard form customarily employed by such holder, provided that Landlord shall have no liability to Tenant, and the effectiveness of this Lease and the subordination of this Lease to any mortgage shall not be affected, in the event that it is unable to obtain any such agreement. Tenant shall reimburse Landlord, within ten (10) days after demand therefor, for Landlord’s reasonable out-of-pocket costs, including fees charged by the holder(s) of any mortgage(s) and its or their counsel and other reasonable attorney’s fees and disbursements, incurred in connection with such efforts.

4.25        Workers Compensation Immunity.  If and to the extent that Tenant is obligated to indemnify, defend or hold harmless Landlord or Landlord’s Agents from any Claims arising from its use of the Premises or any act or failure to act by Tenant or Tenants Agents or otherwise, Tenant expressly waives, solely to and in favor of Landlord and Landlord’s Agents, its statutory workers compensation act employers immunity relative to any injury to an employee or employees of Tenant, and such waiver is not intended, and shall not be interpreted, to apply to the benefit of any employee or employees of Tenant.

4.26        Brokers.  Each party to this Lease shall indemnify, defend and hold harmless the other party from and against any and all Claims asserted against such other party by any real estate broker, finder or intermediary relating to any act of the indemnifying party in connection with this Lease.  Landlord shall be responsible for paying any commission or fee owed to Landlord’s Broker in connection with this Lease, and Landlord’s Broker shall be responsible for the payment of any commission or fee owed to Tenant’s Broker in connection with this Lease pursuant to a written agreement between Landlord’s Broker and Tenant’s Broker.

4.27        Limitation on Recourse.  Landlord has executed this Lease by its authorized representative signing solely in a representative capacity.  Notwithstanding anything contained in this Lease to the contrary, Tenant confirms that the covenants of Landlord are made and intended, not as personal covenants of the Landlord’s authorized representative, or for the purpose of binding such authorized representative personally, but solely in the exercise of the representative powers conferred upon such authorized representative by their principal.  Liability with respect to the entry and performance of this Lease by or on behalf of Landlord, however it may arise, shall be asserted and enforced only against Landlord’s estate and equity interest in the Building.  Neither Landlord nor any of Landlord’s Agents shall have any personal liability in the event of any claim against Landlord arising out of or in connection with this Lease, the relationship of Landlord and Tenant or Tenant’s use of the Premises.  Further, in no event whatsoever shall any Landlord’s Agent have any liability or responsibility whatsoever arising out of or in connection with this Lease, the relationship of Landlord and Tenant or Tenant’s use of the Premises.  Any and all personal liability, if any, beyond that which may be asserted under this Section 4.27, is expressly waived and released by Tenant and by all persons claiming by, through or under Tenant.

4.28        Mechanic’s Liens and Tenant’s Personal Property Taxes.

4.28.1     Tenant shall have no authority, express or implied, to create or place any lien or encumbrance of any kind or nature whatsoever upon, or in any manner to bind, the interest of Landlord or Tenant in the Premises or to charge the rentals payable under this Lease for any Claims in favor of any person dealing with Tenant, including those who may furnish materials or perform labor for any construction or repairs.  Tenant shall immediately pay or cause to be paid all sums legally due and payable by it on account of any labor performed or materials furnished in connection with any work performed on the Premises on which any lien is or can be validly and legally asserted against its leasehold interest in the Premises and Tenant shall indemnify, defend and hold harmless Landlord from any and all Claims arising out of any such asserted Claims.  Tenant agrees to give Landlord immediate written notice of any such Claim.

4.28.2     Tenant shall be liable for all taxes levied or assessed against personal property, furniture or fixtures placed by Tenant in the Premises.  If any such taxes for which Tenant is liable are levied or assessed against Landlord or Landlord’s property and Landlord elects to pay them or if the assessed value of Landlord’s property is increased by inclusion of such personal property, furniture or fixtures and Landlord elects to pay the taxes based on such increase, Tenant shall reimburse Landlord for the sums so paid by Landlord, upon demand by Landlord.

4.29        Intentionally Omitted.

4.30        No Offset; Independent Covenants; Waiver.  Rent shall be paid without notice or demand, and without setoff, counterclaim, defense, abatement, suspension, deferment, reduction or deduction, except as expressly provided herein.  Tenant waives all rights (i) to any abatement, suspension, deferment, reduction or deduction of or from Rent, except to the extent otherwise expressly set forth herein, and (ii) to quit, terminate or surrender this Lease or the Premises or any part thereof, except as expressly provided herein.  TENANT HEREBY ACKNOWLEDGES AND AGREES THAT THE OBLIGATIONS OF TENANT HEREUNDER SHALL BE SEPARATE AND INDEPENDENT COVENANTS AND AGREEMENTS, THAT RENT SHALL CONTINUE TO BE PAYABLE IN ALL EVENTS AND THAT THE OBLIGATIONS OF TENANT HEREUNDER SHALL CONTINUE UNAFFECTED, UNLESS THE REQUIREMENT TO PAY OR PERFORM THE SAME SHALL HAVE BEEN TERMINATED PURSUANT TO AN EXPRESS PROVISION OF THIS LEASE.  LANDLORD AND TENANT EACH ACKNOWLEDGES AND AGREES THAT THE INDEPENDENT NATURE OF THE OBLIGATIONS OF TENANT HEREUNDER REPRESENTS FAIR, REASONABLE, AND ACCEPTED COMMERCIAL PRACTICE WITH RESPECT TO THE TYPE OF PROPERTY SUBJECT TO THIS LEASE, AND THAT THIS AGREEMENT IS THE PRODUCT OF FREE AND INFORMED NEGOTIATION DURING WHICH BOTH LANDLORD AND TENANT WERE REPRESENTED BY COUNSEL SKILLED IN NEGOTIATING AND DRAFTING COMMERCIAL LEASES IN MASSACHUSETTS, AND THAT THE ACKNOWLEDGEMENTS AND AGREEMENTS CONTAINED HEREIN ARE MADE WITH FULL KNOWLEDGE OF THE HOLDING IN WESSON V.  LEONE ENTERPRISES, INC., 437 MASS.  708 (2002).  SUCH WAIVER AND ACKNOWLEDGEMENTS BY TENANT ARE A MATERIAL INDUCEMENT TO LANDLORD ENTERING INTO THIS LEASE.

4.31        Occupancy.  Prior to the expiration or earlier termination of the Lease Term, Tenant shall not vacate the Premises without providing Landlord with at least thirty (30) days advance notice.  Tenant’s furnishing of such notice shall not relieve Tenant of any of its obligations under this Lease.  Without limiting any of such obligations, Tenant shall inspect the Premises no less than once each month during the remainder of the Lease Term to ensure that the Premises are in good order and condition.

SECTION 5: DEFAULT AND REMEDIES

5.1          Events of Default.

5.1.1       The occurrence of any one or more of the following events shall constitute a material default and breach of this Lease by Tenant (“Event of Default”):

(a)           abandonment of the Premises for greater than ten (10) consecutive days;

(b)           failure by Tenant to make any payment of Base Rent, Additional Rent or any other sum payable by Tenant under this Lease within three (3) Business Days after written notice that such payment was not paid when due, provided, however, Landlord need not give any such notice more than once in any twelve (12) month period, and any further failure by Tenant within any such twelve (12) month period to make any payment of Base Rent, Additional Rent or any other sum payable by Tenant under this Lease within three (3) Business Days after its due date shall constitute an immediate Event of Default without any notice from Landlord;

(c)            failure by Tenant to observe or perform any covenant or condition of this Lease, other than the making of payments, where such failure shall continue for a period of fifteen (15) Business Days after written notice from Landlord, provided, however, if cure is not reasonably capable of being completed within such time period but is capable of being cured, Tenant shall have such additional reasonable time (not to exceed an additional forty-five (45) calendar days) as is required to cure such default as long as Tenant promptly commences such cure within said fifteen (15) Business Day period and thereafter diligently pursues such cure to completion;

(d)           the failure of Tenant to surrender possession of the Premises at the expiration or earlier termination of this Lease in the condition required by this Lease;

(e)           (1) the making by Tenant of any general assignment or general arrangement for the benefit of creditors; (2) the filing by or against Tenant of a petition in bankruptcy, including reorganization or arrangement, unless, in the case of a petition filed against Tenant, the same is dismissed or vacated within twenty (20) Business Days; (3) the appointment of a trustee or receiver to take possession of substantially all of Tenant’s assets located in the Premises or of Tenant’s interest in this Lease; (4) any execution, levy, attachment or other process of law against any property of Tenant or Tenant’s interest in this Lease, unless the same is dismissed or vacated within twenty (20) Business Days; (5) adjudication that Tenant is bankrupt; (6) the making by Tenant of a transfer in fraud of creditors; or (7) the failure of Tenant to generally pay its debts as they become due;

(f)            any information furnished by or on behalf of Tenant to Landlord in connection with the entry of this Lease is determined to have been materially false, misleading or incomplete when made; or

(g)           the failure of Tenant to deliver the Letter of Credit contemporaneously with the execution of this Lease as specified in the Section entitled “Letter of Credit”.

5.1.2       Tenant shall notify Landlord promptly of any Event of Default or any facts, conditions or events which, with the giving of notice or passage of time or both, would constitute an Event of Default.

5.1.3       If a petition in bankruptcy is filed by or against Tenant, and if this Lease is treated as an “unexpired lease” under applicable bankruptcy law in such proceeding, then Tenant agrees that Tenant shall not attempt nor cause any trustee to attempt to extend the applicable time period within which this Lease must be assumed or rejected.

5.2          Remedies.  If any Event of Default occurs, Landlord may at any time after such occurrence, with or without notice or demand except as stated in this Section 5.2, and without limiting Landlord in the exercise of any right or remedy at law which Landlord may have by reason of such Event of Default, exercise the rights and remedies, either singularly or in combination, as are specified or described in the subsections of this Section 5.2.

5.2.1       Landlord may terminate this Lease and all rights of Tenant under this Lease either immediately or at some later date by giving Tenant written notice that this Lease is terminated.  If Landlord so terminates this Lease, then Landlord may recover from Tenant the sum of:

(a)           the unpaid Base Rent, Additional Rent and all other sums payable under this Lease which have been earned at the time of termination; plus

(b)           interest at the Default Rate on the unpaid Base Rent, Additional Rent and all other sums payable under this Lease which have been earned at the time of termination; plus

(c)           the amount by which the unpaid Base Rent, Additional Rent and all other sums payable under this Lease which would have been earned after termination until the time of award exceeds the amount of such rental loss, if any, as Tenant affirmatively proves could have been reasonably avoided and interest on such excess at the Default Rate; plus

(d)           the amount by which the aggregate of the unpaid Base Rent, Additional Rent and all other sums payable under this Lease for the balance of the Lease Term after the time of award exceeds the amount of such rental loss, if any, as Tenant affirmatively proves could have been reasonably avoided, with such difference being discounted to present value at the Prime Rate at the time of award; plus

(e)           any other amount necessary to compensate Landlord for the detriment proximately caused by Tenant’s failure to perform Tenant’s obligations under this Lease or which, in the ordinary course of things, would be likely to result from such failure, including, leasing commissions, tenant improvement costs, renovation costs and advertising costs; plus

(f)            all such other amounts in addition to or in lieu of the foregoing as may be permitted from time to time by applicable Governmental Requirements.

5.2.2       Landlord shall also have the right, with or without terminating this Lease, to re-enter the Premises and remove all persons and property from the Premises.  Landlord may cause property so removed from the Premises to be stored in a public warehouse or elsewhere at the expense and for the account of Tenant.

5.2.3       Landlord shall also have the right, without terminating this Lease, to accelerate and recover from Tenant the sum of:

(a)           all unpaid Base Rent, Additional Rent and all other sums payable under this Lease which have accrued as of the date Tenant has paid all amounts due under this subsection 5.2.3; plus,

(b)           interest at the Default Rate on the unpaid Base Rent, Additional Rent and all other sums payable under this Lease which have accrued as of the date Tenant has paid all amounts due under this subsection 5.2.3; plus

(c)           the amount by which the aggregate of the unpaid Base Rent, Additional Rent and all other sums payable under this Lease for the balance of the Lease Term after the date Tenant has paid all amounts due under this subsection 5.2.3 exceeds the amount of such rental loss, if any, as Tenant affirmatively proves could have been reasonably avoided, with such difference being discounted to present value at the Prime Rate as of the date Tenant has paid all amounts due under this subsection 5.2.3; plus

(d)           any other amount necessary to compensate Landlord for the detriment proximately caused by Tenant’s failure to perform Tenant’s obligations under this Lease or which, in the ordinary course of things, would be likely to result from such failure, including, leasing commissions, tenant improvement costs, renovation costs and advertising costs; plus

(e)           all such other amounts in addition to or in lieu of the foregoing as may be permitted from time to time by applicable Governmental Requirements.

5.2.4       If Tenant abandons or surrenders the Premises without Landlord’s consent, or if Landlord re-enters the Premises as provided in subsection 5.2.2 or takes possession of the Premises pursuant to legal proceedings or through any notice procedure provided by law, then, if Landlord does not elect to terminate this Lease, Landlord may, from time to time, without terminating this Lease, either (a) recover all Base Rent, Additional Rent and all other sums payable under this Lease as they become due or (b) relet the Premises or any part of the Premises on behalf of Tenant for such term or terms, at such rent or rents and pursuant to such other provisions as Landlord, in its sole discretion, may deem advisable, all with the right, at Tenant’s cost, to make alterations and repairs to the Premises and recover any deficiency from Tenant as set forth in subsection 5.2.6.

5.2.5       None of the following remedial actions, singly or in combination, shall be construed as an election by Landlord to terminate this Lease unless Landlord has in fact given Tenant written notice that this Lease is terminated: (a) an act by Landlord to maintain or preserve the Premises; (b) any efforts by Landlord to relet the Premises; (c) any repairs or alterations made by Landlord to the Premises: (d) re-entry, repossession or reletting of the Premises by Landlord pursuant to this Section 5.2; or (e) the appointment of a receiver, upon the initiative of Landlord, to protect Landlord’s interest under this Lease.  If Landlord takes any of the foregoing remedial action without terminating this Lease, Landlord may nevertheless at any time after taking any such remedial action terminate this Lease by written notice to Tenant.

5.2.6       If Landlord relets the Premises, Landlord shall apply the revenue from such reletting as follows: first, to the payment of any indebtedness of Tenant to Landlord other than Base Rent, Additional Rent or any other sums payable by Tenant under this Lease; second, to the payment of any cost of reletting (including finders’ fees and leasing commissions); third, to the payment of the cost of any alterations, improvements, maintenance and repairs to the Premises; and fourth, to the payment of Base Rent, Additional Rent and other sums due and payable and unpaid under this Lease.  Landlord shall hold and apply the residue, if any, to payment of future Base Rent, Additional Rent and other sums payable under this Lease as the same become due, and shall deliver the eventual balance, if any, to Tenant.  Should revenue from letting during any month, after application pursuant to the foregoing provisions, be less than the sum of the Base Rent, Additional Rent and other sums payable under this Lease and Landlord’s expenditures for the Premises during such month, Tenant shall be obligated to pay such deficiency to Landlord as and when such deficiency arises.

5.2.7       Pursuit of any of the foregoing remedies shall not preclude pursuit of any of the other remedies provided in this Lease or by law (all such remedies being cumulative), nor shall pursuit of any remedy provided in this Lease constitute a forfeiture or waiver of any Base Rent, Additional Rent or other sum payable under this Lease or of any damages accruing to Landlord by reason of the violation of any of the covenants or conditions contained in this Lease.

5.3          Right to Perform.  If Tenant shall fail to pay any sum of money, other than Base Rent or Additional Rent, required to be paid by it under this Lease or shall fail to perform any other act on its part to be performed under this Lease, and such failure shall continue for ten (10) Business Days after written notice of such failure by Landlord, or such shorter time if reasonable under the circumstances, Landlord may, but shall not be obligated to, and without waiving or releasing Tenant from any obligations of Tenant, make such payment or perform such other act on Tenant’s part to be made or performed as provided in this Lease.  Landlord shall have (in addition to any other right or remedy of Landlord) the same rights and remedies in the event of the nonpayment of sums due under this Section 5.3 as in the case of default by Tenant in the payment of Base Rent.

5.4          Landlord’s Default.  Landlord shall not be in default under this Lease unless Landlord fails to perform obligations required of Landlord within twenty (20) Business Days after written notice is delivered by Tenant to Landlord and to the holder of any mortgages or deeds of trust (collectively, “Lender”) covering the Premises whose name and address shall have theretofore been furnished to Tenant in writing, specifying the obligation which Landlord has failed to perform; provided, however, that if the nature of Landlord’s obligation is such that more than twenty (20) Business Days are required for performance, then Landlord shall not be in default if Landlord or Lender commences performance within such twenty (20) Business Day period and thereafter diligently prosecutes the same to completion.  All obligations of Landlord hereunder shall be construed as covenants, not conditions.  In the event of any default, breach or violation of Tenant’s rights under this Lease by Landlord, Tenant’s exclusive remedy shall be either an action for specific performance or an action for actual damages.  Tenant hereby waives the benefit of any laws granting it the right to perform Landlord’s obligations, a lien upon the property of Landlord and/or upon Rent due Landlord, or the right to terminate this Lease or withhold Rent on account of any Landlord default.

SECTION 6: MISCELLANEOUS PROVISIONS

6.1          Notices.  Any notice, request, approval, consent or written communication required or permitted to be delivered under this Lease shall be: (a) in writing; (b) transmitted by personal delivery, express or courier service, United States Postal Service in the manner described below, or electronic means of transmitting written material; and (c) deemed to be delivered on the earlier of the date received or four (4) Business Days after having been deposited in the United States Postal service, postage prepaid.  Such writings shall be addressed to Landlord or Tenant, as the case may be, at the respective designated addresses set forth opposite their signatures, or at such other address(es) as they may, after the execution date of this Lease, specify by written notice delivered in accordance with this Section 6.1, with copies to the persons at the addresses, if any, designated opposite each party’s signature.  Those notices which contain a notice of breach or default or a demand for performance may be sent by any of the methods described in clause (b) above, but if transmitted by personal delivery or electronic means, shall also be sent concurrently by certified or registered mail, return receipt requested.

6.2          Attorney’s Fees and Expenses.  In the event either party requires the services of an attorney in connection with enforcing the terms of this Lease, or in the event legal action is brought for the recovery of Base Rent, Additional Rent or any other sums payable under this Lease or for the breach of any covenant or condition of this Lease, or for the restitution of the Premises to Landlord or the eviction of Tenant during the Lease Term or after the expiration or earlier termination of this Lease, the prevailing party in such legal action shall be entitled to a reasonable sum for attorney’s and paralegal’s fees, expenses and court costs, including those relating to any appeal.

6.3          No Accord and Satisfaction.  No payment by Tenant or receipt by Landlord of an amount less than the Base Rent or Additional Rent or any other sum due and payable under this Lease shall be deemed to be other than a payment on account of the Base Rent, Additional Rent or other such sum, nor shall any endorsement or statement on any check or any letter accompanying any check or payment be deemed an accord and satisfaction, nor preclude Landlord’s right to recover the balance of any amount payable or Landlord’s right to pursue any other remedy provided in this Lease or at law.

6.4          Successors; Joint and Several Liability.  Except as provided in the Section entitled “Limitation on Recourse” and subject to the Section entitled “Assignment and Subletting by Landlord”, all of the covenants and conditions contained in this Lease shall apply to and be binding upon Landlord and Tenant and their respective heirs, executors, administrators, successors and assigns.  In the event that more than one person, partnership, company, corporation or other entity is included in the term “Tenant”, then each such person, partnership, company, corporation or other entity shall be jointly and severally liable for all obligations of Tenant under this Lease.

6.5          Choice of Law.  This Lease shall be construed and governed by the laws of the state in which the Land is located.  Tenant consents to Landlord’s choice of venue for any legal proceeding brought by Landlord or Tenant to enforce the terms of this Lease.

6.6          No Waiver of Remedies.  The waiver by either party of any covenant or condition contained in this Lease shall not be deemed to be a waiver of any subsequent breach of such covenant or condition nor shall any custom or practice which may develop between the parties in the administration of this Lease be construed to waive or lessen the rights of a party to insist on the strict performance by the other party of all of the covenants and conditions of this Lease.  No act or thing done by Landlord or Landlord’s Agents during the Lease Term shall be deemed an acceptance or a surrender of the Premises, and no agreement to accept a surrender of the Premises shall be valid unless made in writing and signed by Landlord.  The mention in this Lease of any particular remedy shall not preclude Landlord from any other remedy it might have, either under this Lease or at law, nor shall the waiver of or redress for any violation of any covenant or condition in this Lease or in any of the rules or regulations attached to this Lease or later adopted by Landlord, prevent a subsequent act, which would have originally constituted a violation, from having all the force and effect of an original violation.  The receipt by Landlord of Base Rent, Additional Rent or any other sum payable under this Lease with knowledge of a breach of any covenant or condition in this Lease shall not be deemed a waiver of such breach.  The failure of Landlord to enforce any of the rules and regulations attached to this Lease or later adopted, against Tenant or any other tenant in the Building, shall not be deemed a waiver.  Any waiver by a party must be in writing and signed by such party to be effective.

6.7          Offer to Lease.  The submission of this Lease in a draft form to Tenant or its broker or other agent does not constitute an offer to Tenant to lease the Premises.  This Lease shall have no force or effect until: (a) it is executed and delivered by Tenant to Landlord: and (b) it is executed and delivered by Landlord to Tenant.

6.8          Force Majeure.  Except as to the obligation of Tenant to pay Base Rent, Additional Rent or other charges hereunder, in the event that Landlord or Tenant shall be delayed, hindered in or prevented from the performance of any act or obligation under this Lease by reason of acts of God, strikes, lockouts, labor troubles or disputes, inability to procure or shortage of materials or labor, failure of power or utilities, delay in transportation, fire, vandalism, accident, flood, severe weather, other Casualty, Governmental Requirements (including mandated changes in the Tenant Improvements resulting from changes in pertinent Governmental Requirements or interpretations thereof), riot, insurrection, civil commotion, sabotage, explosion, war, natural or local emergency, acts or omissions of others, including Tenant or Landlord (as applicable), or other reasons of a similar or dissimilar nature not solely the fault of, or under the exclusive control of, Landlord or Tenant (as applicable) (“Force Majeure”), then performance of such act or obligation shall be excused for the period of the delay and the period for the performance of any such act or obligation shall be extended for the period equivalent to the period of such delay.  In no event shall Landlord’s or Tenant’s financial difficulties be considered beyond the reasonable control of such party, as applicable, and shall not constitute Force Majeure as to such party hereunder.

6.9          Landlord’s Consent.  Unless otherwise provided in this Lease, whenever Landlord’s consent, approval or other action is required under the terms of this Lease, such consent, approval or action shall be subject to Landlord’s judgment or discretion exercised in good faith and shall be delivered in writing.

6.10        Severability; Captions.  If any clause or provision of this Lease is determined to be illegal, invalid, or unenforceable under present or future laws, the remainder of this Lease shall not be affected by such determination, and in lieu of each clause or provision that is determined to be illegal, invalid or unenforceable, there be added as a part of this Lease a clause or provision as similar in terms to such illegal, invalid or unenforceable clause or provision as may be possible and be legal, valid and enforceable.  Headings or captions in this Lease are added as a matter of convenience only and in no way define, limit or otherwise affect the construction or interpretation of this Lease.

6.11        Interpretation.  Whenever a provision of this Lease uses the term (a) “include” or “including”, that term shall not be limiting but shall be construed as illustrative, (b) “covenant”, that term shall include any covenant, agreement, term or provision, (c) “at law”, that term shall mean as specified in any applicable statute, ordinance or regulation having the force of law or as determined at law or in equity, or both, and (d) “day”, that uncapitalized word shall mean a calendar day.  This Lease shall be given a fair and reasonable interpretation of the words contained in it without any weight being given to whether a provision was drafted by one party or its counsel.

6.12        Incorporation of Prior Agreement; Amendments.  This Lease contains all of the agreements of the parties to this Lease with respect to any matter covered or mentioned in this Lease, and no prior agreement or understanding pertaining to any such matter shall be effective for any purpose.  No provision of this Lease may be amended or added to except by an agreement in writing signed by the parties to this Lease or their respective successors in interest.

6.13        Authority. If Tenant is a partnership, company, corporation or other entity, Tenant represents and warrants to Landlord that each individual executing this Lease on behalf of Tenant is duly authorized to so execute and deliver this Lease and that all partnership, company, corporation or other entity actions and consents required for execution of this Lease have been given, granted or obtained.  If Tenant is a partnership, company, corporation or other business organization, it shall, within ten (10) Business Days after demand by Landlord, deliver to Landlord satisfactory evidence of the due authorization of this Lease and the authority of the person executing this Lease on its behalf.

6.14        Time or Essence.  Time is of the essence with respect to the performance of every covenant and condition of this Lease.

6.15        Survival of Obligations.  Notwithstanding anything contained in this Lease to the contrary or the expiration or earlier termination of this Lease, any and all obligations of either party accruing prior to the expiration or termination of this Lease shall survive the expiration or earlier termination of this Lease, and either party shall promptly perform all such obligations whether or not this Lease has expired or terminated.  Such obligations shall include any and all indemnity obligations set forth in this Lease.

6.16        Consent to Service.  If for any reason Tenant fails or refuses to accept service of process at Tenant’s address for notices hereunder as provided in Section 6.1 and if Landlord is unable for any reason to serve process on a registered agent of Tenant in the Commonwealth of Massachusetts, then Tenant irrevocably consents to the service of process during the Term or any time thereafter that Tenant continues to occupy all or part of the Premises of any action or proceeding at the address of the Premises.  Nothing in this Section 6.16 shall affect the right to serve process in any other manner permitted by law.

6.17        Landlord’s Authorized Agents.  Notwithstanding anything contained in the Lease to the contrary, including without limitation, the definition of Landlord’s Agents, only officers of Landlord, are authorized to amend, renew or terminate this Lease, or to compromise any of Landlord’s claims under this Lease or to bind Landlord in any manner.  Without limiting the effect of the previous sentence, no property manager or broker shall be considered an authorized agent of Landlord to amend, renew terminate this Lease, to compromise any of Landlord’s claims under this Lease or to bind Landlord in any manner.

6.18        Waiver of Jury Trial.  Landlord and Tenant irrevocably waive the respective rights to trial by jury in any action proceeding or counterclaim brought by either against the other (whether in contract or tort) on any matter arising out of or relating in any way to this Lease, the relationship of Landlord and Tenant or Tenant’s use or occupancy of the Premises.

6.19        Specially Designated National or Blocked Person.  Tenant hereby represents its compliance with all applicable anti-money laundering laws, including, without limitation, the USA Patriot Act, and the laws administered by the United States Treasury Department’s Office of Foreign Assets Control, including, without limitation, Executive Order 13224.  Tenant further represents (i) that it is not, and it is not owned or controlled directly or indirectly by any person or entity, on the Specially Designated Nationals (SDN) List published by the United States Treasury Department’s Office of Foreign Assets Control and (ii) that it is not a person otherwise identified by government or legal authority as a person with whom a U.S. Person is prohibited from transacting business.  As of the date hereof, a list of such designations is available at http://www.treasury.gov/resource-center/sanctions/SDN-List/Pages/default.aspx and the text of Executive Order 13224 is available at http://www.stategov/j/ct/rls/other/des/122570.htm.  Tenant covenants and agrees to deliver to Landlord any certification or other evidence requested from time to time by Landlord in its reasonable discretion, confirming Tenant’s compliance with this Section 6.19.

6.20        Letter of Credit.

6.20.1     Concurrently with Tenant’s execution of this Lease, Tenant shall deliver to Landlord, as collateral for the full performance by Tenant of all of its obligations under this Lease and for all losses and damages Landlord may suffer as a result of any default by Tenant under this Lease, a standby, unconditional, irrevocable, transferable letter of credit (the “Letter of Credit”) in accordance with the requirements set forth in Exhibit F attached hereto and containing the terms required herein, in the face amount of Two Million Three Hundred Eighty-Three Thousand Eight Hundred Twenty-Five and 00/100 Dollars ($2,383,825.00) (the  “Letter of Credit Amount”), naming Landlord as beneficiary, issued (or confirmed) by a financial institution acceptable to Landlord in Landlord’s sole discretion, permitting multiple and partial draws thereon, and otherwise in form acceptable to Landlord in its sole discretion.  Tenant shall cause the Letter of Credit to be continuously maintained in effect (whether through replacement, renewal or extension) in the Letter of Credit Amount through the date (the “Final LC Expiration Date”) that is ninety (90) days after the scheduled expiration date of the Lease Term or any Extension Term.  If the Letter of Credit held by Landlord expires earlier than the Final LC Expiration Date (whether by reason of a stated expiration date or a notice of termination or non-renewal given by the issuing bank), Tenant shall deliver a new Letter of Credit or certificate of renewal or extension to Landlord not later than thirty (30) days prior to the expiration date of the Letter of Credit then held by Landlord.  Any renewal or replacement Letter of Credit shall comply with all of the provisions of this Section 6.20 and the requirements set forth in Exhibit F attached hereto, shall be irrevocable, transferable and shall remain in effect (or be automatically renewable) through the Final LC Expiration Date upon the same terms as the expiring Letter of Credit or such other terms as may be acceptable to Landlord in its sole discretion.

6.20.2     Landlord shall have the right to draw upon the Letter of Credit, in whole or in part, at any time and from time to time:

(1)          If an Event of Default occurs; or

(2)          If the Letter of Credit held by Landlord expires earlier than the Final LC Expiration Date (whether by reason of a stated expiration date or a notice of termination or non-renewal given by the issuing bank), and Tenant fails to deliver to Landlord, at least thirty (30) days prior to the expiration date of the Letter of Credit then held by Landlord, a renewal or substitute Letter of Credit that is in effect and that complies with the provisions of this Section 6.20.

No condition or term of this Lease shall be deemed to render the Letter of Credit conditional to justify the issuer of the Letter of Credit in failing to honor a drawing upon such Letter of Credit in a timely manner.  Tenant hereby acknowledges and agrees that Landlord is entering into this Lease in material reliance upon the ability of Landlord to draw upon the Letter of Credit upon the occurrence of any Event of Default by Tenant under this Lease or upon the occurrence of any of the other events described above in this subsection 6.20.2.

6.20.3     The proceeds of the Letter of Credit may be applied by Landlord against any Base Rent, Additional Rent or other sums or charges payable by Tenant under this Lease that is not paid when due and/or to pay for all losses and/or damages that Landlord has suffered or that Landlord reasonably estimates that it will suffer as a result of any default by Tenant under this Lease.  Landlord shall deposit any unused proceeds in a separate account in the name of Landlord or its designee at a financial institution selected by Landlord in its sole discretion (the “LC Proceeds Account”).  Landlord may apply funds from the LC Proceeds Account against any Base Rent, Additional Rent or other sums or charges payable by Tenant under this Lease that is not paid when due and/or to pay for all losses and/or damages that Landlord has suffered or that Landlord reasonably estimates that it will suffer as a result of any default by Tenant under this Lease.  Tenant hereby grants Landlord a security interest in the LC Proceeds Account and agrees that, in addition to all other rights and remedies available to Landlord under applicable Governmental Requirements, Landlord shall have all rights of a secured party under the Massachusetts Uniform Commercial Code with respect to the LC Proceeds Account.  The LC Proceeds Account shall be under the sole control of Landlord.  Tenant shall not have any right to direct the disposition of funds from the LC Proceeds Account or any other right or interest in the LC Proceeds Account.  Tenant shall, at any time and from time to time, execute, acknowledge and deliver such documents and take such actions as Landlord or the bank with which the LC Proceeds Account is maintained may reasonably request concerning the creation or perfection of the security interest granted to Landlord in (including Landlord’s control of) the LC Proceeds Account or to effect the provisions of this subsection 6.20.3.  Tenant does hereby make, constitute and appoint Landlord its true and lawful attorney-in-fact, for it and in its name, place and stead, to execute and deliver all such instruments and documents, and to do all such other acts and things, as Landlord may deem to be necessary or desirable to protect and preserve the rights granted to Landlord under this subsection 6.20.3.  Tenant hereby grants to Landlord the full power and authority to appoint one or more substitutes to perform any of the acts that Landlord is authorized to perform under this subsection 6.20.3, with a right to revoke such appointment of substitution at Landlord’s pleasure.  The power of attorney granted pursuant to this subsection 6.20.3 is coupled with an interest and therefore is irrevocable.  Any person dealing with Landlord may rely upon the representation of Landlord relating to any authority granted by this power of attorney, including the intended scope of the authority, and may accept the written certificate of Landlord that this power of attorney is in full force and effect.  Photographic or other facsimile reproductions of this executed Lease may be made and delivered by Landlord and may be relied upon by any person to the same extent as though the copy were an original.  Anyone who acts in reliance upon any representation or certificate of Landlord, or upon a reproduction of this Lease, shall not be liable for permitting Landlord to perform any act pursuant to this power of attorney.  Provided Tenant has performed all of its obligations under this Lease, Landlord agrees to pay to Tenant within thirty (30) days after the Final LC Expiration Date the amount of any proceeds of the Letter of Credit received by Landlord and not applied against any Base Rent, Additional Rent or other sums or charges payable by Tenant under this Lease that was not paid when due and/or used to pay for any losses and/or damages suffered by Landlord (or reasonably estimated by Landlord that it will suffer) as a result of any default by Tenant under this Lease; provided, that if prior to the Final LC Expiration Date a voluntary petition is filed by Tenant, or an involuntary petition is filed against Tenant by any of Tenant’s creditors, under the Federal Bankruptcy Code, then Landlord shall not be obligated to make such payment in the amount of the unused Letter of Credit proceeds until either all preference issues relating to payments under this Lease have been resolved in such bankruptcy or reorganization case or such bankruptcy or reorganization case has been dismissed, in each case pursuant to a final court order not subject to appeal or any stay pending appeal.

6.20.4     If, as result of any application or use by Landlord of all or any part of the Letter of Credit, the amount of the Letter of Credit shall be less than the Letter of Credit Amount, Tenant shall, within five (5) days thereafter, provide Landlord with additional letter(s) of credit in an amount equal to the deficiency (or a replacement letter of credit in the total Letter of Credit Amount), and any such additional (or replacement) letter of credit shall comply with all of the provisions of this subsection 6.20.4, and, within ten (10) days after receipt by Landlord of such additional (or replacement) letter of credit, Landlord shall return to Tenant the amount of any proceeds of the Letter of Credit received by Landlord and not applied in accordance with the foregoing provisions of this Section 6.20.  If Tenant fails to comply with the foregoing provisions of this subsection 6.20.4, then, notwithstanding anything to the contrary contained in this Lease, such failure shall constitute an uncurable Event of Default by Tenant.  Tenant further covenants and warrants that it will neither assign nor encumber the Letter of Credit or any part thereof or any interest in the LC Proceeds Account and that neither Landlord nor its successors or assigns will be bound by any such assignment, encumbrance, attempted assignment or attempted encumbrance.

6.20.5     Landlord may, at any time and without notice to Tenant and without first obtaining Tenant’s consent thereto, transfer all or any portion of its interest in and to the Letter of Credit to another Person, including the holder of any mortgage, and/or to have the Letter of Credit reissued in the name of the holder of any mortgage.  If Landlord transfers its interest in the Building and transfers the Letter of Credit (or any proceeds thereof then held by Landlord) in whole or in part to the transferee, Landlord shall, without any further agreement between the parties hereto, thereupon be released by Tenant from all liability therefor.  The provisions hereof shall apply to every transfer or assignment of all or any part of the Letter of Credit to a new landlord.  In connection with any such transfer of the Letter of Credit by Landlord, Tenant shall, at Tenant’s sole cost and expense, execute and submit to the issuer of the Letter of Credit such applications, documents and instruments as may be necessary to effectuate such transfer.  Tenant shall be responsible for paying the issuer’s transfer and processing fees in connection with any transfer of the Letter of Credit and, if Landlord advances any such fees (without having any obligation to do so), Tenant shall reimburse Landlord for any such transfer or processing fees within ten (10) days after Landlord’s written request therefor.

6.20.6     Landlord and Tenant (1) acknowledge and agree that in no event or circumstance shall the Letter of Credit or any renewal thereof or substitute therefor or any proceeds thereof (including the LC Proceeds Account) be deemed to be or treated as a “security deposit” under any Governmental Requirements applicable to security deposits in the commercial context (“Security Deposit Laws”), (2) acknowledge and agree that the Letter of Credit (including any renewal thereof or substitute therefor or any proceeds thereof) is not intended to serve as a security deposit, and the Security Deposit Laws shall have no applicability or relevancy thereto, and (3) waive any and all rights, duties and obligations either party may now or, in the future, will have relating to or arising from the Security Deposit Laws.

6.20.7     Provided no Event of Default has occurred, the Letter of Credit Amount shall, subject to the terms of this Section 6.20.7, reduce after each Reduction Date (as hereinafter defined) in accordance with the following provisions of this Section 6.20.7, provided that in no event shall the Letter of Credit Amount be reduced below $1,191,912.50.  The “Reduction Dates” shall be the third anniversary of the Rent Commencement Date and the fifth anniversary of the Rent Commencement Date.  Subject to the following provisions of this Section 6.20.7, the Letter of Credit Amount shall reduce from $2,383,825.00 to $1,787,868.75 on the third anniversary of the Rent Commencement Date and from $1,787,868.75 to $1,191,912.50 on the fifth anniversary of the Rent Commencement Date.  After the first Reduction Date set forth above, Tenant may deliver to Landlord a proposed amendment to the Letter of Credit whereby the Letter of Credit Amount shall be reduced from $2,383,825.00 to $1,787,868.75 and is otherwise not modified or amended.  Provided no Event of Default has occurred prior to such first Reduction Date and Tenant shall have delivered to Landlord prior to such first Reduction Date (i) evidence satisfactory to Landlord that, subsequent to the Effective Date, the United States Food and Drug Administration (the “FDA”) has given marketing approval of volanesorsen or one of Tenant’s other medical products and (ii) if not volanesorsen, evidence satisfactory to Landlord that the revenue potential of such other medical product exceeds the Minimum Revenue Potential (as hereinafter defined),  Landlord shall approve such proposed amendment to the Letter of Credit.  After the second Reduction Date set forth above, Tenant may deliver to Landlord a proposed amendment to the Letter of Credit whereby the Letter of Credit Amount shall be reduced from $1,787,868.75 to $1,191,912.50 and is otherwise not modified or amended. Provided no Event of Default has occurred prior to such second Reduction Date and Tenant shall have delivered to Landlord prior to the first Reduction Date (i) evidence satisfactory to Landlord that, subsequent to the Effective Date, the FDA has given marketing approval of volanesorsen or one of Tenant’s other medical products and (ii) if not volanesorsen, evidence satisfactory to Landlord that the revenue potential of such other medical product exceeds the Minimum Revenue Potential, Landlord shall approve such proposed amendment to the Letter of Credit.  As used herein, the phrase “Minimum Revenue Potential” shall mean the revenue potential of volanesorsen as represented to Landlord by Tenant prior to the Effective Date.

6.20.8     Subject to the provisions of this subsection 6.20.8, in lieu of the delivery to Landlord of the Letter of Credit concurrently with the execution of this Lease as provided in subsection 6.20.1, Tenant may deposit with Landlord Two Million Three Hundred Eighty-Three Thousand Eight Hundred Twenty-Five and 00/100 Dollars ($2,383,825.00) by wire transfer in accordance with wire transfer instructions to be provided by Landlord (the “Cash Deposit Amount”).  The Cash Deposit Amount may be commingled with other funds, and no interest shall be paid thereon.  If Tenant elects to deposit with Landlord the Cash Deposit Amount in lieu of the delivery to Landlord of the Letter of Credit in accordance with this subsection 6.20.8, then Tenant shall deliver to Landlord the Letter of Credit no later than twenty-one (21) days after the Effective Date.  If Tenant fails to deliver to Landlord the Letter of Credit within twenty-one (21) days after the Effective Date and if Landlord notifies Tenant of such failure (the “L/C Default Notice”), then, if Tenant fails to deliver to Landlord the Letter of Credit within twenty-one (21) days after receipt by Tenant of the L/C Default Notice, such failure shall constitute an Event of Default by Tenant and Tenant shall pay to Landlord a charge of $10,000 per month until such time as Tenant delivers to Landlord the Letter of Credit.  If Tenant delivers to Landlord the Letter of Credit no later than the date that is twenty-one (21) days after receipt by Tenant of the L/C Default Notice, then Landlord shall return the Cash Deposit Amount to Tenant within five (5) Business Days after receipt by Landlord of the Letter of Credit.

[THE REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, this Lease has been executed as of the 5th day of April, 2018 (the “Effective Date”).

Designated Address for Landlord:	LANDLORD:

MEPT Seaport 13 Stillings LLC	MEPT Seaport 13 Stillings LLC, a Delaware
c/o Bentall Kennedy (US) LP	limited liability company
Attn. Director of Asset Management
7315 Wisconsin Avenue	By:	MEPT Edgemoor REIT LLC, a Delaware
Suite 350 West	limited liability company, its Manager
Bethesda, MD 20814
Fax: 301-656-9339

with copies to.	By:	Bentall Kennedy (U.S.) Limited
Partnership, its Authorized Signatory
MEPT Seaport 13 Stillings LLC
c/o Bentall Kennedy (US) LP		By:	Bentall Kennedy (U.S.) G.P., LLC,
Attention: Director of Asset Management			its General Partner
1215 Fourth Avenue
Suite 2400			By:	/s/ Philip Down
Seattle, WA 98161			Name:	Philip Down
Fax: 206-682-4769			Its:	Vice President

and

MEPT Seaport 13 Stillings LLC	By:	/s/ Peter Potrykus
c/o NewTower Trust Company	Name:	Peter Potrykus
7315 Wisconsin Avenue	Its:
Suite 350 West
Bethesda, MD 20814
Attn: President - Robert B. Edwards
Fax: 240-235-9981

with a copy to Manager at:

CBRE/New England, Asset Services
101 Seaport Boulevard, 6th Floor
Boston, Massachusetts  02210
Attention:  John F. Sullivan, RPA, CCIM, Vice President/General Manager
Facsimile:

Designated Address for Tenant:	TENANT

Akcea Therapeutics, Inc.	Akcea Therapeutics, Inc., a Delaware Corporation
55 Cambridge Parkway
Cambridge, MA 02142	By:	/s/ Paula Soteropoulos
	Name:	Paula Soteropoulos
Attn: Chief Operating Officer	Its:	Chief Executive Officer

EXHIBIT A to Lease

[Intentionally Omitted]

Exhibit A

EXHIBIT B to Lease

PLAN SHOWING LOCATION OF THE PREMISES

[See attached floor plan.  This floor plan is intended only to show the general outline of the Premises as of the Effective Date.]

Exhibit B

EXHIBIT C to Lease

TENANT IMPROVEMENTS

1.             Acceptance of Premises.  Except as set forth in this Exhibit, Tenant accepts the Premises in their “AS-IS” condition on the date that this Lease is entered into.

2.             Space Plans.

(a)            Preparation and Delivery.  Within two business days after Tenant’s execution of this Lease, Tenant shall meet with CBT Architects or another design consultant selected by Landlord (the “Architect”) to discuss the nature and extent of all improvements that Tenant proposes to install in the Premises and, at such meeting, provide the Architect with all necessary data and information needed by the Architect to prepare initial space plans therefor as required by this paragraph.  On or before the tenth day following the date of this Lease, Landlord shall deliver to Tenant a space plan prepared by the Architect depicting improvements to be installed in the Premises (the “Space Plans”).

(b)            Approval Process.  Tenant shall notify Landlord whether it approves of the submitted Space Plans within three business days after Landlord’s submission thereof.  If Tenant disapproves of such Space Plans, then Tenant shall notify Landlord thereof specifying in reasonable detail the reasons for such disapproval, in which case Landlord shall, within three business days after such notice, revise such Space Plans in accordance with Tenant’s objections and submit to Tenant for its review and approval.  Tenant shall notify Landlord in writing whether it approves of the resubmitted Space Plans within one business day after its receipt thereof.  This process shall be repeated until the Space Plans have been finally approved by Tenant and Landlord.  If Tenant fails to notify Landlord that it disapproves of the initial Space Plans within three business days (or, in the case of resubmitted Space Plans, within one business day) after the submission thereof, then Tenant shall be deemed to have approved the Space Plans in question.

3.            Working Drawings.

(a)            Preparation and Delivery.  On or before the date which is 35 days following the date on which the Space Plans are approved (or deemed approved) by Tenant and Landlord, Landlord shall cause to be prepared final working drawings of all improvements to be installed in the Premises and deliver the same to Tenant for its review and approval (which approval shall not be unreasonably withheld, delayed or conditioned).  Such working drawings shall be prepared by CBT Architects or another design consultant selected by Landlord (whose fee shall be included in the Total Construction Costs [defined below]).

Exhibit C

(b)            Approval Process.  Tenant shall notify Landlord whether it approves of the submitted working drawings within three business days after Landlord’s submission thereof.  If Tenant disapproves of such working drawings, then Tenant shall notify Landlord thereof specifying in reasonable detail the reasons for such disapproval, in which case Landlord shall, within five business days after such notice, revise such working drawings in accordance with Tenant’s objections and submit the revised working drawings to Tenant for its review and approval.  Tenant shall notify Landlord in writing whether it approves of the resubmitted working drawings within one business day after its receipt thereof.  This process shall be repeated until the working drawings have been finally approved by Landlord and Tenant.  If Tenant fails to notify Landlord that it disapproves of the initial working drawings within three business days (or, in the case of resubmitted working drawings, within one business day) after the submission thereof, then Tenant shall be deemed to have approved the working drawings in question.  Any delay caused by Tenant’s unreasonable withholding of its consent or delay in giving its written approval as to such working drawings shall constitute a Tenant Delay Day (defined below).  If the working drawings are not fully approved (or deemed approved) by both Landlord and Tenant by the 15th business day after the delivery of the initial draft thereof to Tenant, then each day after such time period that such working drawings are not fully approved (or deemed approved) by both Landlord and Tenant shall constitute a Tenant Delay Day.

(c)            Landlord’s Approval; Performance of Tenant Improvements.  If any of Tenant’s proposed construction work will affect the Building’s structure or the Building’s systems, then the working drawings pertaining thereto must be approved by the Building’s engineer of record.  Landlord’s approval of such working drawings shall not be unreasonably withheld, provided that (1) they comply with all Laws, (2) the improvements depicted thereon do not adversely affect (in the reasonable discretion of Landlord) the Building’s structure or the Building’s systems (including the Building’s restrooms or mechanical rooms), the exterior appearance of the Building, or the appearance of the Building’s common areas or elevator lobby areas, (3) such working drawings are sufficiently detailed to allow construction of the improvements in a good and workmanlike manner, and (4) the improvements depicted thereon conform to the rules and regulations promulgated from time to time by Landlord for the construction of tenant improvements (a copy of which has been delivered to Tenant).  As used herein, “Working Drawings” means the final working drawings approved by Landlord, as amended from time to time by any approved changes thereto, and “Tenant Improvements” means all improvements to be constructed in accordance with and as indicated on the Working Drawings, together with any work required by governmental authorities to be made to other areas of the Building as a result of the improvements indicated by the Working Drawings.  Notwithstanding the foregoing, “Tenant Improvements” shall not include Telecommunication Facilities, trade fixtures and office furniture and equipment, which shall be installed by Tenant at Tenant’s sole cost and expense.  Landlord’s approval of the Working Drawings shall not be a representation or warranty of Landlord that such drawings are adequate for any use or comply with any Governmental Requirements, but shall merely be the consent of Landlord thereto.  Tenant shall, at Landlord’s request, sign the Working Drawings to evidence its review and approval thereof.  After the Working Drawings have been approved, Landlord shall cause the Tenant Improvements to be performed in substantial accordance with the Working Drawings.

Exhibit C

4.             Bidding of Tenant Improvements.  Prior to commencing construction of the Tenant Improvements, Landlord shall competitively bid the construction of the Tenant Improvements (fee and general conditions only) to at least three construction managers approved by Landlord.  After receipt of such bids, Landlord shall select the construction manager for the construction of the Tenant Improvements.  After Landlord selects the construction manager for the construction of the Tenant Improvements, the selected construction manager shall solicit bids from at least three subcontractors for all major trades expected to exceed $25,000.00 for the construction of the Tenant Improvements.  After receipt of such bids, Landlord shall select the subcontractor for each of the major trades.  If the estimated Total Construction Costs are expected to exceed the Tenant Improvement Allowance, Tenant shall be allowed to review the submitted bids from such subcontractors to value engineer any of Tenant’s requested alterations.  In such case, Tenant shall notify Landlord of any items in the Working Drawings that Tenant desires to change within two business days after Landlord’s submission of such bids to Tenant.  If Tenant fails to notify Landlord of its election within such two business day period, then Tenant shall be deemed to have approved such bids.  Within five business days following Landlord’s submission of the initial subcontractors’ bids to Tenant under the foregoing provisions (if applicable), Tenant shall have completed all of the following items: (a) finalized with Landlord’s representative and the construction manager the pricing of any requested revisions to the subcontractors’ bids for the construction of the Tenant Improvements and (b) approved in writing any overage in the Total Construction Costs in excess of the Tenant Improvement Allowance, failing which each day after such five business day period shall constitute a Tenant Delay Day.

5.             Change Orders.  Tenant may initiate changes in the Tenant Improvements.  Each such change must receive the prior written approval of Landlord, such approval not to be unreasonably withheld or delayed; however, (a) if such requested change would adversely affect (in the reasonable discretion of Landlord) (1) the Building’s structure or the Building’s systems (including the Building’s restrooms or mechanical rooms), (2) the exterior appearance of the Building, or (3) the appearance of the Building’s common areas or elevator lobby areas, or (b) if any such requested change might delay the Commencement Date, Landlord may withhold its consent in its sole and absolute discretion.  Landlord shall, upon completion of the Tenant Improvements, cause to be prepared an accurate architectural “as-built” plan of the Tenant Improvements as constructed, which plan shall be incorporated into this Exhibit C by this reference for all purposes.  If Tenant requests any changes to the Tenant Improvements described in the Space Plans or the Working Drawings, then such increased costs and any additional design costs incurred in connection therewith as the result of such changes shall be added to the Total Construction Costs.

6.             Definitions.  As used herein, a “Tenant Delay Day” means each day of delay in the performance of the Tenant Improvements that occurs (a) because Tenant fails to timely furnish any information or deliver or approve any required documents such as the Space Plans or Working Drawings (whether preliminary, interim revisions or final), pricing estimates, construction bids, and the like, (b) because of any change by Tenant to the Space Plans or Working Drawings, (c) because Tenant fails to attend any meeting with Landlord, the Architect, any design professional, or any contractor or construction manager, or their respective employees or representatives, as may be required or scheduled hereunder or otherwise necessary in connection with the preparation or completion of any construction documents, such as the Space Plans or Working Drawings, or in connection with the performance of the Tenant Improvements, (d) because of any specification by Tenant of materials or installations in addition to or other than Landlord’s standard finish-out materials, (e) because a  Tenant Party interferes with the performance of the Tenant Improvements in connection with any early entry into the Premises pursuant to Section 2.3 of this Lease or (f) because a Tenant Party otherwise delays completion of the Tenant Improvements.  As used herein “Substantial Completion,” “Substantially Completed,” and any derivations thereof mean the Tenant Improvements in the Premises are substantially completed (as reasonably determined by Landlord) in substantial accordance with the Working Drawings.  Substantial Completion shall have occurred even though minor details of construction, decoration and mechanical adjustments remain to be completed by Landlord.

Exhibit C

7.             Walk-Through; Punchlist.  When Landlord considers the Tenant Improvements in the Premises to be Substantially Completed, Landlord will notify Tenant and, within three business days thereafter, Landlord’s representative and Tenant’s representative shall conduct a walk-through of the Premises and identify any necessary touch-up work, repairs and minor completion items that are necessary for final completion of the Tenant Improvements.  Neither Landlord’s representative nor Tenant’s representative shall unreasonably withhold his or her agreement on punchlist items.  Landlord shall use reasonable efforts to cause the construction manager performing the Tenant Improvements to complete all punchlist items within 30 days after agreement thereon; however, Landlord shall not be obligated to engage overtime labor in order to complete such items.

8.             Excess Costs.  The entire cost of performing the Tenant Improvements (including design of and space planning for the Tenant Improvements and preparation of the Working Drawings and any changes thereto and the final “as-built” plan of the Tenant Improvements, costs of construction labor and materials, electrical usage during construction, additional janitorial services, general tenant signage, related taxes and insurance costs, licenses, permits, certifications, surveys and other approvals required by Governmental Requirements, and the construction supervision fee referenced in Section 10 of this Exhibit, all of which costs are herein collectively called the “Total Construction Costs”) in excess of the Tenant Improvements Allowance (hereinafter defined) shall be paid by Tenant.  Upon approval of the Working Drawings and selection of the construction manager and the subcontractors for the major trades, Tenant shall promptly (a) execute a work order agreement prepared by Landlord which identifies such drawings and itemizes the Total Construction Costs and sets forth the Tenant Improvements Allowance, and (b) pay to Landlord 100% of the amount by which Total Construction Costs exceed the Tenant Improvements Allowance.  Upon Substantial Completion of the Tenant Improvements and before Tenant occupies the Premises to conduct business therein, Tenant shall pay to Landlord an amount equal to the Total Construction Costs (as adjusted for any approved changes to the Tenant Improvements), less (1) the amount of the advance payment already made by Tenant, and (2) the amount of the Construction Allowance.  In the event of default of payment of such excess costs, Landlord (in addition to all other remedies) shall have the same rights as for an Event of Default under this Lease.

9.             Tenant Improvement Allowance.  Landlord shall provide to Tenant a construction allowance not to exceed $125.00 per rentable square foot in the Premises (the “Tenant Improvement Allowance”) to be applied toward the Total Construction Costs, as adjusted for any changes to the Tenant Improvements.  The Tenant Improvement Allowance shall not be disbursed to Tenant in cash, but shall be applied by Landlord to the payment of the Total Construction Costs, if, as, and when the cost of the Tenant Improvements are actually incurred and paid by Landlord.  The Tenant Improvement Allowance must be used (that is, the Tenant Improvements must be fully complete and the Tenant Improvement Allowance disbursed) within six months following the Commencement Date or shall be deemed forfeited with no further obligation by Landlord with respect thereto, time being of the essence with respect thereto.

Exhibit C

10.           Construction Supervision.  Landlord or its Affiliate or agent shall supervise the Tenant Improvements, make disbursements required to be made to the construction manager, act as a liaison between the construction manager and Tenant and coordinate the relationship between the Tenant Improvements, the Building and the Building’s systems.  In consideration for Landlord’s construction supervision services, Tenant shall pay to Landlord a construction supervision fee equal to five percent (5%) of the Total Construction Costs.

11.           Construction Representatives.  Landlord’s and Tenant’s representatives for coordination of construction and approval of change orders will be as follows, provided that either party may change its representative upon written notice to the other:

Landlord’s Representative:	Thomas J. Hamill
c/o Redgate
265 Franklin Street
Boston, MA 02110
Telephone: 617-904-7012

Tenant’s Representative:	Molly Heath
c/o Jones Lang LaSalle
One Post Office Square
Boston, MA 02113
Telephone: 617-316-6489

Exhibit C

EXHIBIT D to Lease

FORM OF LEASE MEMORANDUM

MEPT Seaport 13 Stillings LLC, a Delaware limited liability company, as Landlord, and Akcea Therapeutics, a Delaware corporation, as Tenant, executed that Lease dated as of _______________,  2018 (the “Lease”).

The Lease contemplates that this document shall be delivered and executed as set forth in the Section thereof entitled “Lease Memorandum”.  This Lease Memorandum shall become part of the Lease.

Landlord and Tenant agree as follows:

1.             The Commencement Date is __________________________.

2.             The end of the initial Lease Term is ________________________.

3.             The Lease is in full force and effect as of the date of this Lease Memorandum.  By execution of this Lease Memorandum, Tenant confirms that, as of the date of this Lease Memorandum, (a) Tenant has no claims against Landlord and (b) Landlord has fulfilled all of its obligations under the Lease required to be fulfilled by Landlord.

4.             The Premises consist of approximately thirty thousand one hundred seventy-five (30,175) rentable square feet.  The Premises are depicted on the plans attached hereto as Exhibit A.

5.             The amount of Base Rent and the portion of the Lease Term during which such Base Rent is payable shall be determined from the following table:

Applicable Portion of Lease Term
Beginning	Ending	Per/Rentable Sq. Ft./ Annum	Annual Base Rent	Monthly Base Rent
Month 1	Month 12	$74.00	$2,232,950.00	$186,079.16
Month 13	Month 24	$75.00	$2,263,125.00	$188,593.75
Month 25	Month 36	$76.00	$2,293,300.00	$191,108.33
Month 37	Month 48	$77.00	$2,323,475.00	$193,622.92
Month 49	Month 60	$78.00	$2,353,650.00	$196,137.50
Month 61	Month 72	$79.00	$2,383,825.00	$198,652.08
Month 73	Month 84	$80.00	$2,414,000.00	$201,166.67
Month 85	Month 96	$81.00	$2,444,175.00	$203,681.25
Month 97	Month 108	$82.00	$2,474,350.00	$206,195.83
Month 109	Month 120	$83.00	$2,504,525.00	$208,710.42
Month 121	Month 123	$84.00	$2,534,700.00	$211,225.00

Exhibit D

6.             Tenant’s Pro Rata Share is 30,175/120,143 = twenty-five and 16/100 percent (25.16%).

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Exhibit D

Dated:	Dated:

LANDLORD:	TENANT:

MEPT Seaport 13 Stillings LLC, a Delaware		, a
limited liability company

By: MEPT Edgemoor REIT LLC, a Delaware	By:
limited liability company, its Manager	Name:
Its:

By:	Bentall Kennedy (U.S.) Limited
Partnership, its Authorized Signatory

	By:	Bentall Kennedy (U.S.) G.P.,
LLC, its General Partner

By:
Name:
Its:

By:
Name:
Its:

Exhibit D

EXHIBIT E to Lease

RULES AND REGULATIONS

1.             No sign, placard, picture, advertisement, name or notice shall be installed or displayed on any part of the outside or inside of the Building or Land without the prior written consent of the Landlord.  Landlord shall have the right to remove, at Tenant’s expense and without notice, any sign installed or displayed in violation of this rule.  All approved signs or lettering on doors and walls shall be printed, painted, affixed or inscribed at the expense of Tenant by a person chosen by Landlord.

2.             If Landlord objects in writing to any curtains, blinds, shades, screens or hanging plants or other similar objects attached to or used in connection with any window or door of the Premises, Tenant shall immediately discontinue such use.  No awning shall be permitted on any part of the Premises.  Tenant shall not place anything against or near glass partitions or doors or windows, which may appear unsightly from outside the Premises.

3.             Tenant shall not obstruct any sidewalk, halls, passages, exits, entrances, elevators, escalators, or stairways of the Building.  The halls, passages, exits, entrances, elevators, escalators and stairways are not open to the general public.  Landlord shall in all cases retain the right to control and prevent access to such areas of all persons whose presence in the judgment of Landlord would be prejudicial to the safety, character, reputation and interest of the Land, Building and the Building’s tenants; provided that, nothing in this Lease contained shall be construed to prevent such access to persons with whom any Tenant normally deals in the ordinary course of its business, unless such persons are engaged in illegal activities.  Tenant shall not go upon the roof of the Building.

4.             The directory of the Building will be provided exclusively for the display of the name and location of tenants only, and Landlord reserves the right to exclude any other names therefrom.

5.             All cleaning and janitorial services for the Building and the Premises shall be provided exclusively through Landlord, and except with the written consent of Landlord, no person or persons other than those approved by Landlord shall be employed by Tenant or permitted to enter the Building for the purpose of cleaning the same.  Tenant shall not cause any unnecessary labor by carelessness or indifference to the good order and cleanliness of the Premises.  Landlord shall not in any way be responsible to any Tenant for any loss of property on the Premises, however occurring, or for any damage to any Tenant’s properly by the janitor, any of Landlord’s Agents or any other person.

6.             Landlord will furnish Tenant, free of charge, two (2) keys to each door lock in the Premises.  Landlord may make a reasonable charge for any additional keys.  Tenant shall not make or have made additional keys, and Tenant shall not alter any lock or install a new additional lock or bolt on any door of its Premises.  Tenant, upon the termination of its tenancy, shall deliver to Landlord the keys of all doors which have been furnished to Tenant, and in the event of loss of any keys so furnished, shall pay Landlord therefor.

Exhibit E

7.             HVAC service shall be provided to the Premises Mondays through Fridays, except Holidays, from 8:00 a.m. to 6:00 p.m., (“Building Standard Hours”).  Landlord shall provide HVAC service at times in addition to Building Standard Hours (“After-Hours HVAC”); provided, however, Tenant gives Landlord notice prior to 1:00 p.m. on the same day such After-Hours HVAC is required with respect to service on Business Days and prior to 1:00 pm on the immediately preceding Business Day with respect to After-Hours HVAC on non-Business Days.  The charge to Tenant for After-Hours HVAC should be at Landlord’s then-standard hourly rate in effect from time to time for After-Hours HVAC; provided, however there will be no charge for After-Hours HVAC on Saturdays, except Holidays, between 8:00 AM and 1:00 PM. (although Tenant must request same as set forth in the preceding sentence). Any HVAC service on Holidays shall be considered After-Hours HVAC.

8.             If Tenant requires telegraphic, telephonic, computer circuits, burglar alarm or similar services, it shall first obtain, and comply with, Landlord’s instructions for their installation, and shall pay the entire cost of such installation(s).

9.             Tenant shall not place a load upon t any floor of the Premises which exceeds the load per square foot which such floor was designed to carry and which is allowed by Governmental Requirements.  Landlord shall have the right to prescribe the weight, size and position of all equipment, materials, furniture or other property brought into the Building.  Heavy objects shall, if considered necessary by Landlord, stand on such platforms as determined by Landlord to be necessary to properly distribute the weight.  Business machines and mechanical equipment belonging to Tenant, which cause noise or vibration that may be transmitted to the structure of the Building or to any space in the Building or to any other tenant in the Building, shall be placed and maintained by Tenant, at Tenant’s expense, on vibration eliminators or other devices sufficient to eliminate noise or vibration.  The persons employed to move such equipment in or out of the Building must be acceptable to Landlord.  Landlord will not be responsible for loss of, or damage to, any such equipment or other property from any cause, and all damage done to the Building by maintaining or moving such equipment or other property shall be repaired at the expense of Tenant.

10.           Tenant shall not use or keep in the Premises any kerosene, gasoline or inflammable or combustible fluid or material other than those limited quantities permitted by the Lease.  Tenant shall not use or permit to be used in the Premises any foul or noxious gas or substance, or permit or allow the Premises to be occupied or used in a manner offensive or objectionable to Landlord or other occupants of the Building by reason of noise, odors or vibrations nor shall Tenant bring into or keep in or about the Premises any birds or animals.

11.           Tenant shall not use any method of heating or air-conditioning other than that supplied by Landlord or approved by Landlord in writing as provided in the Lease.

12.           Tenant shall not waste any utility provided by Landlord and agrees to cooperate fully with Landlord to assure the most effective operation of the Building’s heating and air-conditioning and to comply with any governmental energy-saving rules, laws or regulations of which Tenant has actual notice.

Exhibit E

13.           Landlord reserves the right, exercisable without notice and without liability to Tenant, to change the name and street address of the Building.

14.           Landlord reserves the right to exclude from the Building between the hours of 6 p.m. and 7 a.m. the following day, or such other hours as may be established from time to time by Landlord, and on Sundays and Holidays, any person unless that person is known to the person or employee in charge of the Building and has a pass or is properly identified.  Tenant shall be responsible for all persons for whom it requests passes and shall be liable to Landlord for all acts of such persons.  Landlord shall not be liable for damages for any error with regard to the admission to or exclusion from the Building of any person.  Landlord reserves the right to prevent access to the Building in case of invasion, mob, riot, public excitement or other commotion by closing the doors or by other appropriate action.

15.           Tenant shall close and lock the doors of its Premises and entirety shut off all water faucets or other water apparatus, and electricity, gas or air outlets before Tenant and its employees leave the Premises.  Tenant shall be responsible for any damage or injuries sustained by other tenants or occupants of the Building or by Landlord for noncompliance with this rule.

16.           Tenant shall not obtain for use in the Premises ice, drinking water, food, beverage, towel or other similar services, except at such hours and under such regulations as may be fixed by Landlord.

17.           The toilet rooms, toilets, urinals, wash bowls and other apparatus shall not be used for any purpose other than that for which they were constructed and no foreign substance of any kind whatsoever shall be deposited in them.  The expenses of any breakage, stoppage or damage resulting from the violation of this rule shall be borne by Tenant if it or its employees or invitees shall have caused it.

18.           Tenant shall not sell, or permit the sale at retail, of newspapers, magazines, periodicals, theater tickets or any other goods or merchandise to the general public in or on the Premises, Tenant shall not make any room-to-room solicitation of business from other tenants in the Building.  Tenant shall not use the Premises for any business or activity other than that specifically provided for in the Lease.

19.           Tenant shall not install any radio or television antenna, loudspeaker or other device on the roof or exterior walls of the Building.  Tenant shall not interfere with radio or television broadcasting or reception from or in the Building or elsewhere.

20.           Tenant shall not mark, drive nails, screws or drill into the partitions, woodwork or plaster or in any way deface the Premises, except that Tenant shall be permitted to hang pictures and shelving provided that Tenant repairs any holes or other damage caused by such hanging prior to the expiration or sooner termination of the Lease and further provided that Tenant shall be liable, and indemnify Landlord under Section 4.12 of the Lease, for any and all damage and personal injuries suffered or incurred by anyone in connection with such work and/or as a result of any such pictures or shelving.  Landlord reserves the right to direct electricians as to where and how telephone and telegraph wires are to be introduced to the Premises.  Tenant shall not cut or bore holes for wires.  Tenant shall not affix any floor covering to the floor of the Premises in any manner except as approved by Landlord.  Tenant shall repair any damage resulting from noncompliance with this rule.

Exhibit E

21.           Tenant shall not install, maintain or operate upon the Premises any vending machine without the written consent of Landlord, which consent shall not be unreasonably withheld, conditioned or delayed provided that such machines are solely for the use of Tenant and its employees.

22.           Canvassing, soliciting and distribution of handbills or any other written material, and peddling in the Building or Land are prohibited, and Tenant shall cooperate to prevent the same.

23.           Landlord reserves the right to exclude or expel from the Building and Land any person who, in Landlord’s judgment, is intoxicated, under the influence of liquor or drugs or in violation of any of these Rules and Regulations.

24.           Tenant shall store all of its trash and garbage within the Premises.  Tenant shall not place in any trash box or receptacle any material, which cannot be disposed of in the ordinary and customary manner of trash and garbage disposal.  All garbage and refuse disposal shall be made in accordance with directions issued from time to time by Landlord.

25.           The Premises shall not be used for lodging or any improper or immoral or objectionable purpose.  No cooking shall be done or permitted by Tenant, except that use by Tenant of Underwriters’ Laboratory approved equipment for brewing coffee, tea, hot chocolate and similar beverages shall be permitted; provided that, such equipment and its use is in accordance with all Governmental Requirements.

26.           Tenant shall not use in the Premises or in the public halls of the Building any hand truck except those equipped with rubber tires and side guards or such other material-handling equipment as Landlord may approve.  Tenant shall not bring any other vehicles of any kind into the Building.

27.           Without the prior written consent of Landlord, Tenant shall not use the name of the Building in connection with or in promoting or advertising the business of Tenant except as Tenant’s address.

28.           Tenant shall comply with all safety, fire protection and evacuation procedures and regulations established by Landlord or any governmental agency

29.           Tenant assumes any and all responsibility for protecting the Premises from theft, robbery and pilferage, which includes keeping doors locked and other means of entry to the Premises closed.

30.           The requirements of Tenant will be attended to only upon appropriate application to the Manager of the Building by an authorized individual.  Employees of Landlord are not required to perform any work or do anything outside of their regular duties unless under special instructions from Landlord, and no employee of Landlord is required to admit Tenant to any space other than the Premises without specific instructions from Landlord.

Exhibit E

31.           Tenant shall not park its vehicles in any parking areas designated by Landlord as areas for parking by visitors to the Building or Land.  Tenant shall not leave vehicles in the parking areas overnight nor park any vehicles in the Building parking areas other than automobiles, motorcycles, motor driven or nonmotor driven bicycles or four-wheeled trucks.

32.           Landlord may waive any one or more of these Rules and Regulations for the benefit of Tenant or any other tenant, but no such waiver by Landlord shall be construed as a waiver of such Rules and Regulations in favor of any other person, nor prevent Landlord from thereafter revoking such waiver and enforcing any such Rules and Regulations against any or all of the tenants of the Building.

33.           These Rules and Regulations are in addition to, and shall not be construed to in any way modify or amend, in whole or in part, the covenants and conditions of any lease of premises in the Building.  If any provision of these Rules and Regulations conflicts with any provision of the Lease, the terms of the Lease shall prevail.

34.           Landlord reserves the right to make such other and reasonable Rules and Regulations as, in its judgment, may from time to time be needed for safety and security, the care and cleanliness of the Building and Land and the preservation of good order in the Building.  Tenant agrees to abide by all the Rules and Regulations stated in this exhibit and any additional rules and regulations, which are so made by Landlord.

35.           Tenant shall be responsible for the observance of all of the foregoing rules by Tenant and Tenant’s Agents.

Exhibit E

EXHIBIT F to Lease

LETTER OF CREDIT REQUIREMENTS

1.             The letter of credit shall be clean, irrevocable and unconditional.

2.             The letter of credit shall be in the amount specified in the Lease paragraph captioned [“Lease Security Provisions”].

3.             The letter of credit shall be issued in favor of:

[PROPERTY OWNING ENTITY]
c/o NewTower Trust Company
Attn: President
7315 Wisconsin Avenue, Suite 350 West
Bethesda, MD 20814

4.             The letter of credit shall be effective immediately on its issuance.

5.             The letter of credit shall either be issued by a national bank which is a member of the New York Clearing House and which has a banking office dedicated to the administration and payment of letters of credit in a location approved by Landlord.  The issuing bank must have been assigned by (a) Standard & Poors Investor Services a Counterparty Credit Rating of BBB+ or better, and/or (b) a Bauer Financial Star Rating of 3.5 stars or better.  The identity of the issuing bank and of any confirming bank shall be reasonably satisfactory to Landlord.

6.             The letter of credit shall have an expiration date no earlier than the first anniversary of the date of its issuance and shall provide for its automatic renewal from year to year unless terminated by the issuing bank by notice to Landlord given not less than sixty (60) days prior to its expiration date.  Notice to Landlord shall be in writing, made by (i) United States Postal Service, certified mail, return receipt requested; or (ii) reputable express or courier service.  Notice to Landlord shall be addressed to the following parties:

[PROPERTY OWNING ENTITY]
c/o NewTower Trust Company
Attn: President
7315 Wisconsin Avenue, Suite 350 West
Bethesda, MD 20814
Facsimile: 240.235.9961

And to:

[PROPERTY OWNING ENTITY]
c/o Bentall Kennedy (U.S.) Limited Partnership
Attn: LOC Administrator
1215 Fourth Avenue, Suite 2400

Exhibit F

Seattle, WA 98161
Facsimile: 206.682.4769

And to:

[PROPERTY OWNING OWNING]
c/o Bentall Kennedy (U.S.) Limited Partnership
Attn: Product Sector Head – Asset Management
7315 Wisconsin Avenue, Suite 200 West
Bethesda, MD 20814
Facsimile: 301.656.9339

And to:

[PROPERTY OWNING LLC]
c/o [PROPERTY MANAGER]
[ADDRESS OF PROPERTY MANAGER]

The final expiration date of the letter of credit and all renewals of it shall be no earlier than sixty (60) days following the end of the [Lease Term].

7.             The letter of credit may be drawn at the designated banking office specified in the letter of credit of the issuing bank.  The letter of credit shall allow for draws to be made at sight on a draft drawn by [PROPERTY OWNING ENTITY], any officer of [NewTower Trust Company [MEPT OR EDGEMOOR ONLY] or Bentall Kennedy (U.S.) G.P., LLC [MEPT/EDGEMOOR OR SEPAC]], or by facsimile at the facsimile number set forth therein, and the issuing bank will determine honor or dishonor on the basis of presentation by facsimile alone, and will not require the examination of originals.  The draft shall be approved as to form by Landlord.

8.             The letter of credit must allow for one draw in the whole amount or multiple partial draws.  Landlord shall not be required to deliver any certificate, affidavit or other writing to the issuer expressing the basis for the draw as a condition to any draw.

9.             The letter of credit shall be transferable and any applicable transfer fees shall by paid for by Tenant.

10.           The letter of credit shall provide the address of the issuing bank for sending notices after its issuance and that Beneficiary shall only be required to submit a notice letter to issuing bank at the address specified therein for any change of address of the Beneficiary.

11.           The letter of credit shall provide that if the original letter of credit is lost, stolen or destroyed while in the Landlord’s possession, then issuing bank shall provide Landlord with a duplicate original of the letter of credit upon presentation of a copy of the letter of credit and signed original of an affidavit of lost letter of credit in the form attached to the letter of credit.

Exhibit F

12.           The letter of credit shall be governed by the International Standby Practices (ISP 98 published by the International Chamber of Commerce.

13.           Issuer shall waive all waiting periods whether under Uniform Commercial Code Section 5-112 or otherwise.

14.           The letter of credit shall otherwise be in such form and shall be subject to such requirements as Landlord may reasonably require.

Exhibit F

EXHIBIT G to Lease

RIGHT OF FIRST OFFER

Subject to then-existing renewal or expansion options or other preferential rights of other tenants, and provided no Event of Default then exists, Landlord shall, prior to offering any of the portion of the eighth floor of the Building (the “Offer Space”) to any party (other than the then-current tenant or occupant therein), first offer to lease to Tenant the Offer Space in an “AS-IS” condition; such offer shall (a) be in writing, (b) specify the part of the Offer Space being offered to Tenant hereunder (the “Designated Offer Space”), and (c) specify the lease terms for the Designated Offer Space, including the rent to be paid for the Designated Offer Space and the date on which the Designated Offer Space shall be included in the Premises (the “Offer Notice”).  Tenant shall notify Landlord in writing whether Tenant elects to lease the entire Designated Offer Space on the terms set forth in the Offer Notice, within ten days after Landlord delivers to Tenant the Offer Notice.  If Tenant timely elects to lease the Designated Offer Space, then Landlord and Tenant shall execute an amendment to this Lease, effective as of the date the Designated Offer Space is to be included in the Premises, on the terms set forth in the Offer Notice and, to the extent not inconsistent with the Offer Notice terms, the terms of this Lease; however, Tenant shall accept the Designated Offer Space in an “AS-IS” condition and Landlord shall not provide to Tenant any allowances (e.g., moving allowance, construction allowance, and the like) or other tenant inducements except as specifically provided in the Offer Notice.  Notwithstanding the foregoing, if, prior to Landlord’s delivery to Tenant of the Offer Notice, Landlord has received an offer to lease all or part of the Designated Offer Space from a third party (a “Third Party Offer”) and such Third Party Offer includes space in excess of the Designated Offer Space, Tenant must exercise its rights hereunder, if at all, as to all of the space contained in the Third Party Offer.  Notwithstanding anything herein to the contrary, Landlord shall have no obligation to offer the Offer Space or any portion thereof to Tenant under this Exhibit unless and until the entire Offer Space has first been leased to and occupied by another tenant.

If Tenant fails or is unable to timely exercise its right hereunder with respect to the Designated Offer Space, then such right shall lapse, time being of the essence with respect to the exercise thereof (it being understood that, except as provided below, Tenant’s right hereunder is a one-time right only as to each Designated Offer Space the first time it is offered to Tenant hereunder), and Landlord may lease all or a portion of the Designated Offer Space to third parties on such terms as Landlord may elect.  Landlord shall not be obligated to re-offer the Designated Offer Space to Tenant unless Landlord is willing to lease the Designated Offer Space to a third party on substantially more favorable terms than the terms contained in the Offer Notice rejected by Tenant (taking into account all of the terms of the Offer Notice and the terms of the other lease offered).  Tenant may not exercise its rights under this Exhibit if an Event of Default exists or Tenant is not then occupying the entire Premises.  For purposes hereof, if an Offer Notice provides for an expansion, right of first refusal, or other preferential right to lease some of the remaining portion of the Offer Space, then such remaining portion of the Offer Space shall thereafter be excluded from the provisions of this Exhibit.  In no event shall Landlord be obligated to pay a commission with respect to any space leased by Tenant under this Exhibit, and Tenant and Landlord shall each indemnify the other against all costs, expenses, attorneys’ fees, and other liability for commissions or other compensation claimed by any broker or agent claiming the same by, through, or under the indemnifying party.

Exhibit G

Tenant’s rights under this Exhibit shall terminate if (a) this Lease or Tenant’s right to possession of any of the Premises is terminated, (b) Tenant assigns any of its interest in this Lease or sublets any portion of the Premises, or (c) less than three (3) full calendar years remain in the initial Term of this Lease.

Exhibit G

EXHIBIT H to Lease

EXTENSION OPTION

Provided that (i) Tenant has not assigned this Lease (except to an Affiliate pursuant to Section 4.16.8 or to a resulting or surviving entity or transferee pursuant to Section 4.16.9) and (ii) not more than 10% of the Premises is then subject to a sublease (whether the term of the sublease has commenced or is to be commenced thereafter), Tenant shall have the right to extend the Lease Term (the “Extension Option”) for the entire Premises for one (1) additional period of five (5) years (the “Extension Term”), the Extension Term commencing on the day after the last day of the initial Lease Term, if:

1.	Landlord receives notice of exercise (the “Initial Extension Notice”) not less than fifteen (15) full calendar months prior to the expiration of the initial Lease Term; and

2.	No Event of Default exists at the time that Tenant delivers the Initial Extension Notice.

The Base Rent rate per rentable square feet of floor area of the Premises payable during the Extension Term shall be 100% of the Prevailing Market rate (as defined below in this Exhibit) for the Premises for the Extension Term.

If Tenant timely exercises the Extension Option, the Lease Term shall thereafter expire on the last day of the Extension Term.

Within thirty (30) days after Landlord’s receipt of the Initial Extension Notice, Landlord shall advise Tenant of Landlord’s determination of the Prevailing Market rate for the Premises for the Extension Term.  Tenant, within thirty (30) days after the date on which Landlord advises Tenant of Landlord’s determination of the Prevailing Market rate for the Premises for the Extension Term, shall either (i) if Tenant agrees with Landlord’s determination, give Landlord final binding written notice (“Binding Notice”) of Tenant’s exercise of the Extension Option, or (ii) if Tenant disagrees with Landlord’s determination, provide Landlord with written notice of rejection (the “Rejection Notice”).  If Tenant fails to provide Landlord with either a Binding Notice or Rejection Notice within such thirty (30) day period, then Tenant shall be deemed to have given Landlord a Binding Notice.  If Tenant provides Landlord or is deemed to have provided Landlord, as aforesaid, with a Binding Notice, then Landlord and Tenant shall enter into the Extension Amendment (as hereinafter defined) for the Extension Term in accordance with the following provisions of this Exhibit.  If Tenant provides Landlord with a Rejection Notice, then Landlord and Tenant shall work together in good faith to agree upon the Prevailing Market rate for the Premises for the Extension Term.  Upon agreement, Landlord and Tenant shall enter into the Extension Amendment for the Extension Term in accordance with the following provisions of this Exhibit.  Notwithstanding the foregoing, if Landlord and Tenant fail to agree upon the Prevailing Market rate for the Premises for the Extension Term within ninety (90) days after Landlord’s receipt of the Initial Extension Notice, then the Prevailing Market rate for the Premises for the Extension Term shall be determined in accordance with the arbitration procedures set forth below.

Exhibit H

If Tenant properly exercises the Extension Option, Landlord shall prepare an amendment to this Lease (the “Extension Amendment”) to reflect changes to the monthly Base Rent, the Base Year and Tax Base Year (as determined in accordance with the foregoing provisions of this Exhibit), the Lease Term and other appropriate terms (which require modification in connection with the determination of the Prevailing Market rate and the exercise of the Extension Option) for the Extension Term.  The Extension Amendment for the Extension Term shall be sent to Tenant within a reasonable time after the Prevailing Market rate for the Extension Term is determined, as aforesaid, and Tenant shall execute and return the Extension Amendment to Landlord within thirty (30) days after Tenant’s receipt of same; but an otherwise timely exercise of the Extension Option shall be fully effective whether or not the Extension Amendment is executed.

The Base Year for the Extension Term shall be the first full calendar year of the Extension Term and the Tax Base Year for the Extension Term shall be the first full fiscal year of the Extension Term.

For the purposes of this Exhibit, the “Prevailing Market rate” shall mean, with respect to the Extension Term, the fair market annual rate per square foot of rentable area that a tenant would pay for leasing commercial office space comparable to the Premises located in the Seaport District of the City of Boston, taking into consideration such factors as (i) the rentable square feet of floor area of the Premises; (ii) the length of the Extension Term; (iii) whether Landlord is granting Tenant any allowance or credit for tenant improvements or refurbishment of the Premises; (iv) any increases or decreases or possible increases or decreases in fixed rents during extended terms included in comparable leases, including adjustments made annually, based on (a) a flat rate for a period of years with periodic flat rate increases thereafter, or (b) changes in consumer price, cost of living or similar indices or periodic market adjustments, or (c) operating expense or other rent escalation provisions; (v) any rent inducements or concessions then being included in comparable leases; (vi) the location and quality of the Building; (vii) Tenant’s credit standing; and (viii) the Base Year and the Tax Base Year for the Extension Term.

Exhibit H

Landlord and Tenant, within thirty (30) days after Landlord’s receipt of the Initial Extension Notice, shall each simultaneously submit to the other, in a sealed envelope, its good faith determination of the Prevailing Market rate (collectively referred to as the “Determinations”).  If the higher of the Determinations is not more than 110% of the lower of the Determinations, then the Prevailing Market rate shall be the average of the two Determinations.  If the Prevailing Market rate is not resolved by the exchange of the Determinations, then, within twenty (20) days after the exchange of the Determinations, Landlord and Tenant shall each select a commercial real estate broker with at least ten (10) years’ experience in the Seaport District of the City of Boston with working knowledge of current rental rates and practices to determine which of the two (2) Determinations most closely reflects the Prevailing Market rate.  Upon such selection, Landlord and Tenant shall each provide to their respective brokers the applicable provisions of this Lease necessary for such determination, including, without limitation, the applicable definitions and criteria (“Lease Provisions”).  Landlord’s and Tenant’s brokers shall work together in good faith to agree upon which of the two (2) Determinations most closely reflects the Prevailing Market rate.  The Determination chosen by such brokers shall be binding on both Landlord and Tenant as the Prevailing Market rate.  If either Landlord or Tenant fails to appoint a broker within the twenty (20) day period referred to above, the broker appointed by the other party shall be the sole broker for the purposes hereof.  If the two (2) brokers cannot agree upon which of the two (2) Determinations most closely reflects the Prevailing Market rate within thirty (30) days after the expiration of such twenty (20) day period, then, within ten (10) days after the expiration of such thirty (30) day period, the two (2) brokers shall select a third broker meeting the aforementioned criteria.  Once the third broker has been selected as provided for above, then Landlord and Tenant shall provide the two (2) Determinations to the third broker and, as soon thereafter as practicable but in any case within thirty (30) days after the selection of the third broker, the third broker shall make its determination of which of the two (2) Determinations most closely reflects the Prevailing Market rate and such Determination shall be binding on both Landlord and Tenant as the applicable Base Rent.  If the third broker believes that expert advice would materially assist him, he may retain one or more qualified persons to provide such expert advice.  The parties shall share equally in the costs of the third broker and of any experts retained by such third broker.  Any fees of any broker, counsel or experts engaged directly by Landlord or Tenant, however, shall be borne by the party retaining such broker, counsel or expert.

Exhibit H

EXHIBIT I to Lease

JANITORIAL SPECIFICATIONS

MAIN LOBBY

Daily*

o	Empty trash receptacles; replace liners (as necessary)

o	Vacuum walk-off mats and carpeted areas

o	Spot-clean carpets with approved spotter

o	Sweep and damp-mop hard-surface floors

o	Clean glass—includes doors, windows within reach of cleaner, and floor directories

o	Spot-clean and sanitize horizontal and vertical surfaces; remove fingerprints, smudges, and stains

o	Wipe down and polish elevator doors

Weekly

o	Dust horizontal surfaces—includes moldings, baseboards, railings, charts, pictures, window ledges, sills, and other surfaces within reach of cleaner.

Monthly

o	High-dust horizontal and vertical surfaces—includes lobby, tops of vestibules, and other surfaces beyond reach of cleaner

Quarterly

o	Carpet Clean Main Entrance
Upon request as extra service

* Daily = Five (5) weekdays a week (except Holidays)

Exhibit I

ELEVATORS

Daily

o	Clean interior walls, doors, ceiling, and bright work

o	Clean and polish exterior doors, trim, and track

o	Vacuum carpeted floors

o	Spot-clean carpets with approved spotter

Quarterly

o	Carpet Clean elevator cabs
Upon request as extra service

CORRIDORS, STAIRS, COMMON AREA

Daily

o	Vacuum carpeted floors

o	Spot-clean carpets with approved spotter

o	Spot-clean and sanitize horizontal and vertical surfaces; remove fingerprints, smudges, and stains

o	Police stairwell for trash

Weekly

o	Dust railings, ledges, fixtures, and fire extinguishers

o	Damp-mop stairs

Quarterly

o	Carpet Clean Main Entrance
Upon request as extra service

* Daily = Five (5) weekdays a week (except Holidays)

Exhibit I

RESTROOMS

Daily

o	Empty trash and feminine receptacles; replace liners (as necessary)

o	Clean and polish stainless steel surfaces

o	Refill paper and hand-soap dispensers

o	Clean and sanitize urinals, sinks, toilets, and shower stalls o Polish mirrors and chrome fittings

o	Sweep and damp-mop floors using germicidal solution

o	Spot-clean walls and partitions

o	Dust horizontal and vertical surfaces

Quarterly

o	Machine-scrub restroom floors using germicidal solution
Upon request as extra service

* Daily = Five (5) weekdays a week (except Holidays)

Exhibit I

TENANT OFFICE AREA

Daily

o	Empty trash receptacles; replace liners (as necessary)

o	Remove articles labeled “throw out”

o	Sweep and damp-mop hard surface floors

o	Vacuum carpeted floors

o	Spot-clean carpets with approved spotter

o	Straighten reception areas—neaten magazines, polish glass tables, etc.

Weekly

o	Dust horizontal surfaces—includes, pictures, window sills, tops of cubicles and other surfaces within reach of cleaner.

Bi-Annually

o	Dust heating and A/C diffusers

TENANT KITCHENETTES

Daily

o	Empty trash receptacles; replace liners (as necessary)

o	Clean and sanitize sinks, tables, countertops; wipe dry

o	Sweep and damp-mop floors using germicidal solution

Yearly

o	Strip and refinish VCT tiled floor surfaces using two (2) coats of seal and three (3) coats of finish
Upon request as extra service

* Daily = Five (5) weekdays a week (except Holidays)

Exhibit I

TENANT CONFERENCE ROOMS

Daily

o	Empty trash receptacles; replace liners (as necessary)

o	Remove articles labeled “throw out”

o	Vacuum carpeted area

o	Spot-clean carpets with approved spotter.

o	Spot-clean and sanitize horizontal and vertical surfaces, walls, switch plates, and doors; remove smudges and stains

o	Clean and polish conference table

o	Reposition furniture

Weekly

o	Dust window ledges, sills, doors, door frame, wall hangings, wood trim, baseboards, moldings, ledges, and horizontal and vertical surfaces. Bi-Annually

o	Dust heating and A/C diffusers

* Daily = Five (5) weekdays a week (except Holidays)

RECEIVING AREA

Daily

o	Sweep and mop floors

o	Wash walls and doors

* Daily = Five (5) weekdays a week (except Holidays)

Exhibit I

STAIRS, BACK LOBBY

Daily

o	Damp-mop and vacuum stairs and back entrance floor

o	Clean both sides of glass back door

o	Dust railings and ledges

o	Polish brass

Weekly

o	Dust railings, ledges, fixtures, and fire extinguishers

o	Edge-vacuum carpeted stairs

o	Damp-mop stairwells from top to bottom

* Daily = Five (5) weekdays a week (except Holidays)

Exhibit I

Specialty Services

In addition to your janitorial needs, DCS also offers the following:

o	24-hour emergency cleaning—fire, flood, etc.

o	Anti-static treatment

o	Carpet shampooing

o	Computer room cleaning

o	Facility/office services personnel—day porter/matron service, elevator operators, shipping/receiving, restroom attendants, light fixture porters

o	Furniture cleaning, polishing, restoration

o	Furniture moving

o	Graffiti removal

o	Landscaping

o	Leather upholstery cleaning

o	Light bulb replacement

o	Floor care—marble, tile, wood

o	Metal restoration and maintenance

o	Parking lot maintenance

o	Pest control

o	Power/pressure cleaning—sidewalks, building facades

o	Recycling programs

o	Snow removal

o	Specialty products—mats, cleaning supplies, paper products, etc.

o	Trash removal

o	Upholstery and fabric partition cleaning

o	Window cleaning

Exhibit I

EXHIBIT J to Lease

HVAC SPECIFICATIONS

The leaving air temperature from the AHUs will be 56.5°F with an outside air temperature of 91°F dry bulb and 73°F wet bulb. The interior conditions will be 76°F dry bulb and 50% relative humidity at those summer outside air conditions and 72°F dry bulb at the winder outside air temperature of 8°F dry bulb

Exhibit J

EXHIBIT K to Lease

MANDATORY TENANT LEED DESIGN, CONSTRUCTION AND PERFORMANCE REQUIREMENTS

Section 1A. Mandatory Leadership in Energy and Environmental Design (LEED) Tenant Compliance. Tenant shall adhere to the following design and construction requirements in support of and in compliance with the LEED-CS prerequisites and credits satisfied by the base-building scope of work:

a.   WEc3 Water Use Reduction: All tenants are required to install efficient flush/flow fixtures that do not exceed the flush/flow rates of the base-building fixtures shown below:

Fixture Type	Max Flush/Flow Rate:
Water Closet:	1.28 gpf
Urinal:	0.125 gpf
Lays:	0,5 gpm (metered)
Kitchen Sink:	2.2 gpm
Showers:	1.5 gpm

b.   EAp3 Fundamental Refrigerant Management: Any additional work that is executed by Tenant must adhere to "zero use of chloroffuorocarbon (CFC)-based refrigerants in new base building healing, ventilating, air conditioning and refrigeration (HVAC&R) systems. Small HVAC units (defined as containing less than 0.5 pounds (228 grams) of refrigerant) and other equipment, such as standard refrigerators, small water coolers and any other equipment that contains less than 0.5 pounds (228 grams) of refrigerant, are not considered part of the base building system and are not subject to the requirements of this prerequisite'.

c.   EAcl Optimize Energy Performance/Energy Conservation Measures

Mandatory Tenant Energy Conservation Measures (ECMs): Tenant’s fit up design must comply with the following performance requirements to support and align with the Energy Conservation Measures (ECMs) incorporated in the base-building Core and Shell building systems and building envelope design and the LEED-CS whole building energy model.

Landlord shall supply electricity to the Premises, lighting and, normal office machines at base building standard receptacles should meet a demand requirement not to exceed 5 watts per rentable square foot for lighting and outlets, and Tenant agrees in its use of the Premises (i) not to exceed such requirements, and (ii) that its total connected lighting load it will not exceed the maximum from time to time permitted under applicable governmental regulations.

Lighting Power: Tenants are required to comply with lighting power density (Watts/sf) requirements as per Sections 9.5-9.6 of ASHRAE 90.1-2013.  The applicable LPD requirement for office space type is 0,82 W/SF when using the building Area Method.

Lighting Controls: Office tenants are required to provide the following lighting controls:

Exhibit K

Automatic Lighting Controls: Tenants are required to install lighting controls, including automatic lighting shut-offs, vacancy sensors, and daylighting controls as per Section 9.4 of ASHRAE 90.12013.

Occupancy Sensors on Lighting: Occupancy sensors must be provided for light control in all applicable areas within tenant spaces.

Fan Powered Boxes: The base building systems are designed such that the tenant fit-outs are required to include the installation of fan powered boxes in perimeter spaces.

d.   IEQp1 Minimum Air Quality Performance: Ail mechanical ventilation systems installed by the Tenant must 'meet the minimum requirements of Sections 4 through 7 of ASHRAE Standard 62.1-2007, Ventilation for Acceptable indoor Air Quality. Mechanical ventilation systems must be designed using the ventilation rate procedure or the applicable local code, whichever is more stringent."

e.   lEQp2 Environmental Tobacco Smoke Control (ETS): Tenant is required to 'Prohibit smoking in the building. Prohibit on-property smoking within 25 feet (8 meters) of entries, outdoor air intakes and operable windows. Provide signage to allow smoking in designated areas, prohibit smoking in designated areas or prohibit smoking on the entire property.'

IEQc7.1 Thermal Comfort Design: All tenants are required to, 'design heating ventilation and air conditioning systems and the building envelope to meet the requirements of ASHRAE Standard 55-2004, Thermal Environmental Conditions for Human Occupancy. Demonstrate design compliance in accordance with Section 6.1.1 documentation." Furthermore, tenant spaces such as restaurants or fitness centers that are anticipated to have a time-average metabolic rate above 2.0 MET need to "meet the cooling/humidity temperature set points for spaces with MET levels of 2.0. Time-weighted average metabolic rates should be determined based on guidance in ASHRAE 55-2004, Normative Appendix A"

Exhibit K